Exhibit 10.3

EXECUTION VERSION

Published CUSIP Number: 81663CAD3

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS TERM LOAN AGREEMENT, INCLUDING THE PAYMENT OF THE OBLIGATIONS (AS DEFINED HEREIN), THE PRIORITY OF THE LIENS AND SECURITY INTERESTS SECURING THE OBLIGATIONS, AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS DEFINED HEREIN). IF THERE IS A CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS TERM LOAN CREDIT AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT WILL CONTROL.

TERM LOAN CREDIT AGREEMENT

among

SEMGROUP CORPORATION,

as Borrowers’ Agent and a Borrower,

and

SEMCRUDE, L.P.,

SEMSTREAM, L.P.,

SEMCAMS ULC,

SEMCANADA CRUDE COMPANY, and

SEMGAS, L.P.,

as Borrowers,

and

The Several Lenders

from time to time Parties Hereto,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and as Collateral Agent

Dated as of November 30, 2009

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5.7	No Default	36
5.8	Material Contracts	36
5.9	Ownership of Property; Liens	36
5.10	Intellectual Property	36
5.11	No Burdensome Restrictions	36
5.12	Taxes	36
5.13	[Intentionally Omitted]	37
5.14	ERISA	37
5.15	No Plan Assets	37
5.16	Employee Benefit and Foreign Pension Matters	37
5.17	Investment Company Act; Other Regulations	38
5.18	Subsidiaries	38
5.19	Security Documents	38
5.20	Accuracy and Completeness of Information	39
5.21	Labor Relations	39
5.22	Insurance	39
5.23	Solvency	40
5.24	[Intentionally Omitted]	40
5.25	Environmental Matters	40
5.26	Regulation H	41
5.27	Risk Management Policy	41
5.28	AML Laws	41

SECTION 6.	CONDITIONS PRECEDENT

6.1	Conditions Precedent	42

SECTION 7.	AFFIRMATIVE COVENANTS

7.1	Financial Statements	48
7.2	Certificates; Other Information	50
7.3	Payment of Obligations	51
7.4	Conduct of Business and Maintenance of Existence	51
7.5	Maintenance of Property; Insurance	51
7.6	Inspection of Property; Books and Records; Discussions	51
7.7	Notices	52
7.8	Environmental Laws	53
7.9	[Intentionally Omitted]	53
7.10	Risk Managemen	53
7.11	Collections of Accounts Receivable	53
7.12	Taxes	53
7.13	Additional Collateral; Further Actions	53
7.14	[Intentionally Omitted]	55
7.15	Cash Management	55
7.16	Employment of Chief Financial Officer	56
7.17	Plan Compliance	56

SECTION 8.	NEGATIVE COVENANTS

8.1	Financial Condition Covenants	56

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8.2	Limitation on Indebtedness	58
8.3	Limitation on Liens	58
8.4	Limitation on Fundamental Changes	60
8.5	Restricted Payments	60
8.6	Limitation on Sale of Assets	60
8.7	Limitation on Use of Proceeds from Asset Sales of Unrestricted Subsidiaries	61
8.8	Limitation on Capital Expenditures	61
8.9	Limitation on Investments, Loans and Advances	61
8.10	Limitation on Payments and Modifications of Debt Instruments	62
8.11	Limitation on Transactions with Affiliates	62
8.12	Accounting Changes	62
8.13	Limitation on Negative Pledge Clauses	62
8.14	Limitation on Lines of Business	63
8.15	Governing Documents	63
8.16	Limitation on Modification of Risk Management Policy	63
8.17	Limitation on Sales and Leasebacks	63
8.18	Employee Benefit Plans and Canadian Pension Plans	63

SECTION 9.	EVENTS OF DEFAULT

9.1	Events of Default	64

SECTION 10.	THE AGENTS

10.1	Appointment	66
10.2	Delegation of Duties	67
10.3	Exculpatory Provisions	67
10.4	Reliance by Agents	67
10.5	Notice of Default	67
10.6	Non-Reliance on Agents and Other Lenders	68
10.7	Indemnification	68
10.8	Agent in Its Individual Capacity	68
10.9	Successor Agents	69
10.10	Collateral Matters	70

SECTION 11.	MISCELLANEOUS

11.1	The Borrowers’ Agent	71
11.2	Amendments and Waivers	71
11.3	Notices	72
11.4	No Waiver; Cumulative Remedies	73
11.5	Survival of Representations and Warranties	73
11.6	Release of Collateral and Guarantee Obligations	73
11.7	Payment of Expenses and Taxes	74
11.8	Successors and Assigns; Participations and Assignments	75
11.9	Adjustments; Set-off	77
11.10	Counterparts	78
11.11	Severability	78
11.12	ENTIRE AGREEMENT	78
11.13	GOVERNING LAW	78

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11.14	Submission to Jurisdiction	78
11.15	Acknowledgements	79
11.16	WAIVERS OF JURY TRIAL	79
11.17	Confidentiality	79
11.18	Specified Laws	80
11.19	Certain Matters relating to the Plan of Reorganization and the Canadian Plans of Reorganization	81
11.20	Intercreditor Agreement	81
11.21	Execution of Lender Signature Pages; Lender Contact Information	81

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SCHEDULES

Schedule 1.0	Lenders, Term Loans, and Applicable Lending Offices
Schedule 1.1(A)	[RESERVED]
Schedule 1.1(B)	[RESERVED]
Schedule 1.1(C)	[RESERVED]
Schedule 1.1(D)	Mortgaged Properties
Schedule 1.1(E)	[RESERVED]
Schedule 1.1(F)	[RESERVED]
Schedule 1.1(G)	Initial Loan Parties (other than Borrowers)
Schedule 5.1(c)	Liabilities
Schedule 5.4	Consents and Authorizations
Schedule 5.6	Material Litigation
Schedule 5.8	Material Contracts
Schedule 5.10	Intellectual Property Claims
Schedule 5.18	Subsidiaries
Schedule 5.19	Filing Jurisdictions
Schedule 5.22	Insurance
Schedule 5.25	Environmental Matters
Schedule 6.1(gg)	Existing Indebtedness to be Repaid
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.9	Investments

EXHIBITS

Exhibit A-1	Form of Term Note
Exhibit B-1	Form of New York Security Agreement
Exhibit B-2	Form of Canadian Security Agreement
Exhibit C-1	Form of New York Pledge Agreement
Exhibit C-2	Form of Canadian Pledge Agreement
Exhibit D	Form of Section 4.11 Certificate
Exhibit E	Form of Secretary’s Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	[RESERVED]
Exhibit H	Form of Intercompany Subordination Agreement
Exhibit I	[RESERVED]
Exhibit J-1	Form of Opinion of New York Counsel
Exhibit J-2	Form of Opinion of Oklahoma Counsel
Exhibit J-3	Form of Opinion of Nova Scotia Counsel
Exhibit J-4	Form of Opinion of British Columbia Counsel
Exhibit J-5	Form of Opinion of Alberta Counsel
Exhibit J-6	Form of Opinion of Saskatchewan Counsel
Exhibit J-7	Form of Opinion of Manitoba Counsel
Exhibit J-8	Form of Opinion of Ontario Counsel
Exhibit K	Form of Cash Collateral Documentation for Reinvestment Proceeds
Exhibit L-1	Form of U.S. Mortgage and Security Agreement
Exhibit L-2	Form of Canadian Debenture
Exhibit M	Terms of Subordinated Indebtedness
Exhibit N	[RESERVED]
Exhibit O	Form of Guarantee

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Exhibit P	Form of Compliance Certificate
Exhibit Q	[RESERVED]
Exhibit R	Form of Perfection Certificate
Exhibit S	[RESERVED]
Exhibit T	Form of Borrower’s Certificate
Exhibit U	Form of Intercreditor Agreement

ANNEXES

Annex I	[RESERVED]
Annex II	[RESERVED]
Annex III	Form of Notice of Prepayment

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TERM LOAN CREDIT AGREEMENT

TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of November 30, 2009, among SEMGROUP CORPORATION (“Parent”), a corporation organized under the Laws of Delaware, SEMCRUDE, L.P. (“SemCrude”), a limited partnership organized under the Laws of Delaware, SEMSTREAM, L.P. (“SemStream”), a limited partnership organized under the Laws of Delaware, SEMCAMS ULC (“SemCAMS”), an unlimited company organized under the Laws of Nova Scotia, SEMCANADA CRUDE COMPANY (“SemCanada Company”), an unlimited company organized under the Laws of Nova Scotia, SEMGAS, L.P. (“SemGas” and, together with SemCrude, SemStream, SemCAMS and SemCanada Company, the “Subsidiary Borrowers”; the Subsidiary Borrowers, together with Parent, the “Borrowers”, and each a “Borrower”), a limited partnership organized under the Laws of Oklahoma, the Lenders (as hereinafter defined) and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (together with any successor Administrative Agent appointed pursuant to Section 10.9, in such capacity the “Administrative Agent”) and as collateral agent (together with any successor Collateral Agent appointed pursuant to Section 10.9, in such capacity the “Collateral Agent”).

RECITALS

WHEREAS, on July 22, 2008, SemGroup L.P., SemGas, SemCrude and SemStream and certain of the other Loan Parties filed voluntary petitions in the Bankruptcy Court (as defined below) for relief, and commenced the Chapter 11 Cases (as defined below) under the Bankruptcy Code (as defined below);

WHEREAS, on July 22, 2008, the Canadian Subsidiary Borrowers were granted creditor protection under the CCAA (as defined below) by the Alberta Court (as defined below), which proceedings were consolidated, along with the CCAA proceedings of other affiliated companies, on July 30, 2008;

WHEREAS, SemGas, SemCrude and SemStream and the other Loan Parties that are debtors under the Chapter 11 Cases shall emerge from bankruptcy on the date hereof when the Plan of Reorganization (as defined below), which was confirmed by the Bankruptcy Court on October 28, 2009, is consummated;

WHEREAS, the Canadian Subsidiary Borrowers shall emerge from creditor protection on the date hereof when the Canadian Plans of Reorganization (as defined below), which were sanctioned by the Alberta Court on October 26, 2009, are implemented;

WHEREAS, SemCrude and the Subsidiary Borrowers were parties to that certain Amended and Restated Credit Agreement, dated as of October 18, 2005, among SemCrude, as the US Borrower, SemCAMS, as the Canadian Borrower, certain affiliates thereof, the lenders party thereto from time to time, Bank of America, as administrative agent (the “Prepetition Agent”), and the other parties thereto, and certain other documents executed and delivered in connection therewith, in each case, as amended, modified or supplemented prior to the commencement of the Chapter 11 Cases;

WHEREAS, pursuant to the terms of the Plan of Reorganization, the Prepetition Lenders (as defined below) are receiving, among other things, interests in a term loan facility in the aggregate principal amount of $300,000,000, on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account”: as defined in Section 9-102 of the UCC.

“Account Control Agreements”: with respect to any Deposit Account, Commodity Account or Securities Account, an account control agreement in form and substance reasonably acceptable to the Borrowers’ Agent and the Collateral Agent.

“Account Debtor”: a Person who is obligated to a Borrower under an Account Receivable or Exchange Receivable of such Borrower.

“Account Receivable”: any Account or Payment Intangible.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units of any other Person.

“Adjusted EBITDA”: for any period, Consolidated EBITDA (provided that, in determining Consolidated EBITDA for purposes of this definition, Consolidated Net Income and the other components of Consolidated EBITDA shall be calculated in accordance with GAAP and shall not be adjusted on an Economic Basis) minus non-cash amounts resulting from either SFAS Statement 133 or 145.

“Administrative Agent”: as defined in the introductory paragraph of this Agreement.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or if such Person is not a corporation, similar governing Persons) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: as defined in Section 10.3.

“Agents”: the Administrative Agent and the Collateral Agent, and “Agent” means either or both of them, as the context requires.

“Agreement”: as defined in the preamble hereto.

“Alberta Court”: the Alberta Court of Queens Bench.

“AML Laws”: as defined in Section 5.28(a).

“Applicable Lending Office”: for each Lender, the lending office of such Lender designated on Schedule 1.0 (or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto) (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans are to be maintained.

“Applicable Measurement Period”: with respect to any date prior to the first anniversary of the Closing Date, the period commencing on the Closing Date and ending on such date, and with respect to any date on or after the first anniversary of the Closing Date, the period of twelve (12) consecutive months ended on such date.

“Applicable Risk Management Policy”: (a) until the Comprehensive Risk Management Policy is adopted and approved, the Trading Protocol and (b) thereafter, the Comprehensive Risk Management Policy.

“Approved Capex”: for each Fiscal Year, until the occurrence of the First Lien Trigger Event , the aggregate amount of “Approved Capex” as defined in the Senior Loan Facility from time to time (without regard to allocation among the Loan Parties) and, thereafter, the aggregate amount of “Approved Capex” that was applicable to the Fiscal Year during which the First Lien Trigger Event occurs; provided that the amount of Approved Capex for each Fiscal Year following the occurrence of the First Lien Trigger Event shall be increased by the Approved Capex Rollover Amount for such Fiscal Year.

“Approved Capex Capacity”: with respect to any Fiscal Year, the amount of Approved Capex for such Fiscal Year as determined in the definition of “Approved Capex” minus the amount actually spent by the Loan Parties on Approved Capex during such Fiscal Year, but in no event shall the amount of Approved Capex Capacity be less than zero.

“Approved Capex Rollover Amount”: with respect to any Fiscal Year, the Approved Capex Capacity as of the last day of the immediately preceding Fiscal Year multiplied by fifty (50) percent.

“Approved Fund”: (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate or Subsidiary of such investment advisor.

“Asset Sale”: any conveyance, sale, lease, sub-lease, assignment, transfer or other disposition of property or series of related sales, leases or other dispositions of property (excluding any such sale, lease or other disposition permitted by clauses (a), (b), (c), (d) (other than sales or other dispositions of Investments permitted under Section 8.9(f)), (e) and (f) of Section 8.6 or any other sale, lease, or other disposition, the proceeds of which are specifically earmarked in the Plan of Reorganization or any of the Canadian Plans of Reorganization for distribution to specified creditors) which yields gross proceeds to the Borrowers or any of their Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.

“Assignee”: as defined in Section 11.8(c).

“Assignment and Acceptance”: as defined in Section 11.8(c).

“Assignment of Claims Act”: the Federal Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq.), any similar state or local Laws and any similar Canadian federal, provincial or territorial laws, together with all rules, regulations or interpretations related thereto.

“ASTM”: as defined in Section 7.13(f).

“Bank CLO”: as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate or Subsidiary of such Lender.

“Bank of America”: as defined in the introductory paragraph of this Agreement.

“Bankruptcy Code”: means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute.

“Bankruptcy Court”: means the United States Bankruptcy Court for the District of Delaware.

“Benefited Lender”: as defined in Section 11.9(a).

“Board”: the U.S. Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: as defined in the introductory paragraph of this Agreement.

“Borrowers’ Agent”: as defined in Section 11.1(a).

“Borrower’s Certificate”: as defined in Section 6.1(m).

“Business”: as defined in Section 5.25(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by Law to close.

“Canadian Debenture”: each debenture, substantially in the form of Exhibit L-2, with respect to each Mortgaged Property located in Canada.

“Canadian Plans of Reorganization”: collectively, (i) the plan of arrangement and reorganization for SemCAMS, dated July 24, 2009, as amended, (ii) the plan of arrangement and reorganization for SemCanada Company dated July 24, 2009, as amended, and (iii) the consolidated plan of distribution for SemCanada Energy Company, A.E. Sharp Ltd. and CEG Energy Options, Inc., dated July 24, 2009, as amended, in each case under the CCAA.

“Canadian Plan”: a Canadian Pension Plan or Canadian Benefit Plan.

“Canadian Pension Plan”: any plan, program or arrangement which is considered to be a pension plan for the purposes of any applicable pension benefits standards, or tax, statute and/or regulation in Canada or any province or territory thereof, established, maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of any of its employees who are employed in Canada or former employees, in each case whether written or oral, funded or unfunded, insured or self-insured, reported or unreported, and includes a “registered pension plan” as that term is defined in the Income Tax Act (Canada).

“Canadian Benefit Plan”: any employee benefit plan maintained or contributed to by any Loan Party, including any profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, supplementary unemployment benefit plan or arrangement and any life, health, dental and disability plan or arrangements in which employees who are employed in Canada or former employees of any Loan Party participate or are eligible to participate, in each case whether written or oral, funded or unfunded, insured or self-insured, reported or unreported, but excluding all stock option or stock purchase plans. For greater certainty, the term Canadian Benefit Plan does not include Canadian Pension Plans.

“Canadian Pledge Agreement”: the Alberta Law governed Pledge Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit C-2.

“Canadian Security Agreement”: the Alberta Law governed Security Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit B-2.

“Canadian Subsidiary Borrowers”: SemCAMS and SemCanada Company.

“Capital Expenditures”: for any period with respect to any Person, all expenditures made by such Person during such period that, in accordance with GAAP, should be classified as a capital expenditure.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or limited partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States (or in the case of Loan Parties organized under the Laws of any province of Canada, by Canada), or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of twelve (12) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper, variable rate or auction rate securities, or any other short-term, liquid investment having ratings, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than twelve (12) months after the date of acquisition and (d) obligations of any U.S. state or a division, public instrumentality or taxing authority thereof, having on the date of purchase a rating of at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

“Cash Interest”: as defined in Section 4.2(a).

“Cash Interest Coverage Ratio”: for any period, the ratio of Consolidated EBITDA to Cash Interest Expense for such period.

“Cash Interest Expense”: for any period with respect to the Parent and the other Loan Parties, the sum (without duplication) of (i) the amount of Consolidated Interest Expense used in determining Consolidated Net Income for such period that has been paid in cash, and (ii) letter of credit fees to the extent paid in cash.

“Cash Management Account”: a Deposit Account or Securities Account with a Cash Management Bank.

“Cash Management Bank”: (a) Bank of America and, until the cash management system has been implemented and approved by the Administrative Agent pursuant to Section 7.15(b), Bank of Oklahoma and Bank of Montreal to the extent that any such financial institution is a Lender and maintains a Deposit Account that is subject to an Account Control Agreement, and (b) thereafter, Bank of America.

“Cash Management Services”: cash management, automated cash clearinghouse, treasury management, foreign exchange spot transactions that are not Financial Hedging Agreements, zero balance arrangements, and other similar services.

“Cash Management Services Obligations”: any and all obligations and liabilities of any Loan Party now or at any time hereafter owing to Bank of America with respect to any Cash Management Services.

“CCAA”: the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Parent entitled to vote generally in the election of directors of 35% or more; (b) the board of directors of Parent shall not consist of a majority of Continuing Directors; or (c) Parent shall cease to own and control, of record and beneficially, directly or indirectly, (i) 100% of each class of outstanding Capital Stock of each of its Wholly Owned Subsidiaries free and clear of all Liens, other than Liens permitted pursuant to Section 8.3 and Liens on the Capital Stock of any Unrestricted Subsidiary that is not owned by a Loan Party, (ii) with respect to each of its Subsidiaries which is not a Wholly Owned Subsidiary, the percentage of each class of Capital Stock of such Subsidiary owned by the Parent, directly or indirectly, on the Closing Date or, if acquired later, the date such Subsidiary was acquired by the Parent except for, in each case, (A) any reduction in the ownership percentage of a non-Wholly Owned Subsidiary that occurs pursuant to the terms of its Governing Documents as in effect on the Closing Date (or, if such non-Wholly Owned Subsidiary is acquired later, on the date of its acquisition), (B) the voluntary transfer of the equity interests of Wyckoff in connection with the settlement of a claim, and (C) the foreclosure on the equity interests of Wyckoff.

“Chapter 11 Cases”: means the cases commenced under chapter 11 of the Bankruptcy Code by SemCrude, L.P. and its Subsidiaries in the Bankruptcy Court, which are jointly administered under Case No. 08 11525 (BLS).

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all property and interests in property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the introductory paragraph of this Agreement.

“Commodities”: natural gas, natural gas liquids, crude oil, refined petroleum products (including heating oil, diesel, gasoline, kerosene, jet fuel and propane), and any other product or by-product of any of the foregoing, rights to transmit, transport, store or process any of the foregoing, or any other energy commodities that are of the type which are purchased, sold or otherwise traded in physical, futures, forward or over-the-counter markets and, prior to the First Lien Trigger Event, including (or excluding) any commodities which may be, from time to time, included (or excluded) from the definition of “Eligible Commodities” under and pursuant to the Senior Loan Facility.

“Commodity Account”: as defined in Section 9-102 of the UCC.

“Commodity Contract”: (a) a Physical Commodity Contract, (b) a Futures Contract, (c) any Commodity OTC Agreement or (d) a contract for the storage or transportation of any physical Commodity.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrowers within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrowers and which is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of the Code, Section 414(m) or (o) of the Code.

“Commodity OTC Agreement”: (i) any forward commodity contracts (excluding any Forward Contract which is a Physical Commodity Contract), swaps, options, collars, caps, or floor transactions, in each case based on Commodities and (ii) any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing.

“Compliance Certificate”: as defined in Section 7.2(b).

“Comprehensive Risk Management Policy”: the permanent written credit and risk management policy and practices adopted by the Parent and its Subsidiaries and approved in accordance with the terms of the Exit Facility (as may be modified from time to time in accordance with the terms of the Senior Loan Facility).

“Confidential Information”: as defined in Section 11.17(a).

“Consolidated Current Assets”: as of any date of determination, all assets of the Parent and the other Loan Parties that, in accordance with GAAP adjusted on an Economic Basis, would be classified as current assets on a consolidated balance sheet of Parent and the other Loan Parties; provided, that line fill or tank bottoms in transportation or storage facilities owned by any Borrower shall not be classified as current assets.

“Consolidated Current Liabilities”: as of any date of determination, all liabilities of Parent and the other Loan Parties that, in accordance with GAAP adjusted on an Economic Basis, would be classified as current liabilities on a consolidated balance sheet of Parent and the other Loan Parties; provided that all loans outstanding under the Senior Loan Facility from time-to-time shall be deemed to be Consolidated Current Liabilities.

“Consolidated Debt Service”: for any period with respect to the Parent and the other Loan Parties, the sum (without duplication) of (i) the amounts deducted for the cash portion of Consolidated Interest Expense in determining Consolidated Net Income for such period, (ii) letter of credit fees to the extent paid in cash during such period, and (iii) the amount of scheduled payments of principal of Indebtedness of the Parent and the other Loan Parties paid in cash during such period.

“Consolidated EBITDA”: for any period, Consolidated Net Income of Parent and the other Loan Parties for such period plus to the extent not included in Consolidated Net Income for such period, cash dividends received by the Loan Parties from the Unrestricted Subsidiaries, plus, without duplication and to the extent used in determining such Consolidated Net Income, the sum of:

(a) provisions for income taxes, interest expense, and depreciation and amortization expense;

(b) amounts deducted in respect of other non-cash expenses;

(c) the amount of any aggregate net loss (or minus the amount of any gain) arising from the Disposition of capital assets by such Person and its Subsidiaries; and

(d) extraordinary, unusual or non-recurring losses and charges;

provided that, each of the foregoing shall be calculated in accordance with GAAP adjusted on an Economic Basis; provided, further, that, solely for purposes of calculating the financial covenant set forth in Section 8.1(e) on any measurement date during the first twelve calendar months after the Closing Date, Consolidated EBITDA shall be calculated by multiplying the amount determined pursuant to this definition (excluding this proviso) for the Applicable Measurement Period ended on such measurement date by a fraction, the numerator of which is twelve and the denominator of which is the number of complete calendar months which have elapsed during such Applicable Measurement Period.

“Consolidated Interest Expense”: for any period with respect to the Parent and the other Loan Parties, the amount which, in conformity with GAAP adjusted on an Economic Basis, would be set forth opposite the caption “interest expense” or any like caption (including without limitation, imputed interest included in payments under Financing Leases) on a consolidated income statement of the Parent and the other Loan Parties for such period excluding the amortization of any original issue discount.

“Consolidated Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Liabilities as of such date minus any Subordinated Indebtedness permitted under Section 8.2 to (b) Consolidated Tangible Capital Base of the Loan Parties as of such date.

“Consolidated Net Income”: for any period, the consolidated net income (or deficit) of the Parent and the other Loan Parties for such period (taken as a cumulative whole) determined in accordance with GAAP adjusted on an Economic Basis; provided that, there shall be excluded (a) the income (or deficit) of any Loan Party accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries, (b) any write-up of any fixed asset (other than write-ups as the result of the application of purchase accounting), (c) any net gain from the collection of the proceeds of life insurance policies, and (d) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of Parent or any other Loan Party.

“Consolidated Net Working Capital”: as of any date of determination, (a) Consolidated Current Assets as of such date minus (b) Consolidated Current Liabilities as of such date; provided that, no amount that is included in Consolidated Current Assets due from Subsidiaries or Affiliates (who are not Loan Parties) shall be included in the calculation of Consolidated Net Working Capital, other than amounts due for reimbursement of overhead and taxes in an aggregate amount not to exceed $8,000,000 and which are not prohibited from being paid due to contractual restrictions or otherwise.

“Consolidated Tangible Capital Base”: with respect to any Person and any of its Subsidiaries, as of any date of determination, (a) the shareholders’, members’ or partners’ equity as shown on the consolidated balance sheet of such Person and such Subsidiaries (including investments in joint ventures) plus (b) the aggregate outstanding principal amount of Subordinated Indebtedness as of such date permitted under Section 8.2, minus all goodwill and intangible assets of such Person and such Subsidiaries, determined as of such date, in each of the clauses (a) and (b) above, on a consolidated basis in accordance with GAAP adjusted on an Economic Basis.

“Consolidated Total Liabilities”: as of any date of determination, all liabilities of Parent and the other Loan Parties that, in accordance with GAAP adjusted on an Economic Basis, would be included in determining total liabilities on a consolidated balance sheet of Parent and the other Loan Parties as of such date.

“Continuing Directors”: the directors of the Parent on the Closing Date and each other director of the Parent, if such other director’s nomination for election to the board of directors of the Parent is recommended by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: at any time, any Lender that (a) failed to pay over to the Administrative Agent or any other Lender any amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; or (b) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account”: as defined in Section 9-102 of the UCC.

“Disclosing Party”: as defined in Section 11.17(a).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disregarded Items”: (a) (i) the residual liabilities associated with the consummation and implementation of the Plan of Reorganization and the Canadian Plans of Reorganization, and (ii) the related assets to be used to satisfy such liabilities, and (b) the liability under the Warrants (as defined in the Plan of Reorganization).

“Domestic”: with respect to a Person, that such Person is incorporated or otherwise organized or existing under the Laws of the United States or any political subdivision thereof.

“Economic Basis”: means GAAP adjusted to include, as applicable and to the extent not already included in the calculation of GAAP at such time, (a) the positive Market Value of inventory in respect of transactions that do not qualify for hedging treatment under GAAP and other forward type contracts such as storage and transportation contracts, and (b) the positive or negative Marked-to-Market Value of Forward Contracts, including, but not limited to, forward physical purchase and sales contracts, that do not qualify as derivatives under GAAP, such as storage and transportation; provided that, the preceding clauses (a) and (b) shall be limited to the intrinsic value of the underlying contracts, net of any demand charges, and shall be calculated in a manner consistent with the Reconciliation Summary delivered pursuant to Section 7.1(f) of the Exit Facility for the month of November 2009.

“Employee Benefit Plans”: any benefit plan or arrangements in respect of any employees or past employees operated by any Loan Party or in which any Loan Party participates and which provides benefits on retirement, ill-health or injury, death or voluntary withdrawal from or involuntary termination of employment, including, without limitation, termination indemnity payments, life insurance arrangements and post retirement medical benefit.

“Environmental Laws”: any and all international, European Union, national, federal, state, provincial or local statutes, orders, regulations or other Law or subordinate legislation or common law or guidance notes or regulatory codes of practice, guidelines, circulars and equivalent controls (whether or not having the force of law, but if not, then in respect of which compliance is customary) including judicial interpretation of any of the foregoing concerning the environment or health and safety (including regulating, relating to or imposing liability on standards of conduct concerning Materials of Environmental Concern) which are in existence now or in the future and are binding at any time on any Loan Party in the relevant jurisdiction in which such Loan Party has been or is operating (including by the export of its products or its waste to that jurisdiction).

“Environmental Permits”: any permit, license, registration, consent, approval and other authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Loan Party conducted on or from the properties owned or used by any Loan Party.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ESA”: as defined in Section 7.13(f).

“Event of Default”: any of the events specified in Section 9 for which any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: as to the Parent and the other Loan Parties for each Fiscal Year:

(a) the lesser of Consolidated EBITDA and Adjusted EBITDA for such Fiscal Year; minus

(b) Consolidated Debt Service for such Fiscal Year; minus

(c) the amount of prepayments made with respect to the Senior Loan Facility during such Fiscal Year resulting in a permanent reduction of the commitments thereunder; minus

(d) the amount of Approved Capex actually made and paid in cash during such Fiscal Year by the Loan Parties; minus

(e) cash income taxes paid by the Loan Parties during such Fiscal Year.

“Exchange Receivable”: any right to receive consideration that would be an Account Receivable but for the fact that the consideration to be received by the relevant Borrower consists in whole or in part of the delivery of Commodities.

“Excluded Taxes”: as defined in Section 4.11(e).

“Executive Order”: as defined in Section 5.28(a).

“Exempt CFC”: SemMexico Materials HC S. de R.L. de C.V. and any other “controlled foreign corporation” (as defined in Section 957 of the Code) of which Parent or a Subsidiary of Parent is a “United States shareholder” (within the meaning of Section 951 of the Code) that, if Parent or a Subsidiary of Parent were to pledge 66 2/3 percent or more of its voting stock to the Lenders or the controlled foreign corporation were to guarantee the Obligations hereunder, as the case may be, a deemed dividend would arise under Section 956 of the Code to Parent or a Subsidiary of Parent the effect of which as reasonably demonstrated by Parent to the Administrative Agent would result in a material actual tax payment by the Parent, it being understood that an additional tax payment by Parent of less than $500,000 in any year is not a material tax payment. A controlled foreign corporation shall not be an Exempt CFC for any year unless Parent has reasonably demonstrated its status prior to the Closing Date (for 2009) and before January 1 of each subsequent year.

“Exit Facility”: the Credit Agreement, dated as of the date hereof, among the Borrowers, the several banks and other financial institutions or entities from time to time parties thereto as revolving lenders or as credit-linked lenders, BNP Paribas, a bank organized under the Laws of the Republic of France, as administrative agent and collateral agent, BNP Paribas Securities Corp., Banc of America Securities LLC and Calyon New York Branch, as joint lead arrangers, Bank of America, as syndication agent, and Calyon New York Branch, as documentation agent, as amended, modified or supplemented from time to time in a manner not prohibited under the Intercreditor Agreement.

“Extraordinary Receipt”: any cash received by or paid to or at the direction of any Person other than in the ordinary course of business in respect of tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of Recovery Events, proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds from reinsurance received in the ordinary course of business), indemnity payments, purchase price adjustments received in connection with any purchase agreement (or other similar agreement) and payments in respect of judgments or settlements of claims, litigation or proceedings; provided that, Extraordinary Receipts shall not include (i) cash receipts received from proceeds of indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto so long as such application is commenced within 90 days after the receipt of such proceeds, awards or payments and that any such third party being so reimbursed shall not be a Loan Party or a Subsidiary or Affiliate of a Loan Party and (ii) Plan Currency.

“FERC”: the U.S. Federal Energy Regulatory Commission.

“FERC Contract Collateral”: as defined in the New York Security Agreement.

“Financial Hedging Agreement”: any currency swap, cross-currency rate swap, currency option, interest rate option, interest rate swap, cap or collar agreement or similar arrangement or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing including, without limitation, any derivative relating to interest rate or currency rate risk, in each case which is not a Commodity OTC Agreement.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“First Lien Trigger Event”: all Indebtedness and all other obligations under the Senior Loan Facility shall have been Paid in Full (as defined in the Intercreditor Agreement).

“First Purchaser Lien”: a so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable Laws of the states of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable Law of any such jurisdiction or any other applicable jurisdiction.

“Fiscal Year”: the fiscal year of any Borrower, which consists of a twelve (12) month period beginning on each January 1 and ending on each December 31.

“Forward Contract”: as of any date of determination, a Commodity Contract with a delivery date one day or later after such date of determination.

“Fresh Start Accounting Adjustment”: for purposes of each of the financial covenants set forth in Section 8.1, an adjustment made to each component of the calculation of such financial covenants to eliminate the effects of fresh start accounting thereon; provided, that such adjustments shall be without duplication of the adjustments in the definition of “Economic Basis”.

“Fresh Start Accounting Commencement Date”: the date on which Parent and its Subsidiaries begin to report their financial results utilizing the “fresh start” accounting rules under GAAP.

“Futures Contracts”: contracts for making or taking delivery of Commodities that are traded on a market-recognized commodity exchange, which such contracts meet the specification and delivery requirements of futures contracts on such commodity exchange.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Documents”: with respect to (a) a corporation, its articles or certificate of incorporation, continuance or amalgamation and by-laws, (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement, (c) a limited liability company, its certificate of formation and operating agreement and (d) any other Person, the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee”: the Guarantee to be executed and delivered by the Loan Parties, substantially in the form of Exhibit O.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of a third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Parent in good faith. Guaranteed Obligation shall not include any performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Loan Party or in connection with judgments that do not result in a Default or an Event of Default.

“Guarantors”: any Person executing and delivering the Guarantee, or becoming party to the Guarantee (by supplement or otherwise), pursuant to this Agreement.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases or Synthetic Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities of a third party secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) for the purposes of Section 9.1(e) only, all obligations of such Person in respect of Commodity OTC Agreements and Financial Hedging Agreements. The amount of any Indebtedness under (x) clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien and (y) clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty rather than the notional amount of the applicable Commodity OTC Agreement or Financial Hedging Agreement.

“Indemnified Liabilities”: as defined in Section 11.7.

“Indemnitee”: as defined in Section 11.7.

“Initial Loan Parties”: means each of the Borrowers and the other Persons set forth on Schedule 1.1(G).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 5.10.

“Intercompany Subordinated Indebtedness”: with respect to any Loan Party, Indebtedness owed by such Loan Party to another Loan Party that is subject to a subordination agreement substantially in the form of Exhibit H.

“Intercreditor Agreement”: the Intercreditor and Subordination Agreement, dated as of the date hereof, among the Collateral Agent, the collateral agent under the Exit Facility, and the Loan Parties, substantially in the form attached hereto as Exhibit U.

“Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA divided by (b)(i) cash interest expense of Parent and the other Loan Parties, plus (ii) fees payable in connection with letters of credit issued or outstanding pursuant to the Senior Loan Facility for such period.

“Interest Payment Date”: (i) the last Business Day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2010, (ii) the Maturity Date, and (iii) the date of any repayment or prepayment of principal made in respect of the Term Loans.

“Investment”: any advance, loan, extension of credit or capital contribution to, investment in, or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, any Person.

“Laws”: collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders”: (i) each Person listed on Schedule 1.0, (ii) each Assignee which becomes a Lender pursuant to Section 11.8(c) and (iii) their respective successors.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction in order to perfect any of the foregoing.

“Loan”: as defined in Section 2.1(a).

“Loan Documents”: this Agreement, the Notes, the Perfection Certificate, the Guarantee, the Security Documents, the Intercreditor Agreement, any post-closing letter entered into pursuant to Section 7.13(g), any fee letter or letters entered into among the Borrowers and the Agents in connection with the transactions hereunder, and any other document or instrument executed or delivered at any time in connection with the transactions hereunder, including any other intercreditor or joinder agreement to which any Agent or Secured Party is a party.

“Loan Parties”: the Initial Loan Parties and any other Person that becomes a party to any Loan Document pursuant to Section 7.13.

“Marked-to-Market Value”: with respect to any Commodity Contract on any date:

(a) in the case of a Commodity Contract for the purchase, sale, transfer or exchange of any physical Commodities, the unrealized gain or loss on such Commodity Contract, determined by comparing (i) the amount to be paid or received under such Commodity Contract for such Commodities pursuant to the terms thereof to (ii) the Market Value of such Commodities on such date, and

(b) in the case of any other Commodity Contract, the unrealized gain or loss on such Commodity Contract determined by calculating the amount to be paid or received under such other Commodity Contract pursuant to the terms thereof as if the cash settlement of such other Commodity Contract were to be calculated on such date of determination by reference to the Market Value of the Commodities that are the subject of such other Commodity Contract;

provided, that (i) in the case of any Commodity Contract that is, in whole or in part, an option by its terms, the amount so calculated shall reflect industry standard valuation models approved by the Administrative Agent, (ii) in the case of amounts due under any Forward Contract with a delivery date more than one year from the date of determination, each such amount shall be discounted to present value in a commercially reasonable manner unless otherwise discounted as part of the calculation referred to above and (iii) the Marked-to-Market Value of any Commodities Contract for the storage or transportation of any Physical Commodity shall be limited to its intrinsic value and shall take into account any demand charges associated with such Commodities Contract.

“Market Value”: with respect to a Commodity on any date, the price at which such Commodity could be purchased or sold for delivery on that date or during the applicable period adjusted to reflect the specifications thereof and the location and transportation differential, determined by using prices (a) on the New York Mercantile Exchange, the COMEX, the London Metal Exchange, the New York Board of Trade, the International Petroleum Exchange, the Intercontinental Commodities Exchange, the Chicago Board of Trade, the Chicago Mercantile Exchange or, if a price for any such Commodity (or delivery period or location) is not available on such exchanges, such other markets or exchanges recognized as such in the commodities trading industry, including over-the-counter markets and private quotations, or as published in an independent industry recognized source, in each case reasonably selected by the Borrowers’ Agent, (b) if such a price for any such Commodity is not available in any market or exchange described in clause (a) above, any other exchange or market reasonably selected by the Borrowers’ Agent and reasonably satisfactory to the Administrative Agent on such date or (c) if such a price for any such Commodity is not available in any market or exchange described in clauses (a) or (b) above, such other value determined pursuant to methodology reasonably selected by the Borrowers’ Agent and reasonably satisfactory to the Administrative Agent.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties and/or Parent and its Subsidiaries, respectively, each taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, Collateral Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of this Agreement or any other Loan Document to which it is a party.

“Material Environmental Amount”: $15,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any pollutant, contaminant, dangerous good, hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law or Environmental Permit, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Maturity Date”: the earlier to occur of (a) the date on which the Term Loans become due and payable pursuant to Section 9 and (b) the Termination Date.

“Minimum Consolidated Tangible Capital Base”: (a) from the Closing Date until the Fresh Start Accounting Commencement Date, $700,000,000, and (b) thereafter, a number equal to the greater of (i) $425,000,000 and (ii) 85% of the Consolidated Tangible Capital Base on the Fresh Start Accounting Commencement Date rounded up to the nearest $5,000,000 increment.

“Moody’s”: Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgaged Properties”: each property listed on Schedule 1.1(D) and any other properties as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has been granted a Lien pursuant to one or more U.S. Mortgage and Security Agreements and Canadian Debentures.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Net Cash Proceeds”: with respect to any Disposition of any Property or assets, or the incurrence or issuance of any Indebtedness, or the sale or issuance of any Capital Stock in any Person, or the receipt of any capital contributions, any Extraordinary Receipt or any proceeds from any Recovery Event received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom (a) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions that, in each case, are incurred in connection with such event and are actually paid to or earned by a Person that is not a Subsidiary or Affiliate of any of the Loan Parties or any of their Subsidiaries or Affiliates and (b) the amount of taxes payable by such Person (or, in the case of a Person that is a disregarded entity for U.S. federal income tax purposes, by the owner of such Person, in the case of a Person that is a partnership for U.S. federal income tax purposes, by the owners of such Person, or in the case of a Person that is a member of a consolidated or unitary tax group, by such group, in each case, only to the extent the payor of such taxes is the Parent or a direct or indirect Subsidiary of Parent) in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes, and paid to the applicable taxation authority or other

Governmental Authority on or prior to the filing date of the Parent’s tax return for the tax year during which such Person received such cash; provided that, if, at the time any of the taxes referred to in clause (b) are actually paid or otherwise satisfied, the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Cash Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement.

“New York Pledge Agreement”: the New York Law governed Pledge Agreement to be executed and delivered by each Loan Party, substantially in the form of Exhibit C-1.

“New York Security Agreement”: the New York Law governed Security Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit B-1.

“Non-Excluded Taxes”: as defined in Section 4.11(a).

“Non-Exempt Lender”: as defined in Section 4.11(e).

“Note” and “Notes”: as defined in Section 4.5(e).

“Notice of Prepayment”: as defined in Section 4.6.

“Obligations”: the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, and all other obligations and liabilities of the Loan Parties to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents) or otherwise, and all Cash Management Services Obligations. For the avoidance of doubt, “Obligations” shall not include any obligations to a Lender under a Financial Hedging Agreement.

“OFAC”: as defined in Section 5.28(b)(ii).

“Other Taxes”: as defined in Section 4.11(b).

“Parent”: as defined in the Preamble hereto.

“Participant” and “Participants”: as defined in Section 11.8(b).

“Participation”: as defined in Section 11.8(b).

“Payment Intangible”: as defined in Section 9-102 of the UCC.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate”: the Perfection Certificate to be executed and delivered by the Loan Parties, substantially in the form of Exhibit R.

“Permitted Cash Management Liens”: (a) Liens with respect to (i) all amounts due to a Cash Management Bank, in respect of customary fees and expenses for the routine maintenance and operation of any Cash Management Account maintained with such Cash Management Bank, (ii) the face amount of any checks which have been credited to any Cash Management Account, but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting such Cash Management Account, and (b) any other Liens permitted under the Account Control Agreement for a Cash Management Account.

“Permitted Commodities Liens”: Liens of carriers, warehousemen, operators, mechanics, materialmen and builders, possessory Liens, and any similar Lien arising by operation of law securing obligations to pay or provide consideration for goods or services with respect to Commodities, which obligations are not past due.

“Permitted Dispositions”: as defined in Section 8.6.

“Permitted Refinancing Indebtedness”: as defined in Section 8.2(d).

“Permitted Senior Facility Lien”: any perfected Lien or security interest (or its substantial equivalent under applicable Laws) granted by a Loan Party pursuant to the Senior Loan Facility which is subject to and was created and maintained in compliance with the Intercreditor Agreement.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Physical Commodity Contract”: a contract for the purchase, sale, transfer or exchange of any physical Commodity.

“PIK Interest”: as defined in Section 4.2(d).

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any of the Loan Parties or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Currency”: as defined in the Plan of Reorganization

“Plan of Reorganization”: the Fourth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code for SemCrude, L.P., and its Affiliated Debtors dated October 27, 2009.

“Pledge Agreement”: the New York Pledge Agreement and/or the Canadian Pledge Agreement, as the context requires.

“Pledged Accounts”: all Commodity Accounts, Deposit Accounts and Securities Accounts of any Loan Party.

“Pledged Collateral”: as defined in the New York Pledge Agreement and/or the Canadian Pledge Agreement, as applicable.

“Prepetition Agent”: as defined in the Recitals.

“Prepetition Lenders”: as defined in the Plan of Reorganization.

“Projections”: (a) the annual budget and projections of the cash flow statement, income statement, and the balance sheet of the Parent and its consolidated Subsidiaries in form and substance satisfactory to the Administrative Agent, as updated from time to time pursuant to Section 7.1(h) and (b) the annual budget and projections of the cash flow, profits and losses, and balance sheet of the Loan Parties in form and substance satisfactory to the Administrative Agent, as updated from time to time pursuant to Section 7.1(h).

“Properties”: as defined in Section 5.25(a).

“Reconciliation Summary”: as defined in the Exit Facility.

“Recovery Event”: any settlement of or payment in respect of or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party, with a value in excess of $750,000.

“Register”: as defined in Section 11.8(d).

“Regulation U”: Regulation U of the Board.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by a Borrower or any of its Subsidiaries in connection therewith which are not applied to prepay outstanding Loans pursuant to Section 4.7(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrowers’ Agent has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Person of the Borrowers’ Agent stating that no Event of Default has occurred and is continuing and that a Borrower, another Loan Party or any of their Subsidiaries either (i) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition) to replace, repair or upgrade the assets subject to such Asset Sale or Recovery Event, or (ii) in the case of a Recovery Event, has replaced, repaired or upgraded the asset subject to such Recovery Event prior to such Person’s receipt of the Net Cash Proceeds thereof and the amount expended therefor.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition) to replace, repair or upgrade the assets subject to such Reinvestment Event (including, in the case of a Recovery Event, amounts expended to replace, repair or upgrade the asset subject to such Recovery Event prior to the receipt by the applicable Borrower, other Loan Party or other Subsidiary of the Net Cash Proceeds thereof).

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring ninety (90) days after such Reinvestment Event and (b) the date on which the relevant Borrower or Subsidiary shall have determined not to, or shall have otherwise ceased to, acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition) to replace, repair or upgrade the assets subject to such Reinvestment Event with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.

“Representatives”: as defined in Section 11.17(a).

“Required Lenders”: at any time, Lenders, the Term Loan Percentages of which aggregate more than 50%; provided, that the Loans of any Defaulting Lender and of any Unsigned Lender shall be excluded from the calculation of the Term Loan Percentages in determining the Required Lenders.

“Requirement of Law”: as to any Person, any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Person”: with respect to any Loan Party, the chief executive officer, chief financial officer, president, chairman, senior vice-president, executive vice-president, vice-president of finance or treasurer of such Loan Party.

“Restricted Payments”: as defined in Section 8.5.

“Restricted Subsidiaries”: all of the direct or indirect Subsidiaries of Parent, other than the Unrestricted Subsidiaries.

“S&P”: Standard and Poor’s Ratings Group, or any successor to its rating agency business.

“Section 4.11 Certificate”: as defined in Section 4.11(e).

“Secured Parties”: the Lenders, any Cash Management Bank that is a Lender, the Agents and their respective successors, endorsees, transferees and assigns.

“Securities Account”: as defined in Section 8-501 of the UCC.

“Security Documents”: the collective reference to the Account Control Agreements, the New York Pledge Agreement, the Canadian Pledge Agreement, the New York Security Agreement, the Canadian Security Agreement, the U.S. Mortgage and Security Agreements, the Canadian Debentures, the Intercreditor Agreement and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

“SemCAMS”: as defined in the preamble hereto.

“SemCanada Company”: as defined in the preamble hereto.

“SemCrude”: as defined in the preamble hereto.

“SemCrude Pipeline”: means SemCrude Pipeline, LLC, a Delaware limited liability company.

“SemEuro”: SemEuro Limited, a United Kingdom limited company.

“SemEuro Financing”: that certain £25,000,000 Senior Term Facility Agreement, dated 30 November 2009, between SemLogistics, BNP Paribas in its capacity as Facility Agent and Mandated Lead Arranger, and the Original Lenders (as defined therein).

“SemGas”: as defined in the preamble hereto.

“SemGroup Europe”: SemGroup Europe Holding, L.L.C.

“SemLogistics”: means SemLogistics Milford Haven Limited, a United Kingdom limited company.

“SemMexico”: SemMexico, LLC, an Oklahoma limited liability company.

“SemStream”: as defined in the preamble hereto.

“SemStream AZ”: SemStream Arizona Propane, L.P.

“Senior Loan Facility”: the Exit Facility, and any replacement financing, to the extent permitted under the Intercreditor Agreement, in each case, as amended, modified, supplemented, refinanced or replaced from time to time in a manner not prohibited by the Intercreditor Agreement.

“SFAS”: a formal statement of financial accounting standards issued by the Financial Accounting Standards Board.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person organized under the Laws of Canada or any province or other political subdivision thereof, that (i) such Person is not for any reason unable to meet its obligations as they generally become due, (ii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due and (iii) the aggregate property of such Person is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due.

“Specified Laws”: (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

“Subordinated Indebtedness”: any unsecured Indebtedness of any Loan Party (other than Intercompany Subordinated Indebtedness): (i) the payment of the principal of and interest on which and other obligations of such Loan Party in respect thereof are subordinated to the prior payment in full of the principal of and interest (including by its terms post petition interest) on the Loans and all other obligations and liabilities of the Borrowers to the Agents and the Lenders under the Loan Documents substantially as provided in a Subordination Agreement or otherwise on terms and conditions approved in writing by the Administrative Agent; (ii) any portion which is guaranteed by any Loan Party and all Guarantee Obligations in respect of such guarantee of such subordinated Indebtedness are subordinated to the Guarantee and all other obligations and liabilities of such Person to the Agents and the Lenders under the Loan Documents in the manner and to the extent such subordinated Indebtedness is subordinated to the Loans and all other obligations and liabilities of the Borrowers to the Agents and the Lenders under the Loan Documents under subclause (i) of this definition; (iii) such Indebtedness shall not have a maturity date earlier than six (6) months after the Termination Date; (iv) mandatory prepayments of such Indebtedness shall not be permitted earlier than six (6) months after the Termination Date (except for customary covenants relating to changes of control or the sale of assets); and (v) the terms of such Indebtedness, including without limitation, the representations and warranties, covenants and events of default, shall not be more restrictive than the terms of this Agreement and the other Loan Documents and shall in no event include any financial covenants.

“Subordination Agreement”: with respect to any Subordinated Indebtedness, an agreement having subordination or related provisions substantially similar to those terms set forth in Exhibit M.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Borrowers”: as defined in the preamble hereto.

“Synthetic Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are treated as an operating lease for financial accounting purposes and a financing lease for tax purposes, in accordance with GAAP.

“Taxes”: as defined in Section 4.11(a).

“Term Loans”: as defined in Section 2.1(a).

“Term Loan Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Loan then constitutes of the aggregate principal amount of Term Loans of all Lenders.

“Termination Date”: November 30, 2016, or, if such date is not a Business Day, the next preceding Business Day.

“Title Insurance Company”: as defined in Section 6.1(cc).

“Total Net Funded Debt”: at any time, the aggregate outstanding Indebtedness of the Loan Parties (excluding any Subordinated Indebtedness permitted under Section 8.2) less the aggregate amount of cash in excess of $15,000,000 held in any Deposit Accounts and/or Securities Accounts that are subject to Account Control Agreements.

“Trading Business”: with respect to each Lender, the day-to-day activities of such Lender or a division, Subsidiary or Affiliate of such Lender relating to the proprietary purchase, sale, hedging and/or trading of commodities, including, without limitation, Commodities, and any related derivative transactions.

“Trading Protocol”: the trading protocol of the Parent and its Subsidiaries approved in accordance with the Exit Facility establishing, among other things, stop loss, net position limits, basis risk limits and counterparty credit processes for the Parent and its Subsidiaries both as a whole and individually (including, for the avoidance of doubt, both Restricted Subsidiaries and Unrestricted Subsidiaries, to the extent applicable), as in effect as of the date hereof (and as may be modified from time to time in accordance with the terms of the Senior Loan Facility).

“Transfer Restrictions”: rights of first refusal in favor of third parties, restrictions on transfer imposed by Requirements of Law, contractual restrictions on transfer by third parties, and restrictions on transfer by Governmental Authority under Requirements of Law.

“Transferee”: as defined in Section 11.8(f).

“UCC”: the Uniform Commercial Code of the State of New York as in effect from time to time.

“United States Dollars” and “$”: dollars in lawful currency of the United States of America.

“Unrestricted Subsidiaries”: collectively, SemEuro, SemLogistics, SemMexico, Wyckoff, White Cliffs, SemCrude Pipeline, Woodford, SemStream AZ, any Exempt CFC, any of their respective Subsidiaries and each other Subsidiary that is an “Unrestricted Subsidiary” under the Senior Loan Facility; provided that each of SemEuro, White Cliffs and SemCrude Pipeline shall cease to be an Unrestricted Subsidiary at such time when its respective Unrestricted Subsidiary Facility, and any refinancing thereof, has been terminated and all amounts owed thereunder have been repaid in full.

“Unrestricted Subsidiary Facilities”: (a) the White Cliffs Facility and (b) the SemEuro Financing.

“Unsigned Lender”: a Person who is a Lender as of the Closing Date but has not delivered to the Administrative Agent a signature page to this Agreement duly executed by an authorized officer of such Lender.

“USA PATRIOT Act”: as defined in Section 5.28(a).

“U.S. Mortgage and Security Agreements”: each U.S. Mortgage and Security Agreement and deed of trust, substantially in the form of Exhibit L-1, with respect to each of the Mortgaged Properties located in the United States.

“White Cliffs”: means White Cliffs Pipeline, L.L.C., a Delaware limited liability company.

“White Cliffs Facility”: means that certain Credit Agreement, dated as of November 30, 2009, among SemCrude Pipeline, the lenders parties thereto and General Electric Capital Corporation as administrative agent.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Woodford”: Woodford Midstream LLC, a Delaware limited liability company.

“Wyckoff”: Wyckoff Gas Storage Company, LLC, a Delaware limited liability company.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrowers and their Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Unless otherwise expressly provided herein, (i) references to Governing Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, waivers, supplements and other modifications thereto, and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.3 Rounding. Any financial ratios required to be maintained by Parent and its Subsidiaries and/or the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2. AMOUNT AND TERMS OF THE LOANS

2.1 Term Loans.

(a) Subject to the terms and conditions hereof and in accordance with the Plan of Reorganization, on the Closing Date each Lender is deemed to have made a term loan (the “Term Loans” or “Loans”) to the Borrowers in the amount set forth opposite such Lender’s name on Schedule 1.0 under the caption “Term Loans”. As of the Closing Date, the aggregate principal amount of the Term Loans is $300,000,000. Any principal amount of the Term Loans repaid or prepaid may not be reborrowed. All PIK Interest shall be deemed added to the outstanding principal amount of the Term Loan of each Lender in accordance with Section 4.2(d).

(b) Loans are denominated in United States Dollars.

SECTION 3. [INTENTIONALLY OMITTED]

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1 [Intentionally Omitted].

4.2 Interest Rates and Payment Dates.

(a) Interest for the period commencing on the Closing Date and ending on December 31, 2011, shall be payable, at the Borrowers’ option, (i) in cash at a rate per annum equal to nine percent (9%) (“Cash Interest”) or (ii) in PIK Interest (as defined below) at a rate per annum equal to eleven percent (11%), and, commencing January 1, 2012, shall be payable as Cash Interest. Notwithstanding the foregoing, on any Interest Payment Date, to the extent the Borrowers are prohibited by the Intercreditor Agreement from paying all or any portion of the interest on the Loans as Cash Interest, such interest shall be payable as PIK Interest. The Borrowers’ Agent shall deliver written notice to the Administrative Agent at least five (5) Business Days prior to each Interest Payment Date setting forth a calculation of the amount of interest that will be paid as Cash Interest and the amount of interest that will be paid as PIK Interest on such Interest Payment Date and shall include a calculation showing what portion of the interest payment is permitted to be made as Cash Interest under the terms of the Intercreditor Agreement. The Administrative Agent shall have the right to review and adjust any such calculations.

(b) Notwithstanding anything in this Section 4.2 to the contrary, on each Interest Payment Date following the fifth anniversary of the Closing Date, there shall be payable as Cash Interest an amount of previously accumulated PIK Interest sufficient to ensure that the Term Loans are not classified as “applicable high yield discount obligations” under Section 163(i) of the Code.

(c) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.2 plus 2.00%, and (y) in the case of any interest payable on any Loan or any fee or other amount payable hereunder, such amount shall bear interest at a rate per annum equal to the Cash Interest plus 2.00%, in each case, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date or with respect to interest payable pursuant to Section 4.2(c), on demand. On any Interest Payment Date on which the Borrowers have elected or are required to pay PIK Interest, interest on that portion of the Loans that is not being paid as Cash Interest will be paid by adding an amount equal to such unpaid interest to the principal amount of the Term Loans (interest so paid, “PIK Interest”). All PIK Interest shall be deemed added to the outstanding principal amount of the Term Loans as of the applicable Interest Payment Date, and the Term Loans shall bear interest on such increased principal amount from and after such Interest Payment Date. Unless the context otherwise requires, the principal amount of the Loans at any time will include all interest that has heretofore been added to the principal thereon.

(e) Notwithstanding the foregoing, if any provision of this Agreement or any agreement related hereto could obligate any Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which could be prohibited by Law or could result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as could not be so prohibited by Law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which could constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Party shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Loan Party. Any amount or rate of interest referred to in this Section 4.2(e) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan or other Obligation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date such interest first began to accrue and ending on the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination. If any court of competent jurisdiction determines that adjustments contemplated by this Section are required to comply with the Criminal Code (Canada), the Lender has the option of requiring the Loan Party to prepay the Loans on such dates as such Lender may require or to extend the Termination Date and revise the repayment amounts so that repayment of the Loans, together with interest, takes place over a longer period of time in compliance with the Criminal Code (Canada).

4.3 [Intentionally Omitted].

4.4 [Intentionally Omitted].

4.5 Repayment of Loans; Evidence of Debt.

(a) Each Borrower, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the then-unpaid principal amount of the Term Loans on the Maturity Date. Each Borrower, jointly and severally, hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.2.

(b) Each Lender shall maintain in accordance with its usual practice a record or records setting forth all of the indebtedness of the Borrowers to such Lender with respect to the Term Loans of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent on behalf of the Borrowers, shall maintain the Register required by Section 11.8(d), and shall include a subaccount therein for each Lender, in which it shall record, (i) the amount of each Term Loan and a copy of the Note, if any, evidencing such Term Loan, (ii) the amount of any principal or interest or fee, if any, due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d) The entries made in the Register and the records of each Lender maintained pursuant to Section 4.5(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Term Loans of such Lender in accordance with the terms of this Agreement.

(e) Each of the Borrowers agrees that, upon the request to the Administrative Agent by any Lender, each of the Borrowers will execute and deliver to such Lender a promissory note evidencing the Term Loan of such Lender, substantially in the form of Exhibit A, with appropriate insertions as to date and principal amount (individually a “Note” and, collectively, the “Notes”).

4.6 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon notice by the Borrowers’ Agent in the form attached hereto as Annex III (the “Notice of Prepayment”) delivered to the Administrative Agent no later than 12:00 p.m. (New York City time) one (1) Business Day prior to the proposed prepayment date, which notice shall specify the date and amount of prepayment; provided that, if the Borrowers’ Agent on behalf of the Borrowers revokes any notice of prepayment previously delivered pursuant to this Section 4.6, the Borrowers shall also pay any amounts owing pursuant to Section 4.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.14. Partial prepayments pursuant to this Section 4.6 shall be in an aggregate principal amount of $2,500,000 or a whole multiple thereof.

4.7 Mandatory Prepayments.

(a) To the extent permitted by the Intercreditor Agreement, on the third anniversary of the Closing Date, and on each anniversary of the Closing Date thereafter, the Borrowers shall prepay outstanding Term Loans in an amount equal to 50% of the Excess Cash Flow for the immediately preceding Fiscal Year.

(b) [Intentionally Omitted].

(c) To the extent permitted by the Intercreditor Agreement, if on any date the Parent or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be immediately applied to prepay outstanding Term Loans; provided that (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any Fiscal Year of the Parent, (ii) any Net Cash Proceeds that are excluded from the foregoing requirement pursuant to a Reinvestment Notice shall be pledged and deposited, prior to the occurrence of a First Lien Trigger Event, in accordance with the terms of the Senior Loan Facility, and thereafter with the Collateral Agent as collateral pursuant to documentation substantially in the form of Exhibit K until such Net Cash Proceeds are applied in accordance with the Reinvestment Notice or pursuant to clause (iii) below, and (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to prepay outstanding Term Loans; provided further, that the Borrowers shall not be required to make any prepayment from the Net Cash Proceeds of any Asset Sale of an Unrestricted Subsidiary if the terms of any Indebtedness of such Unrestricted Subsidiary would require such Net Cash Proceeds to be applied to the repayment of such Indebtedness or contains covenant restrictions that would prevent such prepayment.

(d) To the extent permitted by the Intercreditor Agreement, if on any date any Loan Party shall receive Net Cash Proceeds from (i) any incurrence of Indebtedness by any Loan Party, other than Indebtedness permitted pursuant to Section 8.2, (ii) any sale or issuance of Capital Stock or receipt of any capital contribution by any Loan Party (other than from another Loan Party), or (iii) Extraordinary Receipts, then the Borrowers shall immediately prepay outstanding Term Loans, in the amount of 100% of such Net Cash Proceeds.

(e) [Intentionally omitted].

(f) [Intentionally omitted].

(g) The Borrowers’ Agent shall notify the Administrative Agent by written notice of any prepayment hereunder not later than 12:00 p.m. (New York City time) one (1) Business Day before the date of the prepayment. Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the required amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment shall be applied ratably to the Loans and otherwise in accordance with this Section 4.7(g). Prepayments shall be accompanied by accrued interest to the extent required by Section 4.2 and permitted by the Intercreditor Agreement.

(h) Any prepayment of Loans pursuant to this Section 4.7, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 4.9.

4.8 Computation of Interest and Fees.

(a) All fees and interest shall be calculated on the basis of a 365/366-day year, as the case may be, for the actual days elapsed.

(b) Each determination by the Administrative Agent of the amount of interest payable pursuant to Section 4.2 shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

(c) For the purposes of the Interest Act (Canada), any rate of interest made payable under the terms of this Agreement or any other Loan Document at a rate or percentage (the “Contract Rate”) for any period that is less than a consecutive 12 month period, such as a 360 or 365 day basis (the “Contract Rate Basis”), is equivalent to the yearly rate or percentage of interest determined by multiplying the Contract Rate by a fraction, the numerator of which is the number of days in the consecutive 12 month period commencing on the date such equivalent rate or percentage is being determined and the denominator of which is the number of days in the Contract Rate Basis.

4.9 Pro Rata Treatment and Payments.

(a) Other than as expressly set forth herein, each payment (including each prepayment) by the Borrowers on account of principal of and interest and fees on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(b) Other than as expressly set forth herein, all payments (including prepayments) to be made by the Borrowers hereunder on account of principal of Loans shall be accompanied by a payment in an amount equal to all accrued and unpaid interest on such Loans. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. (New York City time) on the due date thereof to the Administrative Agent, for the account of the Lenders, in each case at the Administrative Agent’s office specified in Section 11.3 in United States Dollars and in immediately available funds. Subject to Section 11.21, the Administrative Agent shall distribute such payments to the Lenders, in each case promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment obligation shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then-applicable rate during such extension.

(c) [Intentionally Omitted].

(d) Subject to Section 4.18, the application of any payment of Loans (including optional and mandatory prepayments), along with the application of any proceeds obtained upon the exercise of remedies by the Agents hereunder or under any Loan Document, shall be made to each Lender based upon its Term Loan Percentage. To the extent permitted by the Intercreditor Agreement, each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

4.10 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or Agent with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof does or shall subject any Lender or Agent to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any other Loan Document or any Note, or change the basis of taxation of payments to such Lender or Agent in respect thereof (except for Non-Excluded Taxes covered by Section 4.11 and changes in the rate of tax on the overall net income of such Lender or Agent); then, in any such case, the Borrowers shall promptly, after the Borrowers’ Agent receives notice as specified in clause (c) of this Section 4.10, pay such Lender or Agent such additional amount or amounts as will compensate such Lender or Agent for such increased cost or reduced amount receivable plus any Taxes thereon.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction plus any Taxes thereon.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall promptly notify the Borrowers’ Agent (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender to the Borrowers’ Agent (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11 Taxes.

(a) Any and all payments by each Loan Party under or in respect of this Agreement or any other Loan Documents to which such Loan Party is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required under any Requirement of Law. If any Loan Party or Agent shall be required under any Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to any Agent or Lender (including for purposes of this Section 4.11 and Section 4.10 any assignee, successor or participant or any beneficial owner of any Lender (including any indirect beneficial owner)), (i) such Loan Party or Agent shall make all such deductions and withholdings in respect of Taxes, (ii) such Loan Party or Agent shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any Requirement of Law, and (iii) each Loan Party with respect to whose payments were the subject of Taxes or, otherwise, all Loan Parties (without duplication) shall pay an additional amount to the applicable Lender or Agent, as the case may be, as may be necessary so that after such Loan Party or Agent has or have made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 4.11), such Lender or Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Lender, Taxes that are imposed on its income (including branch profit taxes, franchise taxes and similar taxes imposed in lieu thereof) by the jurisdiction under the Laws of which such Lender is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement, the Notes or any of the other Loan Documents (in which case such Taxes will be treated as Non-Excluded Taxes). Any Taxes imposed by any jurisdiction on an Agent shall be treated as Non-Excluded Taxes. For the avoidance of doubt, if a Lender is subject to a Tax imposed on its income (including branch profit taxes, franchise taxes and similar taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Lender is organized or of its applicable lending office, or any political subdivision thereof, immediately prior to entering into this Agreement, such Tax is not a “Non-Excluded Tax” pursuant to the “unless” clause of the second preceding sentence with respect to such Lender.

(b) In addition, each Loan Party hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c) Each Loan Party hereby agrees to indemnify each Lender and Agent for, and to hold each harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.11 imposed on or paid by such Lender or Agent, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Loan Parties provided for in this

Section 4.11(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Loan Party under the indemnity set forth in this Section 4.11(c) shall be paid promptly on demand.

(d) Within thirty (30) days after the date of any payment of Taxes, the applicable Loan Party (or any Person making such payment on behalf of the Loan Parties) shall furnish to the applicable Lender and/or Agent for its own account a certified copy of the original official receipt evidencing payment thereof or, if such a receipt is not provided upon request by the applicable tax authority, other evidence of payment reasonably satisfactory to the applicable Person.

(e) For purposes of this Section 4.11(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code. Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the Laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”) shall deliver or cause to be delivered to the Borrowers’ Agent the following properly completed and duly executed documents:

(i) in the case of a Non-Exempt Lender that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii) in the case of a Non-Exempt Lender that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit D (a “Section 4.11 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii) in the case of a Non-Exempt Lender that is organized under the Laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv) in the case of a Non-Exempt Lender that (x) is not organized under the Laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 4.11 Certificate; or

(v) in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the Laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 4.11(e) if each such beneficial owner were a Lender; provided, however, that no such documents will be required with respect to a beneficial owner to the extent that the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S.

Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, as determined by the Borrowers’ Agent in its sole discretion, provided, however, that Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi) in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section 4.11(e) if such beneficial owner were the Lender; or

(vii) in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by such person pursuant to this Section 4.11(e) if each such person were a Lender.

If the Lender provides a form pursuant to clause (i)(x) and the form provided by the Lender at the time such Lender first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, the Lender transferor was entitled to indemnification or additional amounts under this Section 4.11, then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and, without duplication of amounts, the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f) For any period with respect to which Lender has failed to provide Borrowers’ Agent with the appropriate form, certificate or other document described in Section 4.11(e), if required, (other than (i) if such failure is due to a change in any Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by such Lender or (ii) if it is legally inadvisable or otherwise commercially disadvantageous for such Lender to deliver such form, certificate or other document), such Lender shall not be entitled to indemnification or additional amounts under Section 4.11(a) or (c) with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall take such steps as such Lender shall reasonably request, to assist such Lender in recovering such Non-Excluded Taxes. It shall not be considered legally inadvisable or otherwise commercially disadvantageous for a Lender to provide any information on a form, certificate or other document to the extent that such information is required to be included on any U.S. Internal Revenue Service Form W-8 or W-9 referenced in Section 4.11(e) as of the date hereof.

(g) Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 4.11 shall survive the termination of this Agreement and the other Loan Documents. Nothing contained in Section 4.10 or this Section 4.11 shall require any Agent or Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

4.12 Lending Offices. Loans held by any Lender shall be held and maintained at such Lender’s Applicable Lending Office.

4.13 [Intentionally Omitted].

4.14 Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any actual loss or expense which such Lender may sustain or incur as a consequence of default by the Borrowers in making any prepayment after the Borrowers’ Agent has given a notice thereof in accordance with the provisions of this Agreement. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.15 [Intentionally Omitted].

4.16 [Intentionally Omitted].

4.17 Replacement of Lenders. If (a) any Borrower is required to pay any additional amount to or indemnify any Lender pursuant to Section 4.11 and such Lender has declined to designate a different Applicable Lending Office, (b) any Lender becomes a Defaulting Lender, or (c) any Lender has failed to consent to a proposed amendment, waiver or other modification that, pursuant to the terms of Section 11.2, requires the consent of all the Lenders, or all affected Lenders, and with respect to which the Required Lenders shall have granted their consent, then, in each case, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers’ Agent may, at its sole cost and expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and obligations contained in Section 11.8), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.10 and 4.11) and obligations under this Agreement and the other Loan Documents (or all of its interests, rights and obligations in respect of the Loans that are the subject of the related amendment, waiver or other modification) to an assignee that shall assume such obligations and become a Lender pursuant to the terms of this Agreement and the other Loan Documents; provided that, the transferring Lender shall have received payment of an amount equal to (i) the outstanding principal of its Loans, accrued interest thereon, and accrued fees payable to it hereunder, from the Assignee and (ii) any additional amounts (including indemnity payments) payable to it hereunder from the Borrowers; provided further that, if, upon such demand by the Borrowers’ Agent, such Lender elects to waive its request for additional compensation pursuant to Section 4.10 or 4.11 with respect to the events that gave rise to Borrowers’ Agent’s demand for such Lender’s replacement, or consents to the proposed amendment, waiver or other modification, the demand by the Borrowers’ Agent for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in this Section 4.17 shall affect or postpone any of the rights of any Lender or any of the Obligations of the Borrowers under any of the foregoing provisions of Section 4.10 or 4.11 in any manner. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 4.17.

4.18 Defaulting Lender. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender:

(a) [Intentionally Omitted].

(b) If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Term Loan which results in its Term Loan being less than its Term Loan Percentage of the aggregate principal amount of all Term Loans prior to the receipt of such payment, then payments (including principal, interest and fees) to such Defaulting Lender will be suspended until such time as all amounts due and owing to the Lenders has been equalized in accordance with each of the Lenders’ respective Term Loan Percentages of the aggregate principal amount of all Term Loans.

(c) [Intentionally Omitted].

(d) After acceleration or maturity of the Obligations, all principal will be paid ratably as provided in Section 4.9(d).

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrowers and the Borrowers’ Agent hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

5.1 Financial Condition.

(a) Each of the financial statements delivered pursuant to Section 7.1 (other than the Projections) are complete and correct and present fairly in all material respects the financial condition of the Persons covered by such financial statements as at such date, and have been prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).

(a) The Projections have been prepared in good faith under the direction of a Responsible Person of the Borrowers’ Agent. The Projections were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b) Except as set forth on Schedule 5.1(c) hereto, none of the Borrowers nor any of their respective consolidated Subsidiaries had, at the date of the most recent balance sheet referred to in Section 5.1(a), any material Guarantee Obligation, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.

5.2 No Change. Since September 25, 2009, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Existence; Compliance with Law. Each of the Loan Parties (a) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the corporate (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Each of the Loan Parties has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate (or analogous) action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Except for (a) the filing of Form UCC financing statements and equivalent filings for foreign jurisdictions, (b) the filings or other actions listed on Schedule 5.4 (and including, without limitation, such other authorizations, approvals, registrations, actions, notices, or filings as have already been obtained, made or taken and are in full force and effect), and (c) Transfer Restrictions usual and customary to the oil and gas industry, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, including without limitation the FERC, to which a Borrower or other Loan Party is subject, is required in connection with the Loans or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which each Loan Party is a party or the validity, effect or perfection of any Lien created thereby; provided that, approval by the FERC may be required for the transfer of direct or indirect ownership or control of FERC Contract Collateral and approval by one or more Governmental Authorities in Canada may be required for the transfer of direct or indirect ownership or control of Collateral located in, or governed by the Laws of, Canada or any political subdivision thereof; provided further, that, no approval of the FERC is required for the granting of the security interest in the FERC Contract Collateral to the Collateral Agent pursuant to the Security Documents. As of the Closing Date, the only contracts comprising FERC Contract Collateral of the Borrowers and their Subsidiaries as to which further consent of the FERC may be required in connection with the exercise of remedies by the Collateral Agent under the Loan Documents are contracts for the transportation of certain Commodities. This Agreement has been, and each other Loan Document to which a Loan Party is a party will be, duly executed and delivered on behalf of the Loan Parties party thereto. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which any of the Loan Parties is a party (i) will not violate any Requirement of Law, including any rules or regulations promulgated by the FERC, in each case to the extent applicable to or binding upon such Loan Party or its Properties, (ii) will not violate a material Contractual Obligation of any of the Loan Parties, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Collateral Agent and Liens permitted by Section 8.3).

5.6 No Material Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, (b) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of any of the Loan Documents in which the litigation, investigation or proceeding is material and has a reasonable basis in fact, or (c) which could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. No Loan Party is in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Material Contracts. Set forth on Schedule 5.8 is a list of each contract of a Loan Party that is material to the business, operations or assets of such Loan Party, and neither such Loan Party nor the counterparty thereof is in default thereunder in any respect which could reasonably be expected to have a Material Adverse Effect.

5.9 Ownership of Property; Liens. Except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, except for Transfer Restrictions and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, each Loan Party has good and defensible title in fee simple to, or a valid leasehold interest in, all its real property, and title to, or a leasehold interest in, all its other property, whether held jointly with others, or otherwise, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.10 Intellectual Property. Each Loan Party owns, is licensed to use or otherwise has the right to access and use, all material trademarks, tradenames, copyrights, patents, technology, know-how and processes (the “Intellectual Property”) necessary for the conduct of its business as currently conducted (collectively, the “Loan Party Intellectual Property”) except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.10, no claim has been asserted nor is pending by any Person challenging or questioning the use by any Loan Party of the Loan Party Intellectual Property or the validity or effectiveness of any Loan Party Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except any claim that could not reasonably be expected to have a Material Adverse Effect. The use of such Loan Party Intellectual Property by the Loan Parties does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.11 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Loan Party has or could reasonably be expected to have a Material Adverse Effect.

5.12 Taxes.

(a) Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all income, franchise and other material Tax returns required to be filed by it and has timely paid all income, franchise and other material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party or Subsidiary).

(a) There are no Liens for Taxes and no claim is being asserted with respect to Taxes, except for statutory liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of any Loan Party.

5.13 [Intentionally Omitted].

5.14 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan which could reasonably be expected to have a Material Adverse Effect. Each Plan (other than a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA and the Code except for non-compliance which could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred (other than a termination described in Section 4041(b) of ERISA with respect to which no Loan Party has incurred any liability (i) to the PBGC or (ii) in excess of $5,000,000), and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Except to the extent that any such excess could not have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $5,000,000. Neither a Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and, to the knowledge of the Loan Parties, none of the Loan Parties would become subject to any material liability under ERISA if any Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Loan Parties, no such Multiemployer Plan is in Reorganization or Insolvent. Except to the extent that any such excess could not have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of each Loan Party and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of the Loan Parties does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an annual amount in excess of $5,000,000.

5.15 No Plan Assets. None of the assets of any Loan Party constitutes “plan assets” for purposes of Section 406 of ERISA and/or Section 4975 of the Code, or for purposes of any other applicable statute, regulation or other rule which is materially similar to Section 406 of ERISA or Section 4975 of the Code, and the Borrowers’ Agent shall provide notice to the Administrative Agent in the event that the Borrowers’ Agent is aware that any Loan Party is in breach of this representation and warranty or is aware that with the passing of time, giving of notice or expiration of any applicable grace period it will be in breach of this representation and warranty.

5.16 Employee Benefit and Foreign Pension Matters.

(a) Each Canadian Plan is in compliance in all material respects with all Laws applicable to such Canadian Plan, and each Loan Party has complied with and performed all of its obligations in all material respects in respect of each Canadian Plan under the terms thereof, any funding agreements and, in the case of a Canadian Pension Plan, all applicable pension benefits standards Laws, (including any funding investment and administration obligations), except to the extent that any such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b) There has been no withdrawal or transfer of assets from the funding arrangements of a Canadian Plan (other than payments of benefits to eligible beneficiaries, payments on termination or transfer of employment of an individual employee and payment of reasonable expenses, all to the extent permitted by such Canadian Plan and the associated Requirements of Law applicable to such Canadian Plan), and no application for approval of such a withdrawal or transfer of assets has been made to any

Governmental Authority in Canada (including any province or political subdivision thereof), except to the extent such withdrawal, transfer or application could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, each Canadian Pension Plan that is a registered pension plan as defined in the Income Tax Act (Canada) and all amendments thereto) is duly registered under the Income Tax Act (Canada) as amended and all applicable pension benefits standards Laws which require registration, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) No termination, windup, withdrawal, reorganization, insolvency or other similar event has occurred as to a Canadian Pension Plan that is a registered pension plan as defined in the Income Tax Act (Canada) with respect to which any Loan Party has incurred a liability in excess of $5,000,000.

(d) With respect to any Canadian Benefit Plan, reasonable reserves have been established in accordance with prudent business practice or where required by best accounting practices in the jurisdiction in which such plan is maintained having regard to tax legislation, except where failure to maintain such reserves could not reasonably be expected to have a Material Adverse Effect. Any contributions that are due but unpaid to all Canadian Benefit Plans, after taking into account any reserves or assets held in trust for such liabilities, could not reasonably be expected to have a Material Adverse Effect. There is no proceeding or claim (other than routine claims for benefits) pending or, to the knowledge of any Loan Party, threatened against any Loan Party with respect to any Canadian Plan that could reasonably be expected to have a Material Adverse Effect.

5.17 Investment Company Act; Other Regulations. None of the Loan Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940. As of the Closing Date, none of the Loan Parties or any Person controlling the Loan Parties is subject to the jurisdiction of the FERC or any rules and regulations promulgated thereby. The Loan Parties are not subject to regulation under any Federal, State or Provincial statute or regulation (other than Regulation X of the Board) which limits their ability to incur Indebtedness.

5.18 Subsidiaries. Schedule 5.18 sets forth as of the Closing Date the name of each direct or indirect Subsidiary of each of the Borrowers, its respective form of organization, its respective jurisdiction of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, and with respect to the Borrowers, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.

5.19 Security Documents.

(a) The provisions of each of the Security Documents are effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all right, title and interest of each Loan Party party thereto in the “Collateral” described therein.

(b) When any stock certificates representing Pledged Collateral are delivered to the Collateral Agent (or the collateral agent under the Senior Loan Facility as bailee for the Collateral Agent), and proper financing statements or other applicable filings listed in Schedule 5.19 have been filed in the offices in the jurisdictions listed in Schedule 5.19, the security interest created by each of the New York Pledge Agreement and the Canadian Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrowers and those Subsidiaries party thereto in the “Pledged Collateral” described in the New York Pledge Agreement and the Canadian Pledge Agreement, subject only to any Liens permitted by Section 8.3(a).

(c) When proper financing statements or other applicable filings listed in Schedule 5.19 have been filed in the offices in the jurisdictions listed in Schedule 5.19, each of the New York Security Agreement and the Canadian Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the portion of the “Collateral” described therein that can be perfected by such filing, subject to any Permitted Senior Facility Liens and Permitted Commodities Liens.

(d) When an Account Control Agreement has been entered into with respect to any Pledged Account, the security interest created by the New York Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Party party thereto in the portion of the “Collateral” described therein that consists of Pledged Accounts, prior and superior in right to any other Person subject to any Permitted Cash Management Liens and Permitted Senior Facility Liens.

5.20 Accuracy and Completeness of Information. All factual information, reports and other papers and data with respect to the Loan Parties furnished, and all factual statements and representations made in writing, to any of the Agents or the Lenders by any Loan Party or on behalf of any Loan Party at its direction, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made in writing, complete and correct in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made. The projections and pro forma information contained in the materials referenced above, were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.21 Labor Relations. No Loan Party is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending or, to the best knowledge of each Loan Party and each of the Subsidiaries, threatened against a Loan Party before the National Labor Relations Board which could reasonably be expected to have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened that could reasonably be expected to have a Material Adverse Effect; (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of each Loan Party, threatened against a Loan Party that could reasonably be expected to have a Material Adverse Effect; and (c) no union representation question existing with respect to the employees of a Loan Party and no union organizing activities are taking place with respect to any thereof that could reasonably be expected to have a Material Adverse Effect.

5.22 Insurance. As of the Closing Date, each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 5.22, which insurance meets the requirements of Section 7.5 hereof, Section 5(o) of the New York Security Agreement and Section 6(n) of the Canadian Security Agreement as of the Closing Date.

5.23 Solvency. As of the Closing Date, immediately after giving effect to the Loans and the other transactions being consummated on the Closing Date, including the incurrence of Indebtedness under the Exit Facility, (i) the amount of the “present fair saleable value” of the assets of each Loan Party and of such Loan Party and its Subsidiaries, taken as a whole, will exceed the amount of all “liabilities of each Loan Party and of such Loan Party and its Subsidiaries, taken as a whole, contingent or otherwise”, such quoted terms are determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each Loan Party and of such Loan Party and its Subsidiaries, taken as a whole, will, be greater than the amount that will be required to pay the liabilities of such Loan Party and of such Loan Party and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither any Loan Party nor such Loan Party and its Subsidiaries, taken as a whole, will have an unreasonably small amount of capital with which to conduct its respective businesses, (iv) each Loan Party and such Loan Party and its Subsidiaries, taken as a whole, will be able to pay its respective debts as they mature, and (v) each Loan Party organized under the Laws of Canada or any province or other political subdivision thereof is Solvent. For purposes of this Section 5.23, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.24 [Intentionally Omitted].

5.25 Environmental Matters. Except as set forth on Schedule 5.25:

(a) To the knowledge of the Borrowers, the facilities and properties owned, leased or operated by each Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

(b) To the knowledge of the Borrowers, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Borrower or any of its Subsidiaries (the “Business”) which could (i) materially interfere with the continued operation of the Properties or (ii) materially impair the fair saleable value thereof.

(c) No Loan Party has received any notice of violation, alleged violation, non compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or any Business, nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

(d) To the knowledge of the Borrowers, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

(e) To the knowledge of each Borrower, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of each Borrower, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party with respect to any of the Properties or any Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties or any Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

(f) To the knowledge of each Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from any of the Properties, or arising from or related to the operations of any Borrower or any Subsidiary in connection with any of the Properties or otherwise in connection with any Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

5.26 Regulation H. None of the improvements on any of the Mortgaged Properties is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a “100 year flood plain” or as having special flood hazards (including Zones A, B, C, V and X and Shaded X areas), or, to the extent that any portion of such Mortgaged Property is located in such an area, it is covered by (A) flood insurance coverage under insurance policies issued pursuant to the National Flood Insurance Act of 1968, as amended and the Flood Disaster Protection Act of 1973, as amended and/or (B) coverage under supplemental private policies in an amount, which when added to the coverage provided under (A) above, if any, is not greater than the property value for such Mortgaged Property and is no less than the replacement cost value of the improvements and personal property deemed to be in the 100 year flood zone.

5.27 Risk Management Policy. The Applicable Risk Management Policy has been duly adopted by the Parent and each of its Subsidiaries, is in full force and effect with respect to all the Parent and each of its Subsidiaries, and has been previously delivered to the Administrative Agent (for distribution to the Lenders) and certified by a Responsible Person of the Borrowers’ Agent as being a true and correct copy and in full force and effect.

5.28 AML Laws.

(a) None of the Loan Parties are and to their knowledge none of their respective Subsidiaries or Affiliates are in violation of any Requirement of Law relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (“USA PATRIOT Act”).

(b) No Loan Party is and to its knowledge no Subsidiary or Affiliate or broker or other agent of any Loan Party is acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order or any other applicable OFAC regulation;

(ii) a Person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable regulation of the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”);

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations; or

(v) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, currently available at http://www.treas.gov/offices/enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(c) None of the Loan Parties are and to their knowledge no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

If a Borrower acquires or forms any Subsidiary, each of the foregoing representations and warranties shall be thereafter deemed modified to cover such Borrower and its Subsidiaries, mutatis mutandis.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent. This Agreement shall become effective as of the Closing Date, upon the satisfaction of each of the following conditions precedent:

(a) Plan Effectiveness. The final orders confirming both the Plan of Reorganization and the Canadian Plans of Reorganization shall have been entered, all conditions precedent to the effectiveness, implementation or consummation thereof shall have been satisfied, and the Plan of Reorganization and the Canadian Plans of Reorganization shall have been consummated and implemented.

(b) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by a duly authorized officer of each of the Borrowers;

(ii) the Canadian Pledge Agreement, executed and delivered by a duly authorized officer of each Initial Loan Party;

(iii) the Canadian Security Agreement, executed and delivered by a duly authorized officer of each Initial Loan Party;

(iv) the New York Pledge Agreement, executed and delivered by a duly authorized officer of each Initial Loan Party;

(v) the New York Security Agreement, executed and delivered by a duly authorized officer of each Initial Loan Party;

(vi) the Guarantee, executed and delivered by a duly authorized officer of each Initial Loan Party;

(vii) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto;

(viii) a U.S. Mortgage and Security Agreement for each Mortgaged Property located in the United States, executed and delivered by a duly authorized officer of the applicable Loan Party;

(ix) a Canadian Debenture for each Mortgaged Property located in Canada, executed and delivered by a duly authorized officer of the applicable Loan Party;

(x) the Perfection Certificate, executed and delivered by a duly authorized officer of each Initial Loan Party;

(xi) [RESERVED];

(xii) [RESERVED];

(xiii) an Account Control Agreement for each Deposit Account, Commodity Account, Securities Account and Futures Account (as defined in the Canadian Security Agreement) of any of the Loan Parties, executed and delivered by a duly authorized officer of each party thereto.

(c) Secretary’s Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by (i) the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party, (ii) in the case of a Canadian Subsidiary Borrower or a Subsidiary thereof, any two of the President and/or Vice Presidents of such Canadian Subsidiary Borrower or Subsidiary, or (iii) in the case of any Loan Party that is a limited liability company or a limited partnership that does not have any such officers, the general partner, in the case of a limited partnership, or the managing member or members, in the case of a limited liability company, of such Loan Party, on behalf of such Loan Party.

(d) [RESERVED].

(e) Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (ii) the granting by it of the Liens created pursuant to the Security Documents, certified on behalf of such Loan Party by the Secretary or an Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(c), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(f) [RESERVED].

(g) [RESERVED].

(h) [RESERVED].

(i) Incumbency Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party or, if applicable, of the general partner or managing member or members of such Loan Party, executing any Loan Document, or having authorization to execute any certificate, notice or other submission required to be delivered to the Administrative Agent or a Lender pursuant to this Agreement, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(c), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party.

(j) Organizational Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of each Loan Party, certified as of the Closing Date as complete copies thereof by the Secretary or an Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(c) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(k) Good Standing Certificates. The Administrative Agent shall have received certificates (long form, if available) dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(l) Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of a Responsible Person of the Borrowers either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4, and stating that such consents, licenses and filings are in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.

(m) Borrower’s Certificate. The Administrative Agent shall have received a certificate substantially in the form of Exhibit T signed by a Responsible Person of each of the Borrowers (a “Borrower’s Certificate”), stating on behalf of such Borrower that:

(i) The representations and warranties contained in Section 5 and in each other Loan Document are true and correct in all material respects on and as of such date, as though made on and as of such date; and

(ii) No Default or Event of Default exists.

(n) Fees. The Administrative Agent shall have received from the Borrowers all fees (including reasonable fees, disbursements and other charges of counsel to the Agents) agreed in writing to be received on the Closing Date.

(o) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the executed legal opinion of Weil, Gotshal & Manges LLP, New York counsel to the Loan Parties, substantially in the form of Exhibit J-1;

(ii) the executed legal opinion of Conner & Winters LLP, Oklahoma counsel to the Loan Parties, substantially in the form of Exhibit J-2;

(iii) the executed legal opinion of Stewart McKelvey LLP, Nova Scotia counsel to the Canadian Subsidiary Borrowers, substantially in the form of Exhibit J-3;

(iv) the executed legal opinion of Crease Harmon and Company, British Columbia special agent counsel to the Loan Parties, substantially in the form of Exhibit J-4;

(v) the executed legal opinion of Osler, Hoskin & Harcourt, LLP , Alberta counsel to the Canadian Subsidiary Borrowers, substantially in the form of Exhibit J-5;

(vi) the executed legal opinion of MacPherson Leslie & Tyerman LLP, Saskatchewan special agent counsel to the Loan Parties, substantially in the form of Exhibit J-6;

(vii) the executed legal opinion of Osler, Hoskin & Harcourt, LLP , Ontario counsel to the Canadian Subsidiary Borrowers, substantially in the form of Exhibit J-7; and

(viii) the executed legal opinion of Thomson Dorfman Sweatman LLP, Manitoba special agent counsel to the Loan Parties, substantially in the form of Exhibit J-8.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(p) Corporate Structure. The corporate records, corporate structure, capital structure, other debt instruments, material contracts, governing documents of the Parent and its Subsidiaries shall be consistent with the Plan of Reorganization or otherwise satisfactory to the Lenders.

(q) [RESERVED].

(r) [RESERVED].

(s) [RESERVED].

(t) [RESERVED].

(u) [RESERVED].

(v) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, under the UCC and equivalent legislation in all relevant jurisdictions, and all customary judgment and tax Lien searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of the Loan Parties, and the results of such search shall be reasonably satisfactory to the Administrative Agent.

(w) Actions to Perfect Liens. All filings, recordings, registrations and other actions, including, without limitation, the filing of financing statements on Form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(x) Pledged Collateral; Stock Powers; Pledged Interests; Pledged Notes; Pledged Chattel Paper. The collateral agent under the Exit Facility shall have received the following to be held in accordance with the Intercreditor Agreement:

(i) the certificates representing the shares or other equity interests pledged pursuant to each of the New York Pledge Agreement and the Canadian Pledge Agreement, together with an undated stock power for each such certificate, executed in blank by a duly authorized officer of the pledgor thereof;

(ii) all promissory notes, if any, and other instruments pledged pursuant to each of the New York Pledge Agreement and the Canadian Pledge Agreement, each endorsed in blank by a duly authorized officer of the pledgor thereof; and

(iii) the original counterpart of all chattel paper, if any, pledged pursuant to each of the New York Security Agreement and the Canadian Security Agreement, and containing a legend, if required by the Collateral Agent, that it is the original counterpart of such chattel paper.

(y) Pledge Consent. Each Issuer (as defined in either Pledge Agreement) referred to in the New York Pledge Agreement and the Canadian Pledge Agreement, other than an ULC Issuer (as defined in the Canadian Security Agreement), shall have delivered an acknowledgement of and consent to such Pledge Agreement, executed by a duly authorized officer of such Issuer, in substantially the form appended to such Pledge Agreement.

(z) [RESERVED].

(aa) Insurance. The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 hereof, Section 5(o) of the New York Security Agreement and Section 6(n) of the Canadian Security Agreement shall have been satisfied.

(bb) [RESERVED].

(cc) Surveys. Except to the extent that the Borrowers’ Agent shall have notified the Administrative Agent that the Loan Parties intend to provide such materials with respect to specified properties pursuant to Sections 7.13(e) and (g), and the Administrative Agent shall have approved in its sole discretion such delivery pursuant to Sections 7.13(e) and (g), the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in Section 6.1(dd) (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of each Mortgaged Property identified by the Administrative Agent (in its reasonable discretion), certified to the Administrative Agent on behalf of the Lenders and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the

Title Insurance Company, and, which maps or plats and the surveys on which they are based shall, if required by the Administrative Agent (in its reasonable discretion), be made in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established and adopted by ALTA and NSPS in 2005, and includes items 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10, 11(a) (as to utilities surface matters only) and 13 of Table A thereof, and, without limiting the generality of the foregoing, to the extent required by the Administrative Agent in its reasonable discretion, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and widths thereof; (iii) all access and other easements appurtenant to the sites or necessary or desirable to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; (vi) if the site is described as being on a filed map, a legend relating the survey to said map; and (vii) the flood zone designations, if any, in which the Mortgaged Properties are located (or, in the case of any Mortgaged Property that is a lease, a flood search certificate from a search provider reasonably satisfactory to the Collateral Agent).

(dd) Title Insurance Policy. Except to the extent that the Borrowers’ Agent shall have notified the Administrative Agent that the Loan Parties intend to provide such materials with respect to specified properties pursuant to Sections 7.13(e) and (g), and the Administrative Agent shall have approved in its sole discretion such delivery pursuant to Sections 7.13(e) and (g), the Administrative Agent shall have received in respect of each Mortgaged Property identified by the Administrative Agent (in its reasonable discretion) a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall (i) be in an amount reasonably satisfactory to the Administrative Agent; (ii) be issued at ordinary rates; (iii) insure that the U.S. Mortgage and Security Agreement insured thereby creates a valid second Lien on such parcel free and clear of all defects and encumbrances, except such defects and encumbrances which are permitted hereunder; (iv) name Bank of America, individually and as Collateral Agent, as the insured thereunder; (v) to the extent available, be in the form of ALTA Loan Policy 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies), together with endorsements providing deletion of creditor’s rights and arbitration coverage; (vi) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (vii) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid.

(ee) Copies of Recorded Documents. Except to the extent that the Borrowers’ Agent shall have notified the Administrative Agent that the Loan Parties intend to provide such materials with respect to specified properties pursuant to Sections 7.13(e) and (g), and the Administrative Agent shall have approved in its sole discretion such delivery pursuant to Sections 7.13(e) and (g), the Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in Section 6.1(dd).

(ff) PATRIOT Act. The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(gg) Indebtedness to be Repaid. All Indebtedness and any other amounts owing by a Borrower or a Subsidiary listed on Schedule 6.1(gg) shall have been, or shall be on or prior to the Closing Date, repaid in full, and any Liens created pursuant to any existing financing documents shall have been or shall be, concurrently with the making of the initial Loans, released, and such existing financing documents shall terminate and be of no further force and effect upon such repayment; in each case pursuant to such payout letters, Lien releases, termination statements, mortgage satisfactions and other documents as the Collateral Agent may require, each of which shall be in form and substance satisfactory to the Collateral Agent.

(hh) Other Financings. The Exit Facility and the White Cliffs Facility shall have been consummated, and all conditions precedent to the closing of the SemEuro Financing shall have been satisfied (other than the effectiveness of this Agreement and the Exit Facility) and all closing deliverables shall have been delivered in escrow, concurrently with or before the Closing Date.

(ii) Documentation for Other Financings. The Administrative Agent shall have received copies of the principal financing documents for the Exit Facility and each of the Unrestricted Subsidiary Facilities.

(jj) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as any amount is owing to any Lender or any Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), each Borrower shall and (except with respect to Section 7.1) shall cause each other Restricted Subsidiary to:

7.1 Financial Statements. Furnish to the Administrative Agent (for distribution to each Lender):

(a) as soon as available, but in any event within 120 days after the end of Fiscal Year 2009 of Parent and within 90 days after the end of each Fiscal Year thereafter of Parent, (i) a copy of the audited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, owners’ equity and cash flows for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Seidman, LLP or other independent certified public accountants of nationally recognized standing and (ii) a copy of the unaudited consolidating balance sheets for the Parent and each of its consolidated Subsidiaries as at the end of such year and the related consolidating statements of income for such year prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous year;

(b) as soon as available, but in any event within 120 days after the end of Fiscal Year 2009 of Parent and 90 days after the end of each Fiscal Year thereafter of Parent, (i) a copy of the unaudited consolidated balance sheet of the Loan Parties as at the end of such year and the related consolidated statements of income, owners’ equity and cash flows for such year, and (ii) a copy of the unaudited consolidated balance sheet of the Unrestricted Subsidiaries as at the end of such year and the related consolidated statements of income, owners’ equity and cash flows for such year, in each case, (A) prepared in accordance with GAAP (subject to normal year end adjustments and the absence of footnotes), (B) commencing with the 2010 Fiscal Year, setting forth in comparative form the figures for the previous year and (C) certified by a Responsible Person of Parent as being fairly presented in all material respects;

(c) as soon as available, but in any event not later than 30 days after the end of each month, the unaudited consolidated and consolidating balance sheet of Parent and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income, owners’ equity and cash flows for such month and the portion of the Fiscal Year through the end of such month, prepared in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes) in each case, (A) commencing with the first month ending after the first anniversary of the Closing Date, in comparative form the figures for the previous year and (B) certified by a Responsible Person of Parent as being fairly presented in all material respects; provided that the delivery of the foregoing financial statements for the months of October 2009, November 2009 and December 2009 shall not be due until December 15, 2009, January 31, 2010 and February 15, 2010, respectively, and the foregoing financial statements for the months of October 2009 and November 2009 shall not include the Canadian Subsidiary Borrowers and their respective Subsidiaries;

(d) as soon as available, but in any event not later than 30 days after the end of each month, (i) a copy of the unaudited consolidated balance sheet of Loan Parties as at the end of such month and the related unaudited consolidated statements of income, owners’ equity and cash flows for such month and (ii) a copy of the unaudited consolidated balance sheet of the Unrestricted Subsidiaries as at the end of such month and the related consolidated statements of income, owners’ equity and cash flows for such month, in each case, (A) prepared in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes), (B) commencing with the first month ending after the first anniversary of the Closing Date, in comparative form the figures for the previous year and (C) certified by a Responsible Person of Parent, as being fairly presented in all material respects; provided that the delivery of the foregoing financial statements for the months of October 2009, November 2009 and December 2009 shall not be due until December 15, 2009, January 31, 2010 and February 15, 2010, respectively, and the foregoing financial statements for the months of October 2009 and November 2009 shall not include the Canadian Subsidiary Borrowers;

(e) [RESERVED];

(f) [RESERVED];

(g) [RESERVED];

(h) as soon as available, but in any event not later than 60 days after the commencement of each Fiscal Year of Parent, the Projections covering the period commencing on the first day of such Fiscal Year and ending on the Termination Date; provided that, until the occurrence of a First Lien Trigger Event, delivery to the Administrative Agent of a copy of the Projections required to be delivered under the Senior Loan Facility shall satisfy the requirements of this Section 7.1(h);

(i) as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of Parent, a management discussion analyzing the actual results for such period and factors affecting the performance of each business unit of the Loan Parties and providing a comparison of actual performance against the Projections for such fiscal quarter; and

(j) as soon as available, a copy of the audited consolidated balance sheets of Parent (with SemGroup, L.P. as predecessor entity) as of December 31, 2009 and 2008 and the related consolidated statements of operations, owners’ equity, and cash flows for the years ended December 31, 2009, 2008, and 2007, prepared in accordance with GAAP and reported on by BDO Seidman, LLP or other independent certified public accountants of nationally recognized standing.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and, except as noted herein, in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2 Certificates; Other Information. Furnish to the Administrative Agent (for the Administrative Agent to distribute to the Lenders):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), (i) a certificate of the independent certified public accountants reporting on such financial statements stating in substance that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default arising out of the financial covenants in Section 8.1, except as specified in such certificate, and (ii) a report of a reputable insurance broker with respect to the insurance required under Section 5(o) of the New York Security Agreement and Section 6(n) of the Canadian Security Agreement;

(b) prior to the occurrence of a First Lien Trigger Event, at such time as is required under the Senior Loan Facility, and following the occurrence of a First Lien Trigger Event, as soon as available, but in any event not later than 45 days after the last day of each calendar month and concurrently with the delivery of the annual audited financial statements referred to in Section 7.1(a), a certificate of a Responsible Person of the Borrowers’ Agent substantially in the form of Exhibit P (such a certificate, a “Compliance Certificate”) (A) stating that to the best of such Person’s knowledge, each Loan Party during the relevant financial statement period has observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Person has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate and (B) showing in detail the calculations (together with reconciliations to the financial statements delivered pursuant to Section 7.1) supporting such Person’s certification of the Borrowers’ compliance with the requirements of Section 8.1 (it being understood and agreed that if such certificate is delivered with respect to a fiscal period for which the requirements of Section 8.1 are not being tested due to no First Lien Trigger Event having occurred, a copy of the calculations provided in connection with the “Compliance Certificate” being delivered under the Senior Loan Facility may be delivered in lieu thereof, but the certificate shall not be required to indicate whether or not the Borrowers were in compliance with such covenants);

(c) concurrently with the delivery of the annual audited financial statements referred to in Section 7.1(a), a certificate of a Responsible Person of the Borrowers’ Agent showing in detail the calculations of Excess Cash Flow for such Fiscal Year;

(d) [RESERVED];

(e) if any such report described in clause (b) above is not reasonably satisfactory in form and substance to the Administrative Agent, the Borrowers’ Agent shall promptly deliver such supplemental information as the Administrative Agent may reasonably request;

(f) within five days after the same are sent, copies of any detailed audit reports, management letters or recommendations submitted to the Loan Parties in connection with their accounts or books by BDO Seidman, LLP or such other independent certified public accountants of nationally recognized standing that audits the financial statements of the Parent;

(g) within five days after the same are sent, copies of all financial statements and reports which Parent sends to its stockholders and copies of all financial statements and reports which Parent or any of its Subsidiaries may make to, or file with, the Securities and Exchange Commission or any successor or analogous governmental authority;

(h) upon request by the Administrative Agent, copies of any Employee Benefit Plan or Canadian Benefit Plan and related documents, reports and correspondence; and

(i) promptly, such additional financial and other information regarding the Loan Parties as the Administrative Agent may from time to time reasonably request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books.

7.4 Conduct of Business and Maintenance of Existence. (i) Continue to engage in business of the same general type as now conducted by it or as described in Section 8.14 and preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.4 or where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (i) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event general liability, and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Collateral Agent for the ratable benefit of the Secured Parties as lender loss payee, in the case of property or casualty insurance, and as an additional insured, in the case of liability insurance, as its interests may appear; (iii) furnish to the Collateral Agent (for its distribution to the Lenders), upon request, full information as to the insurance carried, a copy of the underlying policy, the related cover note and all addendums thereto; and (iv) promptly pay all insurance premiums. The Borrowers’ Agent shall inform the Administrative Agent at least ten (10) days in advance of any material change to the foregoing insurance.

7.6 Inspection of Property; Books and Records; Discussions. At the sole expense of the Loan Parties: (i) keep proper books of records and accounts in which complete and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of the Administrative Agent (x) to visit and inspect any of its properties, examine and make abstracts from any of its books and records and inspect and review its credit and risk management practices and trading book upon reasonable notice during normal business hours, not more than twice in any calendar year; provided that, during the continuance of an Event of Default, such visits and inspections may occur at any time, and (y) to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with its independent certified public accountants to the extent consistent with the national policies of such independent certified public accountants, upon reasonable notice during normal business hours. Information obtained by the Administrative Agent pursuant to this Section 7.6 shall be shared with a Lender upon the request of such Lender.

7.7 Notices. Promptly give notice to the Administrative Agent (for its distribution to the Lenders) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, which in either case could reasonably be expected to have a Material Adverse Effect;

(c) any default, waiver or amendment to any Unrestricted Subsidiary Facility, together with copies thereof;

(d) any litigation or proceeding affecting any Loan Party in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(e) the following events, as soon as possible and in any event within 30 days after the Loan Parties know or should have reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan when such contributions have become due, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan in which a Loan Party is reasonably expected to have a liability in excess of $5,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC to terminate any Single Employer Plan;

(f) as soon as possible and in any event within 10 days after any Loan Party fails to make a required installment or other payment in accordance with a schedule of contributions according to the terms of any Canadian Pension Plan or as otherwise required by a Governmental Authority, a notification of such failure;

(g) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created by the Security Documents;

(h) any claim asserted against any of the Collateral that could reasonably be expected to have a Material Adverse Effect, or any Lien on any of the Collateral (other than Liens created hereby or Liens permitted on Collateral under Section 8.3);

(i) the dismissal, resignation or appointment of the chief executive officer, chief financial officer or the risk management credit officer of the Parent; and

(j) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Person of Parent setting forth details of the occurrence referred to therein and stating what action the Loan Parties propose to take with respect thereto.

7.8 Environmental Laws.

(a) Comply with, and direct compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and direct all tenants and subtenants to obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

7.9 [Intentionally Omitted].

7.10 Risk Management. At all times, keep the Applicable Risk Management Policy in full force and effect, and conduct its business in compliance with the Applicable Risk Management Policy.

7.11 Collections of Accounts Receivable. Pursuant to and in accordance with Section 3(d) of the New York Security Agreement and Section 4(d) of the Canadian Security Agreement, (i) instruct each Account Debtor of an Account Receivable to make all payments to the Borrowers in respect of such Account Receivable to a Cash Management Account, (ii) with respect to any items sent directly to a Loan Party by an Account Debtor, hold such items in trust for the Secured Parties and promptly deposit such items into a Cash Management Account and (iii) otherwise comply with Section 3 of the New York Security Agreement and Section 4 of the Canadian Security Agreement.

7.12 Taxes. Each Loan Party and each of its Subsidiaries shall timely file or cause to be filed all income, franchise and other material Tax returns required to be filed by it and shall timely pay all income, franchise and other material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party).

7.13 Additional Collateral; Further Actions.

(a) In the event that (x) any Loan Party acquires or forms any additional Subsidiary or (y) any formerly Unrestricted Subsidiary no longer meets the definition of “Unrestricted Subsidiary”, the Parent or Loan Party, as applicable, shall (i) cause such Subsidiary to become a party to the applicable Security Documents and Guarantee; (ii) if the Parent or the Loan Party holds any Capital Stock of such Subsidiary, execute such pledge agreements or addenda to the applicable Pledge Agreement, each in form and substance satisfactory to the Collateral Agent, and take such other action as shall be necessary or advisable (including, without limitation, the filing of financing statements on Form UCC-1 and the delivery of pledge agreements) in order to perfect the pledge of all of the Capital Stock of such Subsidiary in favor of the Collateral Agent for the benefit of the Secured Parties; (iii) cause such

Subsidiary to deliver to the Collateral Agent and the Lenders all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; including the USA Patriot Act; (iv) cause an Account Control Agreement for each Deposit Account, Securities Account and Commodity Account of such Subsidiary to be executed and delivered by such Subsidiary and the bank, broker or other Person maintaining such Deposit Account, Securities Account or Commodity Account to the extent required by the New York Security Agreement or the Canadian Security Agreement; (v)(A) cause any Subsidiary that owns a fee simple or material leasehold estate in real property located in the United States to prepare, execute and deliver a mortgage or deed of trust, as applicable, in substantially the same form as the U.S. Mortgage and Security Agreements together with any Form UCC-1 financing statements required by the Collateral Agent, and (B) cause any Subsidiary that owns a fee simple or material leasehold estate in real property located in Canada to prepare, execute and deliver a debenture in substantially the same form as the Canadian Debenture, and to take such other actions as the Collateral Agent shall request in order to create and/or perfect a Lien in favor of the Collateral Agent on such real property of such Subsidiary and cause such Subsidiary to deliver a mortgage title insurance policy and survey of the real property, in each case in form and substance satisfactory to the Collateral Agent; and (vi) take any other action as shall be necessary or advisable (including, without limitation, the filing of financing statements on Form UCC-1 and any other filing necessary to maintain the perfection of the security interest in the applicable jurisdiction) to cause such Lien described in this Section 7.13(a) to be a perfected Lien on all right, title and interest of such Collateral, subject only to Permitted Senior Facility Liens. Notwithstanding the foregoing, until the occurrence of the First Lien Trigger Event, unless otherwise required by the Administrative Agent to comply with a Requirement of Law, the Administrative Agent will not request any of the foregoing if not also requested by the administrative agent under the Senior Loan Facility.

(b) The Administrative Agent shall be entitled to receive legal opinions of one or more counsel to the Borrowers and such Subsidiary addressing such matters as the Administrative Agent or its counsel may reasonably request, including, without limitation, the enforceability of each Security Document to which such Subsidiary becomes a party and the pledge of the Capital Stock of such Subsidiary, and the creation, validity and perfection of the Liens so granted by such Subsidiary and the Borrowers and/or other Subsidiaries to the Administrative Agent for the benefit of the Lenders.

(c) With respect to the U.S. Mortgage and Security Agreements and Canadian Debentures that were executed and delivered on the Closing Date, upon the request of the Administrative Agent, the applicable Loan Parties shall enter into such amendments to the same as are necessary to obtain legal opinions and mortgage title insurance policies in form and substance satisfactory to the Administrative Agent.

(d) With respect to the U.S. Mortgage and Security Agreements and Canadian Debentures that were executed and delivered on the Closing Date, upon the request of the Borrowers’ Agent, and upon delivery to the Collateral Agent of satisfactory evidence regarding the ownership of the relevant Mortgaged Property(ies), the Collateral Agent shall execute releases of the same, or any portion of the same, as are necessary to ensure that said U.S. Mortgage and Security Agreements and Canadian Debentures do not encumber any real property interests in which no Loan Party has an interest.

(e) (i) With respect to any fee simple or material leasehold estate in real property of any of the Loan Parties located in the United States which were not mortgaged on the Closing Date, including pipelines, identified by the Administrative Agent or with respect to any such property acquired by any Loan Party after the Closing Date, the applicable Loan Party shall, upon the request of the Administrative Agent, prepare, execute and deliver a mortgage or deed of trust, as applicable, in substantially the same form as the U.S. Mortgage and Security Agreements together with any Form UCC-1 financing statements required by the Collateral Agent, and with respect to any fee simple or leasehold estate in real property located in Canada, the applicable Loan Party shall prepare, execute and deliver a debenture in substantially the same form as the Canadian Debenture, and take such other actions as the Collateral Agent shall request in order to create and/or perfect a Lien in favor of the Collateral Agent on any Mortgaged Property of such Loan Party, and (ii) with respect to any Mortgaged Property of any Loan Party (whether or not mortgaged on the Closing Date or thereafter), the applicable Loan Party shall, upon the request of the Administrative Agent, cause such Loan Party to deliver a mortgagee’s title insurance policy and survey of such Mortgaged Property, in each case in form and substance satisfactory to the Collateral Agent, and (iii) upon the request of the Administrative Agent, the Borrowers’ Agent shall deliver legal opinions of one or more counsel to the applicable Loan Party with respect to each U.S. Mortgage and Security Agreement and Canadian Debenture, addressing such matters as the Administrative Agent or its counsel may reasonably request, including, without limitation, the enforceability of such Security Documents, and the creation, validity and perfection of the Liens so granted by the applicable Loan Party.

(f) Upon request of the Administrative Agent, the Loan Parties shall promptly order and, upon completion, provide the Administrative Agent, an American Society for Testing & Materials (“ASTM”) E1527-05 compliant Phase I Environmental Site Assessment (“ESA”), inclusive of 40 CFR 312 Representations for each Mortgaged Property identified by the Administrative Agent (in its reasonable discretion), prepared by an environmental consultant reasonably acceptable to the Administrative Agent, in form, scope, and substance reasonably satisfactory to the Administrative Agent, together with a letter from the environmental consultant permitting the Agents and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them; provided that, until the occurrence of the First Lien Trigger Event, unless otherwise required by the Administrative Agent to comply with a Requirement of Law, (i) the Administrative Agent will not request any such items if not also requested by the administrative agent under the Senior Loan Facility and (ii) delivery to the Administrative Agent of a copy of any such items delivered to the administrative agent under the Senior Loan Facility shall satisfy the requirements of this Section 7.13(f) (so long as a letter from the environmental consultant described above is obtained).

(g) The requirements of the Loan Parties to deliver any of the items referred to in Section 7.13(e) or (f) may, if so required by the Administrative Agent, be included in a post-closing letter agreement, which, prior to the First Lien Trigger Event, shall be in form and substance substantially the same as the post-closing letter agreement, if any, delivered pursuant to the terms of the Senior Loan Facility, and thereafter in form and substance satisfactory to the Administrative Agent, including with respect to the designation of the time periods and properties for the delivery of such items and such letter shall provide that the failure to deliver any such item within the time frame specified for such item shall constitute an Event of Default. Each Loan Party agrees to enter into such a post-closing letter agreement in form and substance substantially the same as the post-closing letter agreement delivered pursuant to the terms of the Exit Facility on or prior to the Closing Date. Each Lender hereby expressly authorizes the Administrative Agent to enter into such a post-closing letter agreement providing for the delivery of such items after the Closing Date as provided in this Section 7.13, and authorizes the Administrative Agent to agree to any amendments thereto acceptable to the Administrative Agent.

7.14 [Intentionally Omitted].

7.15 Cash Management.

(a) Maintain all of the Pledged Accounts of the Loan Parties at a Cash Management Bank or the Collateral Agent; and

(b) Within 90 days after the Closing Date, implement a cash management system of the Parent and its Subsidiaries that is reasonably acceptable to the Administrative Agent, and make no alterations thereto without the prior written consent of the Administrative Agent.

7.16 Employment of Chief Financial Officer. With respect to the Parent, on or before the 90th day after the Closing Date, employ a chief financial officer.

7.17 Plan Compliance. Establish, maintain and operate all Employee Benefit Plans, Canadian Benefit Plans and Canadian Pension Plans so as to comply in all respects with all applicable Laws and the respective requirements of the governing documents for such plans, except for non-compliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 8. NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as any amount is owing to any Lender or any Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), no Borrower shall nor will any Borrower permit any Restricted Subsidiary to, directly or indirectly:

8.1 Financial Condition Covenants. In each case, solely following the occurrence of a First Lien Trigger Event:

(a) Minimum Consolidated Net Working Capital. Permit as of the last day of any calendar month, the Consolidated Net Working Capital to be less than $150,000,000.

(b) Minimum Cash Interest Coverage Ratio. Permit as of any measurement date specified below, the Cash Interest Coverage Ratio for the Applicable Measurement Period ended on such date to be less than the amount specified below for such date:

Measurement Date	Minimum Cash Interest Coverage Ratio
March 31, 2010, and the last day of each calendar month thereafter through June 30, 2010	1.15

July 31, 2010, and the last day of each calendar month thereafter through December 31, 2010	1.30

January 31, 2011, and the last day of each calendar month thereafter through June 30, 2011	1.50

July 31, 2011, and the last day of each calendar month thereafter through December 31, 2011	1.70

January 31, 2012, and the last day of each calendar month through March 31, 2012	1.85

April 30, 2012, and the last day of each calendar month thereafter	1.90

(c) Minimum Tangible Capital Base. Permit at any time the Consolidated Tangible Capital Base of the Parent and its Subsidiaries to be less than the Minimum Consolidated Tangible Capital Base applicable on such date.

(d) Maximum Consolidated Leverage Ratio. Permit at any time the Consolidated Leverage Ratio to exceed 2.00:1.

(e) Maximum Total Net Funded Debt to EBITDA. Permit as of any measurement date specified below, the ratio of Total Net Funded Debt as of such date to Consolidated EBITDA for the Applicable Measurement Period ended on such date to be greater than the amount specified below for such date:

Measurement Date	Maximum Ratio of Total Net Funded Debt to EBITDA
July 31, 2010, and the last day of each calendar month thereafter through October 31, 2010	4.70

November 30, 2010, and the last day of each calendar month thereafter through December 31, 2010	4.20

January 31, 2011, and the last day of each calendar month through October 31, 2011	3.50

November 30, 2011, and the last day of each calendar month thereafter	3.05

(f) Minimum Cumulative EBITDA. Permit as of the last day of each month, the Consolidated EBITDA for the Applicable Measurement Period ended on the last day of such month to be less than the amount specified below for such month:

Month	Minimum Cumulative EBITDA
December 2009	$4,500,000
January 2010	$11,500,000
February 2010	$19,000,000
March 2010	$23,000,000
April 2010	$30,000,000
May 2010	$37,000,000
June 2010	$43,000,000

; provided that each of the financial covenants set forth in this Section 8.1 will be calculated applying the Fresh Start Accounting Adjustment and eliminating the effects of all Disregarded Items.

8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, or permit any preferred stock to be issued or outstanding, except:

(a) Indebtedness of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents;

(b) (i) any Intercompany Subordinated Indebtedness, and (ii) any Subordinated Indebtedness in an amount outstanding at any time not to exceed $5,000,000;

(c) Indebtedness of the Loan Parties under the Senior Loan Facility in an aggregate principal amount not to exceed at any time the amount permitted under the Intercreditor Agreement;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2, or any refinancings, refundings, renewals or extensions thereof (such refinanced, refunded, renewed or extended Indebtedness, “Permitted Refinancing Indebtedness”); provided that, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension (except any increases due to (A) the refinancing, refunding, renewal or extension of any accrued and unpaid interest or the capitalization of any accrued interest during the term of such Indebtedness being refinanced, refunded, renewed or extended, and (B) the payment of any premium or other reasonable amount paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension), (ii) such refinancing, refunding, renewal or extended Indebtedness shall (A) not have a final maturity prior to the final maturity date of the Indebtedness being refinanced, refunded, renewed or extended and (B) have an average life to maturity equal to or greater than such Indebtedness, (iii) the terms of such refinancing, refunding, renewal or extension shall not be materially more restrictive taken as a whole than the terms of such Indebtedness, (iv) no guarantee may be entered into in connection with such refinancing, refunding, renewal or extension unless it is a refinancing of an existing guarantee of such Indebtedness and (v) if the Indebtedness being refinanced, refunded, renewed or extended is subordinated, such Permitted Refinancing Indebtedness shall be subordinated to at least the same extent, and on terms at least as favorable to the Lenders, as the Indebtedness being refinanced, refunded, renewed or extended;

(e) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness (other than credit or purchase cards) is extinguished within one (1) Business Day after notification to the applicable Borrower of its incurrence; and

(f) Indebtedness incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding, as to the Loan Parties taken as a whole, $15,000,000 at any time outstanding.

8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Loan Party, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, builders’, operators’, materialmen’s, repairmen’s, possessory, joint venturers’ or landlord’s Liens, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits or bonds to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Permitted Commodities Liens;

(f) Permitted Cash Management Liens;

(g) Permitted Senior Facility Liens;

(h) (i) easements, rights-of-way, restrictions and other similar title exceptions and encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, secure obligations that do not constitute Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties, and (ii) the reservation in original grants from any Governmental Authority of any land or interest therein and statutory exceptions and reservations from title which do not in any case materially interfere with the ordinary conduct of the business of the Loan Parties;

(i) Liens arising from precautionary Form UCC financing statements;

(j) Liens created pursuant to the Security Documents;

(k) First Purchaser Liens;

(l) netting and other offset rights granted by any Loan Party to counterparties under Commodity Contracts and Financial Hedging Agreements on or with respect to payment and other obligations owed by such Loan Party to such counterparties;

(m) Liens in existence on the Closing Date that are listed, and the property subject thereto described, on Schedule 8.3;

(n) Liens on cash and short-term investments deposited as collateral by a Loan Party under any Commodity Contract or Financial Hedging Agreement with the counterparty (or counterparties) thereto;

(o) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(i) or securing appeal or other surety bonds related to such judgments;

(p) Liens on a Loan Party’s interest in a Deposit Account, Commodity Account or a Securities Account that is subject to an Account Control Agreement; provided that, such Liens are specifically permitted by such Account Control Agreement or arise by operation of law; and

(q) Liens securing Indebtedness of the Loan Parties permitted by Section 8.2(f) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness.

8.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets of such Loan Party, except for the following, in each case so long as, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:

(a) the merger, consolidation, amalgamation or liquidation of any Subsidiary into a Borrower in a transaction in which such Borrower is the surviving or resulting entity;

(b) the merger, consolidation, amalgamation or liquidation of any Subsidiary (other than a Borrower) into or with a Restricted Subsidiary or the merger, consolidation, amalgamation or liquidation of any Person into a Restricted Subsidiary or pursuant to which such Person will become a Restricted Subsidiary in a transaction in which the resulting or surviving entity is a Restricted Subsidiary; and

(c) the conveyance, sale, lease, assignment, transfer or disposal of all, or substantially all, of the property, business or assets of a Loan Party to another Loan Party.

8.5 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of Parent) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent or any Restricted Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Parent or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions, being herein called “Restricted Payments”), except any Loan Party may make Restricted Payments to another Loan Party.

8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including Accounts Receivable and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell or permit the issuance or sale of any shares of such Restricted Subsidiary’s Capital Stock to any Person other than a Borrower or any wholly owned Subsidiary, except the following (collectively, “Permitted Dispositions”):

(a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale or other disposition of any property in the ordinary course of business, provided that (other than inventory) the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed $1,000,000;

(c) the sale of Commodities in the ordinary course of business;

(d) sales or other dispositions of Investments permitted under Section 8.9 in the ordinary course of business;

(e) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(f) leases or subleases of real property not material to the business of any Loan Party entered into in the ordinary course of business;

(g) the disposition or forfeiture of the applicable Loan Party’s equity interest in Wyckoff pursuant to (i) a settlement of a claim with a counterparty of Wyckoff or (ii) foreclosure by such counterparty; and

(h) Dispositions permitted by Section 8.4(c).

8.7 Limitation on Use of Proceeds from Asset Sales of Unrestricted Subsidiaries. Permit any Unrestricted Subsidiary to convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell, or permit the issuance or sale of, any shares of such Unrestricted Subsidiary’s Capital Stock to any Person other than a Borrower or any wholly owned Subsidiary thereof, other than a Permitted Disposition, with a value in excess of $5,000,000 unless the Net Cash Proceeds are applied to repay Indebtedness of such Unrestricted Subsidiary, Indebtedness under the Senior Loan Facility or the Obligations.

8.8 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) at any time Capital Expenditures, except:

(a) Approved Capex; and

(b) upon ten (10) Business Days’ written notice to the Administrative Agent, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Loan Parties may make Capital Expenditures in an aggregate amount not to exceed 50% of Excess Cash Flow of the prior Fiscal Year; provided that the making of any such Capital Expenditures does not reduce any prepayment required under Section 4.7(a); provided further that prior to such Capital Expenditure, the Administrative Agent shall have received from the Borrowers’ Agent a calculation of the financial covenants in Section 8.1 demonstrating pro forma compliance with such covenants after giving effect to such Capital Expenditure.

8.9 Limitation on Investments, Loans and Advances. Make any Investment in any Person, except:

(a) extensions of trade credit in the ordinary course of business (including, for the avoidance of doubt, ordinary course extensions of credit under Commodity Contracts and, if addressed by the Applicable Risk Management Policy, Financial Hedging Agreements, in each case in accordance with the Applicable Risk Management Policy);

(b) Investments in Cash Equivalents;

(c) Investments by any Loan Party in any other Loan Party;

(d) Investments consisting of cash and Cash Equivalents posted as collateral to satisfy margin requirements with counterparties of Commodity Contracts or Financial Hedging Agreements of the Borrowers or the Subsidiaries;

(e) Investments (including debt obligations and equity securities) received in connection with the bankruptcy, insolvency, arrangement or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customer and suppliers arising in the ordinary course of business; and

(f) Investments in existence on the Closing Date and listed on Schedule 8.9, together with any renewals and extensions thereof so long as the principal amount of such renewal or extension does not exceed the original principal amount of such Investment.

8.10 Limitation on Payments and Modifications of Debt Instruments. (i) Make any payment or prepayment on or redemption or purchase of any Subordinated Indebtedness, other than with the proceeds of Permitted Refinancing Indebtedness, (ii) amend, modify or change in any material respect, or consent or agree to any material amendment, modification or change to any of the terms of (x) any such Subordinated Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate, increase the non-cash portion of the rate or extend the date for payment of interest thereon or that would relax or waive any covenant therein) that could reasonably be expected to be adverse to the interests of the Lenders or (y) the Senior Loan Facility (other than in accordance with the Intercreditor Agreement), in each case, without the consent of the Required Lenders, such consent not to be unreasonably withheld or delayed, or (iii) amend the subordination or related provisions of any Subordinated Indebtedness.

8.11 Limitation on Transactions with Affiliates. Engage in any transaction with any Affiliate or Subsidiary (other than a Loan Party) unless such transaction is (a) otherwise permitted under this Agreement and (b) on terms no less favorable in all material respects to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or Subsidiary.

8.12 Accounting Changes. Make any material change in its accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year. At the end of any calendar year during which any such change has occurred, the affected Loan Party shall prepare and deliver to the Administrative Agent (for its distribution to the Lenders) an explanatory statement, in form and substance reasonably satisfactory to the Administrative Agent, reconciling the previous treatment or practice with the new treatment or practice.

8.13 Limitation on Negative Pledge Clauses. Enter into, or permit to exist, with any Person any agreement which effectively prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues as Collateral, whether now owned or hereafter acquired, other than:

(a) this Agreement and the other Loan Documents;

(b) the Senior Loan Facility and the other “Loan Documents” (as defined therein);

(c) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby);

(d) leases or other documents containing restrictions on assignment entered into in the ordinary course of business;

(e) licensing agreements or management agreements with customary provisions restricting assignment, entered into in the ordinary course of business;

(f) joint venture agreements containing customary and standard provisions regarding ownership and distribution of the assets or equity interests of such joint venture;

(g) agreements that neither restrict the Collateral Agent’s or Lenders’ ability to obtain liens on Collateral nor restrict the Collateral Agent’s and Lenders’ ability to exercise the remedies available to them under applicable Law and the Security Documents, subject to liens permitted hereunder; provided that, in no event shall such agreements restrict the payment of the Loans and other Obligations;

(h) agreements entered into by a Loan Party with a third party customer or supplier of such Loan Party in the ordinary course of business with respect to a transaction that places restrictions on a portion of the cash of such Loan Party in an amount reasonably related to the amount of such transaction on terms consistent with the past practice of such Loan Party;

(i) agreements entered into in the ordinary course of business with commodity storage, transportation and/or processing facilities that prohibit Liens on the commodities that are the subject thereof;

(j) Commodity Contracts;

(k) agreements purporting to prohibit the existence of any Liens upon, or transferring of any interest in, any Excluded Asset (as such term is defined in the New York Security Agreement and/or the Canadian Security Agreement, as applicable); and

(l) agreements with respect to assets, the aggregate value of which assets at any one time outstanding does not exceed $2,500,000.

8.14 Limitation on Lines of Business. Enter into any business except for those lines of business in which the Loan Parties are engaged on the date of this Agreement.

8.15 Governing Documents. Amend its Governing Documents, in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders and the Agents, without the prior written consent of the Required Lenders, which shall not be unreasonably withheld or delayed.

8.16 Limitation on Modification of Risk Management Policy. Modify or fail to adhere with the terms of the Applicable Risk Management Policy.

8.17 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property which has been or is to be sold or transferred by any Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

8.18 Employee Benefit Plans and Canadian Pension Plans.

(a) Permit an amendment to any Canadian Plan that would increase the liabilities of such plan or which would result in a material increase in contributions to fund any such liabilities to the extent such increase could reasonably be expected to have a Material Adverse Effect.

(b) Fail to perform any obligation in respect of any Canadian Plan in a timely fashion and in accordance with the terms of such plan, any funding agreements and all applicable Requirements of Law applicable to such Canadian Plan (including any funding, investment and administration obligations), to the extent such failure could reasonably be expected to have a Material Adverse Effect.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. If any of the following events shall occur and be continuing:

(a) (i) Any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or (ii) any Loan Party shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any of the other Loan Documents, within two (2) Business Days after such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it (or by the Borrowers’ Agent on its behalf) at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) (i) Any Loan Party shall default in the observance or performance of any covenant contained in any of Sections 7.1 (other than Section 7.1(j)), 7.2 (other than Sections 7.2(e), (g), (h) and (i)), 7.4, 7.5, 7.7(a) or (b), or 8, Section 5 of the New York Security Agreement or Section 6 of the Canadian Security Agreement, or (ii) any Loan Party shall default in the observance or performance of any covenant contained in Section 7.10 or with respect to any position limit in the Applicable Risk Management Policy for a period of four (4) Business Days; or

(d) Any Loan Party shall default in the observance or performance of any other obligation contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b) and (c) of this Section 9), and such default shall continue unremedied for a period of 30 days; or

(e) Any Loan Party shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans or under the Senior Loan Facility) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations of any Loan Party in respect of which such default or defaults shall have occurred is at least $5,000,000; (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Guarantee Obligation (in each case involving the amounts specified in clause (A) above) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (1) in the case of any Financial Hedging Agreement or a Commodity OTC Agreement, cause such Financial Hedging Agreement or Commodity OTC Agreement to be in default or terminated and (2) in the case of any other Indebtedness, to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(f) (i) the acceleration of the maturity of any Indebtedness under the Senior Loan Facility; or (ii) Parent or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness under any Unrestricted Subsidiary Facility beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such

Indebtedness was created, or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (iii) the SemEuro Financing shall not have been consummated on the Business Day following the Closing Date; or

(g) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be filed against any Loan Party organized under the Laws of Canada or any political subdivision thereof (A) any proposal to creditors (under Canadian bankruptcy or insolvency Law), or (B) any notice of intent to file such a proposal, or (iv) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (v) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; or (vi) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Loan Parties or any Commonly Controlled Entity incur, or in the reasonable opinion of the Required Lenders are likely to incur, any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Single Employer Plan or Multiemployer Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(j) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(k) the Guarantee shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 11.6), to be in full force and effect or the Parent or any Subsidiary of the Parent shall so assert; or

(l) (i) Any agreement or provision pertaining to the subordination of any Subordinated Indebtedness (or any related provision) under a subordination agreement shall cease, for any reason, to be effective or in full force and effect, or (ii) any other material provision of the Intercreditor Agreement shall cease to be in full force and effect, or any Senior Claimholder or Excluded Senior Claimholder (each as defined in the Intercreditor Agreement) or Loan Party shall so assert; or

(m) Any Change of Control shall occur; or

(n) Any event shall occur which has had or is reasonably likely to have a Material Adverse Effect; or

(o) A direction of compliance, temporary or otherwise, is issued pursuant to applicable pension benefits standards Law by the pension standards regulator having jurisdiction over a Canadian Pension Plan, or equivalent or analogous order or directive under any applicable pension benefits standards Laws, in respect of a Canadian Pension Plan or a change is made to applicable pension benefits standards Laws that directly or indirectly requires the payment of, or directly or indirectly results in the obligation to pay, any monetary amount in respect of such Canadian Pension Plan, where such payment(s) or obligation(s) to pay (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) of this Section 9 with respect to any Borrower, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, then, subject to the Intercreditor Agreement, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers’ Agent, declare the Loans and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 10. THE AGENTS

10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates (each an “Agent-Related Person”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document (including in any audit prepared by the Administrative Agent’s internal auditor) or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties or any Unrestricted Subsidiary), independent accountants and other experts selected by such Agent with reasonable care. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater percentage of Lenders as shall be required therefor under Section 11.2) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such greater percentage of Lenders as shall be required therefor under Section 11.2) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until an Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of any Borrower or other Loan Party or any audit performed by the Administrative Agent’s internal auditor, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties and made its own decision to extend credit to the Borrowers hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or Collateral Agent hereunder or under any of the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers and other Loan Parties which may come into the possession of such Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates. Without limiting the generality of the foregoing, no Agent shall have any duty to monitor the Collateral or the reporting requirements or the contents of reports delivered by the Borrowers. Each Lender assumes the responsibility of keeping itself informed at all times.

10.7 Indemnification. The Lenders agree to indemnify each Agent and each other Agent-Related Person in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Term Loan Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent or other Agent-Related Person in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or other Agent-Related Person under or in connection with any of the foregoing; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s or other Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all amounts payable hereunder.

10.8 Agent in Its Individual Capacity. Each Agent and its Subsidiaries and Affiliates may make loans and other extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrowers and the other Loan Parties and their Subsidiaries as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity. Without limiting the foregoing, (i) the Lenders hereby acknowledge that Bank of America is the “Documentation Agent”, a “Lender”, an “Issuing Lender” and a member of the Instructing Group (each as defined in the Exit Facility) under the Exit Facility and that, in such capacities, Bank of America has or may have interests, or take actions, that may conflict with the interests of the Lenders and (ii) the Lenders hereby waive any such conflict of interests and agree that Bank of America shall have no duty to disclose to the Lenders or use on behalf of the Lenders any information whatsoever derived from its role or activities in any such capacity.

10.9 Successor Agents.

(a) The Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon 30 days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent shall resign as the Administrative Agent or the Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders (unless no Lender is willing to act as such Agent, in which case, such Agent may be any Person approved by the Required Lenders)a successor Administrative Agent or Collateral Agent, as applicable, for the Lenders, which successor Administrative Agent or Collateral Agent shall be approved by the Borrowers’ Agent (which approval shall not be unreasonably withheld and shall not be required during the continuance of an Event of Default), whereupon such successor Administrative Agent or Collateral Agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor Administrative Agent or the Collateral Agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans or other Obligations. After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, including any actions taken in connection with the transfer of any rights, powers, duties, information or collateral to the successor Administrative Agent or Collateral Agent. If no successor Administrative Agent or Collateral Agent has accepted appointment as Administrative Agent or Collateral Agent by the date which is 30 days following a retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b) In the event the retiring Collateral Agent’s resignation becomes effective and a successor agent has not been appointed, the retiring Collateral Agent shall continue to act, as the Collateral Agent (in such capacity, the “Retiring Collateral Agent”), for the purpose of perfecting Liens granted by the Loan Parties under the Security Documents, with respect to (i) all Collateral in which the Lien therein can be perfected by the possession or control thereof or of any account in which such Collateral is held, to the extent any such Collateral or account is in the possession or under the control of the Retiring Collateral Agent, or of agents or bailees of the Retiring Collateral Agent, (ii) all Collateral which from time to time, or at any time, are evidenced by a (or have a related) certificate of title, document or instrument which reflects the Collateral (in its individual capacity or in its capacity as collateral agent) as the secured party thereon, (iii) all real property Collateral in which the related mortgage or similar filings made with the applicable Governmental Authorities reflect the Retiring Collateral Agent (in its individual capacity or in its capacity as collateral agent) as the secured party thereon, and (iv) all other Collateral in which the Lien therein can be perfected by making a filing with a Governmental Authority or other Person (including, without limitation, intellectual property Collateral and Collateral in which the Lien therein can be perfected by filing a UCC financing or similar statement) to the extent such filing reflects the Retiring Collateral Agent (in its individual capacity or in its capacity as collateral agent) as the secured party thereon. Each of the Lenders hereby agrees to the appointment of the Retiring Collateral Agent as provided in this Section 10.9(b). All parties hereto agree that the Retiring

Collateral Agent shall continue to have a perfected security interest in the Collateral, which security interest shall be created pursuant to the applicable Security Documents and held for the benefit of the Secured Parties in accordance with the terms thereof and that the provisions of this Section 10 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it as the Retiring Collateral Agent under this Agreement and the other Loan Documents, including the authorization on behalf of all of the Lenders provided in accordance with Section 10.10. Each of the parties hereto hereby agrees that neither the Retired Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act under or as a result of this Section 10.9(b), and that all provisions set forth in Section 10.7 and Section 11.7 of this Agreement shall continue in effect for the Retired Collateral Agent and its officers, directors, employees and agents while it is acting as the Retired Collateral Agent. Notwithstanding the foregoing, nothing herein contained shall be construed as requiring or obligating the Retired Collateral Agent to take or perform any action which the Collateral Agent is required to perform under this Agreement.

10.10 Collateral Matters.

(a) The Collateral Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to the Collateral Agent and payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (other than a disposition to another Loan Party); (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Loan Parties to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; (vi) if approved, authorized or ratified in writing by the portion of the Lenders required by Section 11.2; or (vii) in accordance with the terms of the Intercreditor Agreement. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10; provided that, the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s rights under this Section 10.10.

(c) The Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

SECTION 11. MISCELLANEOUS

11.1 The Borrowers’ Agent.

(a) Each Borrower hereby appoints Parent to act on its behalf as the agent for the Borrowers (in such capacity, the “Borrowers’ Agent”) hereunder and under the other Loan Documents and has authorized the Borrowers’ Agent to take such actions on its behalf and to exercise such powers as are delegated to the Borrowers’ Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and that the Borrowers’ Agent hereby accepts such appointment. Such appointment shall not be terminated or revoked without the consent of the Administrative Agent.

(b) The Borrowers’ Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. In addition, the Borrowers’ Agent shall not be liable to the Lenders, the Agents or any Borrower for any action taken or not taken by it (i) with the consent or at the request of such Person or (ii) in the absence of its own gross negligence or willful misconduct.

11.2 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.2. Amendments, supplements and modifications to the Loan Documents that expressly require the consent of the Administrative Agent and do not require the consent of the Lenders or any subset of the Lenders may be entered into by the Administrative Agent and the Loan Parties party thereto without the consent of the Lenders. Otherwise, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents with the Loan Parties party thereto for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties party thereto hereunder or thereunder or (b) waive or consent to any departure from, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver or consent and no such amendment, supplement or modification shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or payment Obligation hereunder or any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the additional written consent of each Lender affected thereby, or

(ii) increase the aggregate principal amount of the Term Loans, other than in accordance with Section 4.2(d), without the written consent of all of the Lenders; or

(iii) (A) amend, modify or waive (1) any provision of Section 4.9(a) or (b) (in a manner that would alter the pro rata sharing of payments), this Section 11.2 or Section 11.9 (in a manner that would alter the pro rata sharing of payments), or (2) the application of payments in Section 8(b) of the New York Security Agreement, Section 9(b) of the Canadian Security Agreement, Section 9 of the New York Pledge Agreement, Section 10(a) of the Canadian Pledge Agreement or in any other Loan Document, or (B) change the percentage specified in the definition of Required Lenders, or (C) consent to the assignment or transfer by any of the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all of the Lenders, or

(iv) change the percentage specified in the definition of Required Lenders without the written consent of all of the Lenders, or

(v) consent to the release by the Collateral Agent of all or substantially all of the Collateral or release any Guarantor from its Guarantee Obligations under the Guarantee or provide for the Collateral or the Guarantee to no longer secure or guarantee all Obligations ratably, without the written consent of all of the Lenders, except to the extent such release is required under this Agreement or the Intercreditor Agreement, or

(vi) amend, modify or waive any provision of Section 10, or any other provision affecting the rights, duties or obligations of any Agent, without the additional written consent of any Agent directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans and other Obligations. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.3 Notices.

(a) General. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by overnight courier or delivery by hand, when received, (b) in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	SemGroup Corporation 6120 South Yale, Suite 700 Tulsa, OK 74136 Attention: Chief Executive Officer Fax: 918-524-8230

with a copy to:	Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201 Attention: Martin Sosland Fax: +1 214-746-7777

The Administrative Agent:	Bank of America, N.A. Bank of America Plaza 901 Main Street Dallas, Texas 75202-3714 Attention: Jack Woodiel Phone: 214-209-0955 Fax: 1-214-209-3533 Email: jack.woodiel@bankofamerica.com

with a copy to:	Bank of America, N.A. 1455 Market Street San Francisco, California 94103-1399

Attention: Angela Lau Phone: 415-436-4000 Fax: 415-503-5008 Email: angela.lau@bankofamerica.com

with a copy to:	Kaye Scholer LLP 425 Park Avenue New York, New York 10022 Attention: Margot Schonholtz, Esq. Fax: 212-836-6465

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 4.3, 4.6, 4.7, and 4.17 shall not be effective until received.

(b) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, to distribute Loan Documents for execution by the parties thereto, and may not be used to deliver any notice hereunder; provided, that if requested by a Lender, the Administrative Agent may also use the foregoing forms of communication to forward to such Lender notices of accounting changes pursuant to Section 8.12 and notices received by the Administrative Agent pursuant to Section 7.7.

(c) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrowers or the Borrowers’ Agent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers jointly and severally shall indemnify each Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers and/or the Borrowers’ Agent. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and in the other Loan Documents provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.5 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

11.6 Release of Collateral and Guarantee Obligations.

(a) Upon any sale or other transfer of any Collateral that is permitted under the Loan Documents by any Loan Party or a sale of all of the assets of, or all of the Capital Stock of, a Subsidiary in a transaction that is permitted under the Loan Documents (other than a sale, transfer or other disposition to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.10 hereof, the security interest in such Collateral shall automatically terminate.

(b) Upon any sale or other transfer of all of the Capital Stock of any Loan Party that is permitted or consented to under the Loan Documents (other than a sale or transfer to another Loan Party), the Guarantee of such Loan Party shall automatically be released and terminated.

(c) Upon payment in full of the Loans and all other Obligations payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge), the pledge and security interest granted pursuant to the Loan Documents shall automatically terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination or pursuant to any termination or release as described in Section 11.6(a), the Collateral Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

11.7 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to each of the Agents (including the fees and expenses of Kaye Scholer LLP and Fasken Martineau DuMoulin LLP), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Agents (including the fees and expenses of Kaye Scholer LLP), (c) to pay or reimburse each Lender and each Agent for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel (excluding the allocated fees and expenses of in-house counsel) to each Agent and each Lender, (d) to pay or reimburse the Administrative Agent for its documented costs and expenses incurred in connection with any due diligence performed in connection with this Agreement and the other Loan Documents, including the documented fees and disbursements of counsel to the Administrative Agent (including the fees and expenses of Kaye Scholer LLP), (e) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (f) to pay, indemnify, and hold each Lender and the Agents, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any of the Borrowers, any of their Subsidiaries, or any of the Properties (all the foregoing in this clause (f), collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART,

OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that, the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section 11.7 shall survive repayment of the Loans and all other amounts payable hereunder.

11.8 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agents and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any purported such assignment or transfer by a Borrower without such consent of each Lender shall be null and void).

(b) Any Lender other, than an Unsigned Lender, may, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (individually a “Participant” and, collectively, the “Participants”) participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder or under the other Loan Documents (a “Participation”). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or the stated rate of interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case, to the extent subject to such participation. The Borrowers agree that if amounts outstanding under this Agreement are due or unpaid during an Event of Default, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.9(a) as fully as if it were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of, and bound by the obligations imposed on the Lenders in, Sections 4.10, 4.11, and 4.14 with respect to its participation in the Loans outstanding from time to time as if it were a Lender.

(c) Any Lender, other than an Unsigned Lender, may, in accordance with applicable Law, at any time and from time to time assign to any Lender or any Subsidiary, Affiliate or Approved Fund thereof, or, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent (which consent shall not be unreasonably withheld or delayed), to any other Person (the “Assignee”), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, appropriately completed (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or any Subsidiary, Affiliate or Approved Fund thereof, by the Administrative Agent, and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent) and attaching the Assignee’s relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (other than in the case of (A) an assignment of all of a Lender’s interests under this Agreement or (B) an assignment to another Lender or to a Subsidiary, an Affiliate or an Approved Fund of such assigning Lender), unless otherwise agreed by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrowers’ Agent (such amount to be aggregated in respect of assignments to any Lender and the affiliates or Approved Funds thereof), (ii) in the case of an assignment by a Lender to a Bank CLO managed by such Lender or an affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Administrative Agent and Borrowers’ Agent (such consent not to be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, waiver or other modification of this Agreement or any other Loan Document; provided that, the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 11.2, and (iii) each Assignee shall comply with the provisions of Section 4.11(e). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this Section 11.8, (x) the consent of Borrowers’ Agent shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrowers, for any assignment which occurs at any time when any of the events described in Section 9.1(g) shall have occurred and be continuing and (y) the Borrowers shall be deemed to have consented to any assignment that requires such consent pursuant to the terms thereof unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8 shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with Section 11.8(b).

(d) The Administrative Agent, on behalf of the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.3 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including all Assignees and successors) and principal amounts of the Loans and other Obligations owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other Obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. If any Lender sells a Participation as described in Section 11.8(b), it shall maintain as agent of the Borrowers, the information described in this paragraph and permit the Administrative Agent and the Borrowers to review such information as reasonably needed for the Administrative Agent and the Borrowers to comply with their obligations under this Agreement or under any applicable Law or governmental regulation or procedure.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender (or any Subsidiary, Affiliate or Approved Fund thereof), by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent), together with payment to the Administrative Agent by the assigning Lender of a registration and processing fee of $3,500 (unless waived by the Administrative Agent in its sole discretion), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the applicable Register and give notice of such acceptance and recordation to the Lenders and the Borrowers.

(f) The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee in each case, any and all financial information in such Lender’s possession concerning the Borrowers, the other Loan Parties, and their Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers, the other Loan Parties and their Subsidiaries and Affiliates prior to becoming a party to this Agreement; provided that such Transferee shall have agreed to be bound by the provisions of Section 11.17 hereof.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.8 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) [Intentionally Omitted].

11.9 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, except to the extent specifically provided hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrowers or the Borrowers’ Agent, any such notice being expressly waived by the Borrowers to the extent permitted by applicable Law, during the existence of an Event of Default, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of a Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that, the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or electronic mail transmission in portable document format of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in portable document format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers’ Agent and the Administrative Agent.

11.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

11.14 Submission to Jurisdiction. Each Borrower and the Borrowers’ Agent hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers’ Agent at its address set forth in Section 11.3 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.14 any special, exemplary, punitive or consequential damages.

11.15 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Agents nor any Lender has any fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers and the other Loan Parties, on one hand, and Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.16 WAIVERS OF JURY TRIAL. THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17 Confidentiality.

(a) Each Agent and Lender shall (i) keep confidential (and shall cause its directors, officers, employees, representatives, agents or auditors (collectively, “Representatives”) to keep confidential) all information that such Lender receives from or on behalf of the Loan Parties other than information that is identified by any of the Loan Parties or the Borrowers’ Agent as being non-confidential information (all such information that is not so identified being “Confidential Information”); provided that, nothing in this Section 11.17 shall prevent any Agent or any Lender from (A) disclosing, subject to the terms and requirements of this Section 11.17, such information to a Subsidiary or an Affiliate or its Representatives, (B) disclosing Confidential Information in connection with the exercise of any remedy hereunder, or (C) using Confidential Information solely for purposes of evaluating and administering the Loans and the Loan Documents, and (ii) subject to Section 11.17(d), not disclose Confidential Information to Representatives of its Trading Business.

(b) Notwithstanding anything in this Section 11.17 to the contrary, any Confidential Information may be disclosed by any Lender (the affected Lender being, the “Disclosing Party”) if the Disclosing Party is compelled by judicial process or is required by Law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self regulatory organization including, without limitation, the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission, in each case having or asserting jurisdiction over the Disclosing Party.

(c) The obligations of each Agent and Lender and its Representatives under this Section 11.17 with respect to Confidential Information shall not apply to any Confidential Information which, as of the date of disclosure by such Agent or Lender or its Representatives is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of any Agent or Lender or its Representatives hereunder, or any information that was or becomes available to such Agent or Lender or its Representatives from a person or source that is not, to the knowledge of such Agent or Lender or its Representatives, bound by a confidentiality agreement with the Loan Parties or otherwise prohibited from transferring such information to such Agent or Lender or its Representatives, or any information which was or becomes available to such Agent or Lender or its Representatives without any obligation of confidentiality prior to its disclosure by or on behalf of the Loan Parties.

(d) Notwithstanding anything herein to the contrary, each Lender may disclose Confidential Information to those Representatives of its Trading Business, solely to the extent (i) such disclosure is (A) advisable, in the good faith discretion of such Lender, to assist such Lender in protecting and enforcing its rights under the Loan Documents and other credit facilities with which such Lender or any of its Subsidiaries or Affiliates has with the Borrowers (or their Subsidiaries or Affiliates) and (B) relevant to such assistance, (ii) such Representatives have been advised of, and agree to, the confidential nature, and restrictions on use, of such Confidential Information and need to know same in connection with providing such assistance, and (iii) such Confidential Information is not used for any purpose other than that set forth in this Section 11.17.

(e) Each of the Borrowers hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any of the Borrower or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in this Section 11.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

11.18 Specified Laws. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Specified Laws, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrowers in accordance with the Specified Laws.

11.19 Certain Matters relating to the Plan of Reorganization and the Canadian Plans of Reorganization. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (a) any and all payments, distributions, the existence or creation of any Liens or Indebtedness, the creation and/or maintenance of any Liens, the conversion of all or a portion of Indebtedness into equity and the issuance of securities by any Loan Party, and other transfers of money and other property and creation of contractual and monetary obligations (including, without limitation, any of the foregoing by Parent or any of its Subsidiaries to any other of Parent or any of its Subsidiaries or by the Parent or any of its Subsidiaries to any specified creditor) made or created or permitted to exist pursuant to the express provisions of the Plan of Reorganization or any of the Canadian Plans of Reorganization (whether prior to, on or after the Closing Date), (b) any transfer of property pursuant to an order of the Bankruptcy Court or the Alberta Court approving a motion filed on or before the Closing Date, whether such order is entered before or after the Closing Date, and (c) any transfer of property after the Closing Date that generates proceeds to be distributed to creditors pursuant to the Plan of Reorganization or any of the Canadian Plans of Reorganization are, in each case, expressly permitted without restriction of any kind, and any such sales or other transfers of money, and other property that are earmarked in the Plan of Reorganization or any of the Canadian Plans of Reorganization for distribution, directly or indirectly, to specified creditors shall not constitute an Asset Sale or an Extraordinary Receipt and shall not otherwise result in a mandatory prepayment pursuant to Sections 4.7(c) and (d), and upon any transfer or sale to any such specified creditor, such property shall be free and clear of any Liens created under any of the Security Documents.

11.20 Intercreditor Agreement. Agent and each of the Lenders agree that the Intercreditor Agreement, and all actions taken under or pursuant to the Intercreditor Agreement, shall be binding upon each Lender as if it were a direct signatory to the Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:

(a) the payment of the Obligations, including principal, interest and repayment and prepayment premium (if any), now or hereafter due pursuant to this Agreement and the other Loan Documents, and certain of the other terms and provisions of this Agreement and the other Loan Documents, shall be subject, in each case, to the terms of the Intercreditor Agreement;

(b) the priority of the Liens and security interests granted to the Agent for the benefit of the Lenders pursuant to this Agreement and the other Loan Documents and the exercise of any right or remedy related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement; and

(c) in the event of a conflict between the express terms of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control.

11.21 Execution of Lender Signature Pages; Lender Contact Information. Upon satisfaction of the conditions precedent set forth in Section 6.1, this Agreement shall constitute a legal, valid and binding obligation of each Lender enforceable against such Lender in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Notwithstanding the prior sentence or any provision in this Agreement to the contrary, the Administrative Agent shall not make any payments to any Lender under this Agreement, whether of principal, interest or otherwise, and shall hold all such funds on behalf of each Lender until such time as the Lender has delivered to the Administrative Agent a signature page to this Agreement duly executed by an authorized officer of such Lender. In addition, the Administrative Agent shall be entitled to rely on any address and contact information provided to the Prepetition Agent with respect to any Lender for all purposes hereunder and under the other Loan Documents until the Administrative Agent actually receives notice from such Lender in accordance with Section 11.3(a) of another address or other contact information.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SEMGROUP CORPORATION, as Borrowers’ Agent and a Borrower

By:	/s/ Norman J. Szydlowski
Name:	Norman J. Szydlowski
Title:	President and Chief Executive Officer

SEMCRUDE, L.P., as a Borrower

By:	SemOperating G.P., L.L.C. its General Partner

By:	/s/ Norman J. Szydlowski
Name:	Norman J. Szydlowski
Title:	Chief Executive Officer

SEMSTREAM, L.P., as a Borrower

By:	SemOperating G.P., L.L.C. its General Partner

By:	/s/ Norman J. Szydlowski
Name:	Norman J. Szydlowski
Title:	Chief Executive Officer

SEMCAMS ULC, as a Borrower

By:	/s/ Darren Marine
Name:	Darren Marine
Title:	President

Signature Page to Term Loan Credit Agreement

SEMCANADA CRUDE COMPANY, as a Borrower

By:	/s/ Brent Brown
Name:	Brent Brown
Title:	President

SEMGAS, L.P., as a Borrower

By:	SemOperating G.P., L.L.C. its General Partner

By:	/s/ Norman J. Szydlowski
Name:	Norman J. Szydlowski
Title:	Chief Executive Officer

Signature Page to Term Loan Credit Agreement

AGENTS: BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ John W. Woodiel III
Name:	John W. Woodiel III
Title:	Senior Vice President

Signature Page to Term Loan Credit Agreement

SCHEDULE 1.0 to

CREDIT AGREEMENT

Lenders, Term Loans, and Applicable Lending Offices

On file with Administrative Agent.

SCHEDULE 1.1(A) to

CREDIT AGREEMENT

[Reserved]

SCHEDULE 1.1(B) to

CREDIT AGREEMENT

[Reserved]

SCHEDULE 1.1(C) to

CREDIT AGREEMENT

[Reserved]

SCHEDULE 1.1(D) to

CREDIT AGREEMENT

Mortgaged Properties

[Distributed Separately]

SCHEDULE 1.1(E) to

CREDIT AGREEMENT

[Reserved]

SCHEDULE 1.1(F) to

CREDIT AGREEMENT

[Reserved]

SCHEDULE 1.1(G) to

CREDIT AGREEMENT

Initial Loan Parties (other than Borrowers)

1.	SemGroup Subsidiary Holding, L.L.C., a Delaware limited liability company

2.	SemManagement, L.L.C., a Delaware limited liability company

3.	Eaglwing, L.P., an Oklahoma limited partnership

4.	SemDevelopment, L.L.C., a Delaware limited liability company

5.	SemFuel, L.P., a Texas limited partnership

6.	SemFuel Transport LLC, a Wisconsin limited liability company

7.	SemProducts, L.L.C., an Oklahoma limited liability company

8.	SemOperating G.P., L.L.C., an Oklahoma limited liability company

9.	SemCap, L.L.C., an Oklahoma limited liability company

10.	SemGroup Asia, L.L.C., a Delaware limited liability company

11.	SemGroup Europe Holding, L.L.C., a Delaware limited liability company

12.	SemCanada, L.P., an Oklahoma limited partnership

13.	SemCanada II, L.P., an Oklahoma limited partnership

14.	SemCAMS Redwillow ULC, a Nova Scotia unlimited company

15.	SemKan, L.L.C., an Oklahoma limited liability company

16.	SemGas Gathering, L.L.C., an Oklahoma limited liability company

17.	SemGas Storage, L.L.C., an Oklahoma limited liability company

18.	Greyhawk Gas Storage Company, L.L.C., a Delaware limited liability company

19.	Steuben Development Company, LLC, a Delaware limited liability company

20.	Grayson Pipeline, L.L.C., an Oklahoma limited liability company

21.	SemGreen, L.P., a Delaware limited partnership

22.	SemBio, L.L.C., a Delaware limited liability company

23.	SemMaterials, L.P., an Oklahoma limited partnership

24.	New Century Transportation LLC, a Delaware limited liability company

25.	K.C. Asphalt, L.L.C., a Colorado limited liability company

26.	SemTrucking, L.P., an Oklahoma limited partnership

27.	SemMaterials Vietnam, L.L.C., an Oklahoma limited liability company

28.	Chemical Petroleum Exchange, Incorporated, an Illinois corporation

SCHEDULE 5.1(c) to

CREDIT AGREEMENT

Liabilities

1.	Various leases accounted for as operating leases and not reflected on the Loan Parties’ financial statements as of September 30, 2009, the aggregate minimum payments under which (including leases subject to rejection in the bankruptcy proceedings) as of September 30, 2009, is $30,877,000 for SemMaterials, L.P.

2.	Reimbursement obligations for each letter of credit listed on Schedule 1.1(H) to the Exit Facility.

SCHEDULE 5.4 to

CREDIT AGREEMENT

Consents and Authorizations

None.

SCHEDULE 5.6 to

CREDIT AGREEMENT

Material Litigation

None.

SCHEDULE 5.8 to

CREDIT AGREEMENT

Material Contracts

1.	Greyhawk Gas Storage Company, L.L.C. is a party to the Amended and Restated Operating Agreement of Wyckoff Gas Storage Company, LLC, a Delaware limited liability company, and holds a 51% membership interest therein.

2.	SemGas, L.P. is a party to the First Amended and Restated Regulations of Woodford Midstream, LLC, a Texas limited liability company, and holds a 51% membership interest therein.

3.

Each of the Borrowers is a party to the Credit Agreement,[1] dated as of November 30, 2009, among SemGroup Corporation, a Delaware corporation, SemCrude, L.P., a Delaware limited partnership, SemStream, L.P., a Delaware limited partnership, SemCAMS ULC, a Nova Scotia unlimited company, SemCanada Crude Company, a Nova Scotia unlimited company, and SemGas, L.P., an Oklahoma limited partnership, as borrowers, the several banks and other financial institutions or entities from time to time parties thereto as lenders, and BNP Paribas, as Administrative Agent and as Collateral Agent, BNP Paribas Securities Corp., Banc of America Securities LLC and Calyon New York Branch, as Joint Lead Arrangers, Bank of America, N.A., as the Syndication Agent, and Calyon New York Branch, as the Documentation Agent. Each of the Loan Parties has entered into a guarantee and certain security documents pursuant to the foregoing Credit Agreement.

[1]	More commonly known as the “First Lien Credit Agreement”.

SCHEDULE 5.10 to

CREDIT AGREEMENT

Intellectual Property Claims

None.

SCHEDULE 5.18 to

CREDIT AGREEMENT

Subsidiaries

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemCanada, L.P.	SemCanada Crude Company	Unlimited Company	Nova Scotia	50,001 shares issued and outstanding, 100% interest	N/A	SemCanada, L.P. holds 50,001 shares and 100% of all issued and outstanding shares.

SemCanada II, L.P.	SemCAMS ULC	Unlimited Company	Nova Scotia	1,000 shares issued and outstanding, 100% interest	N/A	SemCanada II, L.P. holds 1,000 shares and 100% of all issued and outstanding shares.

SemCAMS ULC	SemCAMS Redwillow ULC	Unlimited Company	Nova Scotia	1 share issued and outstanding, 100% interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemMaterials, L.P.	Chemical Petroleum Exchange, Incorporated	Corporation	Illinois	12,000 shares issued and outstanding, 100% interest	N/A	N/A

SemMaterials, L.P.	SemMexico Materials HC S. de R.L. de C.V.	S. de R.L. de C.V.	Mexico	1 Series “A”, $2,999 1 Series “B”, $372,633,422, a 99.99% interest	1 Series “A”, $2,999 1 Series “B”, $372,633,422	N/A

SemMexico, LLC	SemMexico Materials HC S. de R.L. de C.V.	S. de R.L. de C.V.	Mexico	1 Series “A”, $2,999 1 Series “B”, $372,633,422, a 0.01% interest	1 Series “A”, $2,999 1 Series “B”, $372,633,422	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemMexico Materials HC S. de R.L. de C.V.	SemMaterials HC México, S. de R.L. de C.V.	S. de R.L. de C.V.	Mexico	2 shares (partes sociales) issued and outstanding, $108,253,550 capital variable, 99.99% membership interest	N/A	N/A

SemMexico, L.L.C.	SemMaterials HC México, S. de R.L. de C.V.	S. de R.L. de C.V.	Mexico	2 shares (partes sociales) issued and outstanding, $108,253,550 capital variable, 0.01% membership interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemMaterials HC México, S. de R.L. de C.V.	SemMaterials México, S. de R.L. de C.V.	S. de R.L. de C.V.	Mexico	2 shares (partes sociales) issued and outstanding, $108,497,171 capital variable, 99.99% membership interest	N/A	N/A

SemMexico, LLC	SemMaterials México, S. de R.L. de C.V.	S. de R.L. de C.V.	Mexico	2 shares (partes sociales) issued and outstanding, $108,497,171 capital variable, 0.01% membership interest	N/A	N/A

SemMaterials HC México S. de R.L. de C.V.	SemMaterials SC México S. de R.L. de C.V.	S. de R.L. de C.V.	Mexico	2 shares (partes sociales) issued and outstanding, capital fijo $2,999, 99.99% membership interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemMexico, LLC	SemMaterials SC México S. de R.L. de C.V.	S. de R.L. de C.V.	Mexico	2 shares (partes sociales) issued and outstanding, $1.00 capital fijo, 0.01% membership interest	N/A	N/A

SemGroup Corporation	SemCrude, L.P.	Limited Partnership	Delaware	99.5% limited partnership interest	N/A	SemGroup Corporation holds a 99.5% limited partnership interest, and SemOperating G.P., L.L.C. holds a 0.5% general partnership interest

SemGroup Corporation	Eaglwing, L.P.	Limited Partnership	Oklahoma	99.5% limited partnership interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemGroup Corporation	SemStream, L.P.	Limited Partnership	Delaware	99.5% limited partnership interest	N/A	SemGroup Corporation holds a 99.5% limited partnership interest, and SemOperating G.P., L.L.C. holds a 0.5% general partnership interest

SemGroup Corporation	SemFuel, L.P.	Limited Partnership	Texas	99.5% limited partnership interest	N/A	N/A

SemGroup Corporation	SemGas, L.P.	Limited Partnership	Oklahoma	99.5% limited partnership interest	N/A	SemGroup Corporation holds a 99.5% limited partnership interest, and SemOperating G.P., L.L.C. holds a 0.5% general partnership interest

SemGroup Corporation	SemCanada, L.P.	Limited Partnership	Oklahoma	99.5% limited partnership interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemGroup Corporation	SemCanada II, L.P.	Limited Partnership	Oklahoma	99.5% limited partnership interest	N/A	N/A

SemGroup Corporation	SemGreen, L.P.	Limited Partnership	Delaware	99.5% limited partnership interest	N/A	N/A

SemGroup Corporation	SemMaterials, L.P.	Limited Partnership	Oklahoma	99.5% limited partnership interest	N/A	N/A

SemOperating G.P., L.L.C.	SemCrude, L.P.	Limited Partnership	Delaware	0.5% general partnership interest	N/A	SemGroup Corporation holds a 99.5% limited partnership interest, and SemOperating G.P., L.L.C. holds a 0.5% general partnership interest

SemOperating G.P., L.L.C.	Eaglwing, L.P.	Limited Partnership	Oklahoma	0.5% general partnership interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemOperating G.P., L.L.C.	SemStream, L.P.	Limited Partnership	Delaware	0.5% general partner interest	N/A	SemGroup Corporation holds a 99.5% limited partnership interest, and SemOperating G.P., L.L.C. holds a 0.5% general partnership interest

SemOperating G.P., L.L.C.	SemFuel, L.P.	Limited Partnership	Texas	0.5% general partner interest	N/A	N/A

SemOperating G.P., L.L.C.	SemGas, L.P.	Limited Partnership	Oklahoma	0.5% general partner interest	N/A	SemGroup Corporation holds a 99.5% limited partnership interest, and SemOperating G.P., L.L.C. holds a 0.5% general partnership interest

SemOperating G.P., L.L.C.	SemCanada, L.P.	Limited Partnership	Oklahoma	0.5% general partner interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemOperating G.P., L.L.C.	SemCanada II, L.P.	Limited Partnership	Oklahoma	0.5% general partner interest	N/A	N/A

SemOperating G.P., L.L.C.	SemGreen, L.P.	Limited Partnership	Delaware	0.5% general partner interest	N/A	N/A

SemOperating G.P., L.L.C.	SemMaterials, L.P.	Limited Partnership	Oklahoma	0.5% general partner interest	N/A	N/A

SemOperating G.P., L.L.C.	SemTrucking, L.P.	Limited Partnership	Oklahoma	0.5% general partner interest	N/A	N/A

SemMaterials, L.P.	SemTrucking, L.P.	Limited Partnership	Oklahoma	99.5% limited partnership interest	N/A	N/A

SemGroup Corporation	SemGroup Subsidiary Holding, L.L.C.	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SemGroup Corporation	SemOperating G.P., L.L.C.	Limited Liability Company	Oklahoma	100% membership interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemGroup Corporation	SemManagement, L.L.C.	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SemGroup Corporation	SemDevelopment, L.L.C.	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SemGroup Corporation	SemGroup Europe Holding, L.L.C.	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SemGroup Europe Holding, L.L.C.	SemEuro Limited	Limited Company	United Kingdom	38,700,000 shares issued and outstanding, 100% interest	N/A	N/A

SemEuro Limited	SemLogistics Milford Haven Limited	Limited Company	United Kingdom	2 shares issued and outstanding, 100% interest	N/A	N/A

SemEuro Limited	SemEuro Supply Limited	Limited Company	United Kingdom	1 share issued and outstanding, 100% interest	N/A	N/A

SemGas, L.P.	SemKan, L.L.C.	Limited Liability Company	Oklahoma	100% membership interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemGas, L.P.	SemGas Gathering, L.L.C.	Limited Liability Company	Oklahoma	100% membership interest	N/A	N/A

SemGas, L.P.	SemGas Storage, L.L.C.	Limited Liability Company	Oklahoma	100% membership interest	N/A	N/A

SemGas, L.P.	Greyhawk Gas Storage Company, L.L.C.	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SemGas, L.P.	Woodford Midstream, LLC	Limited Liability Company	Texas	51% membership interest	N/A	N/A

SemGas, L.P.	Grayson Pipeline, L.L.C.	Limited Liability Company	Oklahoma	100% membership interest	N/A	N/A

Greyhawk Gas Storage Company, L.L.C.	Steuben Development Company, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

Greyhawk Gas Storage Company, L.L.C.	Wyckoff Gas Storage Company, LLC	Limited Liability Company	Delaware	51% membership interest	N/A	N/A

SemMaterials, L.P.	New Century Transportation LLC	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SemMaterials, L.P.	K.C. Asphalt, L.L.C	Limited Liability Company	Colorado	100% membership interest	N/A	N/A

SemMaterials, L.P.	SemMaterials Vietnam, L.L.C.	Limited Liability Company	Oklahoma	100% membership interest	N/A	N/A

SemMaterials, L.P.	SemMexico, LLC	Limited Liability Company	Oklahoma	100% membership interest	N/A	N/A

SemGreen, L.P.	SemBio, L.L.C.	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SemStream, L.P.	SemStream Arizona Propane, L.L.C.	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

Equity Holder	Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Total Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of each such class

Name of each holder
of Capital Stock and
the number of shares
or other interests of
such Capital Stock
held by each such
holder and the
percentage of all
outstanding shares or
other interests of such
class of Capital Stock
held by such holders

(Borrowers Only)

SemFuel, L.P.	SemFuel Transport LLC	Limited Liability Company	Wisconsin	100% membership interest	N/A	N/A

SemFuel, L.P.	SemProducts, L.L.C.	Limited Liability Company	Oklahoma	100% membership interest	N/A	N/A

SemCrude, L.P.	SemCrude Pipeline, L.L.C.	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SemOperating G.P., L.L.C.	SemCap, L.L.C.	Limited Liability Company	Oklahoma	100% membership interest	N/A	N/A

SemOperating G.P., L.L.C.	SemGroup Asia, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SemCrude Pipeline, L.L.C.	White Cliffs Pipeline, L.L.C	Limited Liability Company	Delaware	99.17% membership interest	N/A	N/A

SemCrude Pipeline, L.L.C.	Rocky Cliffs Pipeline, L.L.C.	Limited Liability Company	Delaware	100% membership interest	N/A	N/A

SCHEDULE 5.19 to

CREDIT AGREEMENT

Filing Jurisdictions

Name	UCC Filing Office(s)	UCC Filing	Transmitting Utilities Filing Office(s)	Transmitting Utilities Filing
SemGroup Corporation	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

SemGroup Subsidiary Holding, L.L.C.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

SemManagement, L.L.C.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

SemCrude, L.P.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement

Oklahoma Secretary of State; Texas Secretary of State, Uniform Commercial Code Section;

Kansas Secretary of State, UCC Division; Colorado Secretary of State, Business Division; Delaware Department of State, Division of Corporations

UCC-1 Financing Statement

Eaglwing, L.P.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

SemDevelopment, L.L.C.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

SemStream, L.P.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

SemFuel, L.P.	Texas Secretary of State, Uniform Commercial Code Section	UCC-1 Financing Statement	None.	None.

SemFuel Transport LLC	State of Wisconsin, Department of Financial Institutions	UCC-1 Financing Statement	None.	None.

Name	UCC Filing Office(s)	UCC Filing	Transmitting Utilities Filing Office(s)	Transmitting Utilities Filing
SemProducts, L.L.C.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

SemOperating G.P., L.L.C.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

SemCap, L.L.C.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

SemGroup Asia, L.L.C.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

SemGroup Europe Holding, L.L.C.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

SemCanada, L.P.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

SemCanada Crude Company	Washington D.C. Recorder of Deeds; Nova Scotia Personal Property Registry	UCC-1 Financing Statement with Washington D.C. Recorder of Deeds, Registration of a financing statement under the Personal Property Security Act (Nova Scotia) in the Nova Scotia Personal Property Registry	None.	None.

SemCanada II, L.P.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

SemCAMS ULC	Washington D.C. Recorder of Deeds; Nova Scotia Personal Property Registry	UCC-1 Financing Statement with Washington D.C. Recorder of Deeds, Registration of a financing statement under the Personal Property Security Act (Nova Scotia) in the Nova Scotia Personal Property Registry	None.	None.

SemCAMS Redwillow ULC	Washington D.C. Recorder of Deeds; Nova Scotia Personal Property Registry	UCC-1 Financing Statement with Washington D.C. Recorder of Deeds, Registration of a financing statement under the Personal Property Security Act (Nova Scotia) in the Nova Scotia Personal Property Registry	None.	None.

Name	UCC Filing Office(s)	UCC Filing	Transmitting Utilities Filing Office(s)	Transmitting Utilities Filing
SemGas, L.P.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	Oklahoma Secretary of State; Texas Secretary of State, Uniform Commercial Code Section; Kansas Secretary of State, UCC Division; Colorado Secretary of State, Business Division	UCC-1 Financing Statement

SemKan, L.L.C	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	Oklahoma Secretary of State; Texas Secretary of State, Uniform Commercial Code Section; Kansas Secretary of State, UCC Division; Colorado Secretary of State, Business Division	UCC-1 Financing Statement

SemGas Gathering, L.L.C.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	Oklahoma Secretary of State; Texas Secretary of State, Uniform Commercial Code Section; Kansas Secretary of State, UCC Division; Colorado Secretary of State, Business Division	UCC-1 Financing Statement

SemGas Storage, L.L.C.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

Greyhawk Gas Storage Company, L.L.C.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

Name	UCC Filing Office(s)	UCC Filing	Transmitting Utilities Filing Office(s)	Transmitting Utilities Filing
Steuben Development Company, LLC	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

Grayson Pipeline, L.L.C.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

SemGreen, L.P.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

SemBio, L.L.C.	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

SemMaterials, L.P.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

New Century Transportation LLC	Delaware Department of State, Division of Corporations	UCC-1 Financing Statement	None.	None.

K.C. Asphalt, L.L.C.	Colorado Secretary of State, Business Division	UCC-1 Financing Statement	None.	None.

SemTrucking, L.P.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

SemMaterials Vietnam, L.L.C.	Oklahoma County Clerk, UCC Division	UCC-1 Financing Statement	None.	None.

Chemical Petroleum Exchange, Incorporated	Illinois Secretary of State, Business Services	UCC-1 Financing Statement	None.	None.

SCHEDULE 5.22 to

CREDIT AGREEMENT

Insurance

Policy Type	Effective Dates	Insurance Company	Policy Number	Limits	Amount	Named Insured Endorsement	Additional Insured and Loss Payee Endorsement
Worldwide Property	3/16/2009- 3/16/2010	ACE American Insurance Co. (30%)	PGLN05067078	$300,000,000 Per Occurrence; $250,000 Deductible Per Occurrence	$483,229.00 $76,395.00 $18,300.00 $239,927.00	Endt 55 App. p.3	Endt 56 (BNP) App. p.4 Endt 57 (BOA) App. p.5
		Arch Insurance Co. (7.5%)	HHP0032352		$42,835.00 $18,389.00	Arch 2 App. p7	Arch 1 (BNP) App. p8 Arch 3 (BOA) App. p 9-Additional correction requested to BOA Endt. inserting periods.
		Zurich Insurance Company (25%)	PCA9383073-00		$417,107.00 $15,000.00 $199,939.00	Endt 55 (Signed by Angela Slattery) App. p11	Endt 56 & 57 Requested but not received.

Policy Type	Effective Dates	Insurance Company	Policy Number	Limits	Amount	Named Insured Endorsement	Additional Insured and Loss Payee Endorsement
		National Union Fire Insurance Co. of Pittsburgh, PA (30%)	26465433		$559,263.23 $18,000.00 $1,843.23 $281,520.00	Endt 55 (Signed by Susan Bishop) App. p14	Endt 56 App. p15 57 App. p 16 (Signed by Susan Bishop)
		Lloyds-Talbot Underwriters (7.5%)	AJF086026A09		$103,225.00 $20,042.00 $1,002.10 $59,982.00 $3,412.48 $170.50	Endt 55 App. p18 (Signed by Kudret Oztap)	Endt 56 App. p19 57 App. p20 (Signed by Kudret Oztap)
Note: The percentages shown next to each insurance company under “Worldwide Property” above represent the pro rata share that each such insurance company holds. Each such company is entitled to its pro rata share of the deductible and is also responsible for paying any claims also in such proportion.

General Liability/Terminal Operators; Legal Liability / Charters Legal Liability	4/27/2009- 4/27/2010	Aspen Insurance UK Ltd.	MO031209	$1,000,000 Per Occurrence, $2,000,000 Aggregate; $250,000 Each Occurrence Retention	$315,000.00 $8,599.25	Endt Ref J2C/3 App. p22	Endt Ref J2C/4 (BNP) App. p23-24 Endt Ref J2C/5 (BOA) App. p25-26

Policy Type	Effective Dates	Insurance Company	Policy Number	Limits	Amount	Named Insured Endorsement	Additional Insured and Loss Payee Endorsement
General Liability	4/27/2009- 4/27/2010	Aspen Insurance UK Ltd.	MO031109	$4,000,000 Each Occurrence; Excess of $1,000,000	$4,950.00 $675,000.00 $18,393.37	Endt Ref J2C/4 App. p28	Endt Ref J2C/5 (BNP) App. p29-30 Endt Ref J2C/6 (BOA) App. p31-32
Umbrella Liability	4/27/2009- 4/27/2010	American International Specialty Lines	3323719	$25,000,000 Each Occurrence & Aggregate	$880,000.00 $23,846.66	Endt 27 App. p34-38	Endt 28 (BNP) App. p39 29 (BOA) App. p40-44
Excess Umbrella Liability	4/27/2009- 4/27/2010	Aspen Insurance UK Ltd.	MO030309	$100,000,000 Each Occurrence & Aggregate	$620,000.00 $17,060.19	Endt Ref J2C/4 App. p46	Endt Ref J2C/5 (BNP) App. p47-48 Endt Ref J2C/6 (BOA) App. p49-50
Excess Umbrella Liability	4/27/2009- 4/27/2010	XL Insurance	BM00024193LI09A	$70,000,000	$290,000.00	See email confirmation from Nigel Williams stating follows Endt 27 issued by American International Specialty Lines App. p52	See email confirmation from Nigel Williams stating follows Endt 28 & 29 issued by American International Specialty Lines App. p52

Policy Type	Effective Dates	Insurance Company	Policy Number	Limits	Amount	Named Insured Endorsement	Additional Insured and Loss Payee Endorsement
Excess Umbrella Liability	4/27/2009- 4/27/2010	Ace Bermuda	SMG-1415/CM01	$50,000,000	$150,000.00	Endt 13 App. p54	Follows form for American International Speciality Umbrella Endt 28 & 29; No separate endt issued.
Automobile Liability - All States (Private Company)	4/27/2009- 4/27/2010	Zurich American Insurance Company	BAP938156-00	$1,000,000 Each Accident	$134,827.00 $2,463.00	Endt 002 6 Page Endt received; App. p57-62 Pages p.58 & 61 need corrections.	Endt 002 6 Page Endt received; App. p 57-62 Pages p.58 & 61 need corrections.
Workers’ Compensation, Employer’s Liability	4/26/2009- 4/27/2010	Zurich American Insurance Company	WC9385157-00	$1,000,000 Each Accident; $1,000,000 Policy Limit; $1,000,000 Each Employee	$234,668.00 $3,138.00	Endt 001 (Policy 5157) App. p64-65 Endt 003 (Policy 5168) App. p66-67	N/A
Watercraft Liability (owned boats)	4/27/2009- 4/27/2010	Markel American	CB2007878	$1,000,000 Each Occurrence	$1,114.00	Declarations Page Naming SemGroup Corporation App. p69	Requested but not received.

Policy Type	Effective Dates	Insurance Company	Policy Number	Limits	Amount	Named Insured Endorsement	Additional Insured and Loss Payee Endorsement
Foreign Liability/DIC (Mexico)	5/31/2009- 5/31/2010	Insurance Company of the State of Pennsylvania	WR10003226	$1,000,000 Per Occurrence General Liability (DIC); $1,000,000 CSL Automobile Liability (DIC); $1,000,000 Each Accident Workers Compensation and Employers Liability	$14,093.00	Endt 23 App. p71-74	Endt 33 & 34 App. p75-79 (adds both BNP and BOA)

Policy Type	Effective Dates	Insurance Company	Policy Number	Limits	Amount	Named Insured Endorsement	Additional Insured and Loss Payee Endorsement
Control of Well	4/6/2009- 4/6/2010	St. Paul Surplus Lines	MU05510982	$2,000,000 Any One Accident or Occurrence, $250,000 Any One Accident Care Custody or Control; $100,000 Deductible Any One Accident; $25,000 Deductible Care, Custody & Control	$8,500.00 $250.00 $315.00 $17.50	Requested but not received.	Requested but not received.
Storage Tank Pollution Liability	4/12/2009- 4/12/2010	Illinois Union Ins. Co.	USTG24881738001	$1,000,000 Each Claim, $2,000,000 Aggregate, $25,000,000 Per Storage Tank Incident	$11,111.00 $350.01	Endt 009 Recd.; App. p 84 Corrections requested with SemGroup Corporation as named insured.	Endt 009 Recd.; App. p 84 Corrections requested noting BNP and BOA as Collateral Agents.

Policy Type	Effective Dates	Insurance Company	Policy Number	Limits	Amount	Named Insured Endorsement	Additional Insured and Loss Payee Endorsement
Storage Tank Pollution Liability	8/27/2009- 8/27/2010	American International Specialty Lines Insurance Company	PLS11742331	$5,000,000 Each Incident; $10,000,000 Aggregate; $250,000 Deductible Each Incident	$274,804.00 $11,179.69	Endt 22 App. p 86	Endt 25 App. p 87
Primary Director’s & Officer’s Liability	12/6/2008- 6/6/2010	National Union Fire Ins. Co. of Pittsburgh, PA	13813009	$10,000,000	$515,652.00	N/A	N/A
XS D&O $10MM xs $10MM	12/6/2008- 6/6/2010	Zurich American Ins. Co.	DOC594515500	$10,000,000 xs $10,000,000	$345,000.00	N/A	N/A
XS D&O $10MM xs $20MM	12/6/2008- 6/6/2010	ACE American Ins. Co.	DOXG2365437001	$10,000,000 xs $20,000,000	$310,000.00	N/A	N/A
EPL, Fiduciary, Crime, Special Crime, Identity Fraud[2]	11/21/2008- 11/30/2009	Travelers Casualty & Surety Co. of America	104845137	$5MM / $10MM / $5MM / $10MM / $25,000	$211,592.00	N/A	N/A

[2]	Effective December 1, 2009, this policy will be replaced by a new, yet-to-be determined policy covering substantially the same risks.

SCHEDULE 5.25 to

CREDIT AGREEMENT

Environmental Matters

SemCAMS:

Disclosures relevant to Sections 5.25(a), (b)(ii), (d) and (f):

1.	Kaybob Amalgamated Plant

Fox Creek, Alberta, Canada

Implementation of remedial measures including removal of old equipment, underground storage tanks, and spent lime, lime pond reclamation, and asbestos abatement.

2.	Kaybob South Gas Plant #3

Fox Creek, Alberta, Canada

Implementation of remedial measures including the reclamation of former process pond, disposal of materials excavated from sulfur pile, soil and spent lime, delineation sampling and possible remediation of on-site landfill, investigation of underground lines and drains, and asbestos removal.

3.	West Whitecourt Plant

Whitecourt, Alberta, Canada

Implementation of remedial measures including the removal of underground flare knockout operation and underground storage tank, and asbestos removal.

4.	Pipelines

Edison, Alberta, Canada

Implementation of remedial measures including the removal of underground storage tanks.

SemCrude:

Disclosures relevant to Sections 5.25(a), (b)(ii), (c), (d), (e), and (f):

1.	KDHE Investigation

The Kansas Department of Health and Environment (“KDHE”) is investigating SemGroup facilities in Kansas to determine whether environment assessments are required. This process was triggered under a KDHE program (funded by a federal grant) to conduct environmental assessments at properties operated by companies in bankruptcy. The purpose of these assessments would be to determine whether there had been releases of hydrocarbons which may require remediation. KDHE has identified seven properties owned by SemCrude as potential candidates for environmental assessment. The seven properties currently listed are:

a.	Hudson Station

b.	Lyons Station

c.	Cunningham Station

d.	Fleming Station

e.	Burrton Station

f.	Stafford Office

g.	El Dorado Truck Station (a/k/a Boyer Truck Station)

However, SemCrude and KDHE are currently discussing whether some of these properties may be dropped from the list of sites to be investigated. At those sites which remain on the list after consultation with KDHE, assessments would be conducted, which would involve groundwater investigation. If contamination in excess of Kansas standards were found in the groundwater at any of these sites, remediation may be undertaken.

KDHE has reserved the right to file claims in the SemGroup bankruptcy proceeding with respect to other properties.

2.	Other Sites

a.	Mt. Pleasant Station, Mt. Pleasant, Texas

Releases of petroleum hydrocarbons to soil and groundwater from a site at which there was an above ground storage tanks and an unloading area. Petroleum hydrocarbons and metals in the soil and groundwater. SemCrude has prepared an assessment report. The site is scheduled to undergo remediation pursuant to a Response Action Plan approved by the Texas Commission on Environmental Quality as part of its voluntary cleanup program.

b.	Conroe Release, Conroe, Texas

Release from a SemCrude pipeline on property not owned by SemCrude. SemCrude has been implementing interim response actions, constructing a recovery trench and removing both dissolved and phase-separated hydrocarbons. A Remedial Action Plan is being prepared for the Texas Commission on Environmental Quality.

c.	Tronox Refinery Site, Cushing, Oklahoma

SemCrude’s North and Central terminals are located on the site of a former Kerr-McGee refinery. Tronox (formerly Kerr-McGee) has been working with both the U.S. Nuclear Regulatory Commission and the Oklahoma Department of Environmental Quality to remediate the site. The radiological decommissioning of the site occurred in 2007. Tronox is addressing groundwater contamination. Tronox has indemnified SemCrude for environmental liabilities.

SemGas:

Disclosures relevant to Sections 5.25(a), (b)(ii), (c), (d), (e), and (f):

1.	KDHE Investigation

The KDHE is investigating SemGroup facilities in Kansas to determine whether environment assessments are required. This process was triggered under a KDHE program (funded by a federal grant) to conduct environmental assessments at properties operated by companies in bankruptcy. KDHE has identified three properties owned by SemGas as potential candidates for environmental assessment. The three properties currently on the list are:

a.	Pawnee Rock Compressor Station,

Great Bend, Kansas

b.	Pawnee Compressor Station # 1

Macksville, Kansas

c.	Offerlee Plant

However, SemGas and KDHE are currently discussing dropping some of these properties from the list of sites to be investigated. At those sites which remain on the list after further consultation with KDHE, assessments would be conducted, which would involve groundwater investigation. If contamination in excess of Kansas standards were found in the groundwater at any of these sites, remediation may be undertaken.

KDHE has reserved the right to file claims in the SemGroup bankruptcy proceeding with respect to other properties.

2.	Edwards Compressor Station #1 and Edwards Compressor Station #2
Belpre, Kansas

Groundwater contamination is present at both Edwards #1 and Edwards #2 based on operations pre-dating SemGas’s ownership. Both sites are enrolled in Kansas’ voluntary cleanup program, and cleanup is being conducted by the prior owner, Northern Natural Gas, not by SemGas.

3.	Air Permit Violations

Three SemGas properties in Kansas have operated for short periods of time without an air emissions permit required because of their potential to emit quantities of pollutants in excess of regulatory threshold requirements. SemGas has disclosed these permit violations to KDHE under a self-reporting program. The three properties are:

a.	Edwards Compressor Station #1

b.	Edwards Compressor Station #2

c.	Offerlee Plant

SCHEDULE 6.1(gg) to

CREDIT AGREEMENT

Existing Indebtedness to be Repaid

1.	That certain Debtor-in-Possession Credit Agreement, dated as of August 8, 2008, among SemCrude, L.P., a Delaware limited partnership, as borrower, SemGroup, L.P., an Oklahoma limited partnership, as a guarantor, SemOperating G.P., L.L.C., an Oklahoma limited liability company, as a guarantor, Bank of America, N.A., as administrative agent and letter of credit issuer, and each lender from time to time party thereto. As of November 4, 2009, each Loan Party that is borrower or guarantor thereto is jointly and severally liable for approximately $39,000,000.

2.	Allowed Claims, as such term is defined in the schedules to the Fourth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, dated October 27, 2009, filed of record in Case No. 08-11525, United States Bankruptcy Court for the District of Delaware, and attached hereto.

SCHEDULE 8.2 to

CREDIT AGREEMENT

Existing Indebtedness

1.	SemCAMS ULC has a balance of approximately $90,000 under a MasterCard credit card issued by Bank of Montreal.

2.	Indebtedness under the promissory notes dated July 23, 2007, as amended and restated on or about November 27, 2009, made by SemCAMS ULC in favor of SemCrude, L.P. in the approximate amount of US$171,062,500, as assigned in whole or in part by SemCrude, L.P. to SemCanada Crude Company pursuant to that Assignment Agreement dated November 30, 2009, between SemCrude, L.P., SemCanada Crude Company, SemCAMS ULC and Bank of America, N.A.

3.	Indebtedness under the promissory note dated on or about November 27, 2009, made by SemCAMS ULC in favor of SemGroup, L.P. in the approximate amount of US$33,090,660, as assigned in whole or part by SemGroup, L.P. in favor of SemCanada Crude Company pursuant to that Assignment Agreement dated November 27, 2009, between SemGroup, L.P., SemCanada Crude Company and SemCAMS ULC.

4.	Indebtedness under the promissory note dated on or about November 27, 2009, made by SemCAMS ULC in favor of SemCanada II, L.P. in the approximate amount of US$43,639,036.

SCHEDULE 8.3 to

CREDIT AGREEMENT

Existing Liens

1.	UCC-1 financing statements reported in a lien search conducted against the domestic Loan Parties in existence on the Closing Date in the jurisdictions for such Loan Parties referenced on Schedule 5.19 which provide notice of liens that are discharged pursuant to the Plan of Reorganization upon the exit of such Loan Parties from bankruptcy on the Closing Date.

2.	SemStream, L.P. (“SemStream”) has entered into that certain Natural Gas Liquids Marketing Agreement, dated as of April 1, 2006 (the “Marketing Agreement”), with Hiland Partners, L.P. (“Hiland”). Pursuant to the Marketing Agreement, SemStream will construct and operate a rail loading facility (the “SemStream Terminal”) in and around a natural gas processing plant owned by Hiland located in and around Sidney, MT (the “Bakken Plant”), as well as a pipeline to connect the SemStream Terminal to the Bakken Plant (the “SemStream Pipeline”). Eight years after the Effective Date (as defined therein) of the Marketing Agreement (or upon early termination by Hiland as a result of breach by SemStream), SemStream shall assign, transfer and convey to Hiland all of SemStream’s right, title and interest in the real property, tangible property and contracts (other than contracts pertaining to the sale of Products (as defined therein)) pertaining to the SemStream Terminal and the SemStream Pipeline.

3.	Personal property security act registrations and land titles registrations reported in lien searches in Alberta, British Columbia, Saskatchewan, Manitoba, Ontario and Nova Scotia conducted against SemCAMS ULC, SemCanada Crude Company and SemCAMS Redwillow ULC, as applicable, in existence on the Closing Date which provide notice of liens that are discharged pursuant to the Canadian Plans of Reorganization upon the fulfillment of conditions precedent of such plans.

SCHEDULE 8.9 to

CREDIT AGREEMENT

Investments3

1.	SemCrude, L.P. holds a 100% membership interest in SemCrude Pipeline, L.L.C., a Delaware limited liability company.

2.	SemStream, L.P. holds a 100% membership interest in SemStream Arizona Propane, L.L.C., a Delaware limited liability company.

3.	SemMaterials, L.P. holds a 99.99% ownership interest in SemMexico Materials HC, S. de R.L. de C.V., a Mexico limited liability corporation (Sociedad de Responsabilidad Limitada de Capital Variable).

4.	SemMaterials, L.P. owns a 100% membership interest in SemMexico, L.L.C., an Oklahoma limited liability company.

5.	SemGroup Europe Holding, L.L.C. holds a 100% ownership interest in SemEuro Limited, a United Kingdom private company limited by shares.

6.	SemGas, L.P. owns a 51% membership interest in Woodford Midstream, LLC, a Texas limited liability company.

7.	Greyhawk Gas Storage Company, L.L.C. holds a 51% membership interest in Wyckoff Gas Storage Company, LLC, a Delaware limited liability company.

8.	Indebtedness under the promissory notes dated July 23, 2007, as amended and restated on or about November 27, 2009, made by SemCAMS ULC in favor of SemCrude, L.P. in the approximate amount of US$171,062,500, as assigned in whole or in part by SemCrude, L.P. to SemCanada Crude Company pursuant to that Assignment Agreement dated November 30, 2009, between SemCrude, L.P., SemCanada Crude Company, SemCAMS ULC and Bank of America, N.A.

9.	Indebtedness under the promissory note dated on or about November 27, 2009, made by SemCAMS ULC in favor of SemGroup, L.P. in the approximate amount of US$33,090,660, as assigned in whole or part by SemGroup, L.P. in favor of SemCanada Crude Company pursuant to that Assignment Agreement dated November 27, 2009, between SemGroup, L.P., SemCanada Crude Company and SemCAMS ULC.

10.	Indebtedness under the promissory note dated on or about November 27, 2009, made by SemCAMS ULC in favor of SemCanada II, L.P. in the approximate amount of US$43,639,036.

[3]	Indirectly-held subsidiaries are not included in this schedule.

Exhibit A-1

to Credit Agreement

FORM OF TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York , 20__

FOR VALUE RECEIVED, SEMGROUP CORPORATION (“Parent”), a corporation organized under the Laws of Delaware, SEMCRUDE, L.P. (“SemCrude”), a limited partnership organized under the Laws of Delaware, SEMSTREAM, L.P. (“SemStream”), a limited partnership organized under the Laws of Delaware, SEMCAMS ULC (“SemCAMS”), an unlimited company organized under the Laws of Nova Scotia, SEMCANADA CRUDE COMPANY (“SemCanada Company”), an unlimited company organized under the laws of Nova Scotia, and SEMGAS, L.P. (“SemGas”, and together with Parent, SemCrude, SemStream, SemCAMS and SemCanada Company, each a “Borrower” and collectively, the “Borrowers”), a limited partnership organized under the Laws of Oklahoma, hereby, jointly and severally, unconditionally promise to pay to the order of              (the “Lender”), at the times specified in the Credit Agreement (referred to below), in lawful money of the United States of America, in immediately available funds, the principal amount of $             (plus any capitalized interest which is paid in kind and added to principal in accordance with the terms of the Credit Agreement).

The undersigned further, jointly and severally, agree to pay interest in like money (or PIK Interest to the extent permitted or required under the Credit Agreement) on the unpaid principal amount hereof from time to time commencing from the Closing Date at the rates per annum and on the dates as provided in the Credit Agreement until paid in full (both before and after judgment).

For the purposes of the Interest Act (Canada), any rate of interest made payable under the terms of this Note at a rate or percentage (the “Contract Rate”) for any period that is less than a consecutive 12 month period, such as a 360 or 365 day basis, (the “Contract Rate Basis”), is equivalent to the yearly rate or percentage of interest determined by multiplying the Contract Rate by a fraction, the numerator of which is the number of days in the consecutive 12 month period commencing on the date such equivalent rate or percentage is being determined and the denominator of which is the number of days in the Contract Rate Basis.

Notwithstanding the foregoing, if any provision of this Note could obligate the undersigned to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which could be prohibited by law or could result in a receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as could not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lender, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which could constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the undersigned shall be entitled, by notice in writing to the Lender, to obtain reimbursement from the Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lender to the undersigned. Any amount or rate of interest referred to in this Note shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Term Loan or other Obligation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date such interest first began to accrue and ending on the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination. If any court of competent jurisdiction determines that adjustments contemplated by this paragraph are required to comply with the Criminal Code (Canada), the Lender has the option of requiring the undersigned to prepay the Term Loans owing to it on such dates as the Lender may require or to extend the Termination Date and revise the repayment amounts so that repayment of the Term Loans owing to it, together with interest, takes place over a longer period of time in compliance with the Criminal Code (Canada).

The holder of this Note is authorized to record on the schedule attached hereto and made a part hereof the amount of the Term Loan owing to the Lender, the date and amount of each payment or prepayment of principal thereof and the date and amount of any PIK Interest added to the principal thereof. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that, failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrowers under this Note or under the Credit Agreement.

This Note is one of the Notes evidencing Term Loans referred to in the Term Loan Credit Agreement, dated as of November 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lender and the other Lenders from time to time parties thereto and Bank of America, N.A., as Administrative Agent and as Collateral Agent, and the Lender is entitled to the benefits thereof, is secured as provided for therein, and is subject to optional and mandatory prepayment in whole or in part as provided therein. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement. The payment of this Note is subject to the terms of the Intercreditor Agreement.

Each Borrower expressly waives diligence, presentment, protest, demand and other notices of any kind, except as required by the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.8 OF THE CREDIT AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SEMGROUP CORPORATION

By:
Name: Title:

SEMCRUDE, L.P.

By:	SemOperating G.P., L.L.C., its General Partner

By:
Name: Title:

SEMSTREAM, L.P.

By:	SemOperating G.P., L.L.C., its General Partner

By:
Name: Title:

SEMCANADA CRUDE COMPANY

By:
Name: Title:

SEMGAS, L.P.

By:	SemOperating G.P., L.L.C., its General Partner

By:
Name: Title:

SEMCAMS ULC

By:
Name: Title:

Schedule A

to Term Note

BALANCE, PIK INTEREST AND REPAYMENTS OF TERM LOAN

Date	Original Amount of Term Loan	PIK Interest Added to Principal	Amount of Principal of Term Loan Repaid	Unpaid Principal Balance of Term Loan	Notation Made By

Exhibit B-1

to Credit Agreement

FORM OF NEW YORK SECURITY AGREEMENT

[Distributed Separately]

Exhibit B-2

to Credit Agreement

FORM OF CANADIAN SECURITY AGREEMENT

[Distributed Separately]

Exhibit C-1

to Credit Agreement

FORM OF NEW YORK PLEDGE AGREEMENT

[Distributed Separately]

Exhibit C-2

to Credit Agreement

FORM OF CANADIAN PLEDGE AGREEMENT

[Distributed Separately]

Exhibit D

to Credit Agreement

FORM OF SECTION 4.11 CERTIFICATE

Reference is hereby made to the Term Loan Credit Agreement dated as of November 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SemGroup Corporation, SemCrude, L.P., SemStream, L.P., SemCAMS ULC, SemCanada Crude Company and SemGas, L.P., as the Borrowers, the Lenders from time to time parties thereto and Bank of America, N.A., as Administrative Agent and as Collateral Agent. All capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement. Pursuant to the provisions of Section 4.11(e) of the Credit Agreement, the Non-Exempt Lender signatory hereto hereby certifies that:

(1) It is a              natural individual person,              treated as a corporation for U.S. federal income tax purposes,              disregarded for federal income tax purposes (in which case a copy of this Certificate is attached in respect of its sole beneficial owner), or              treated as a partnership for U.S. federal income tax purposes. [One must be checked]

(2) It is the beneficial owner of the Note issued to the Non-Exempt Lender signatory hereto.

(3) It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Credit Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

(4) It is not a 10-percent shareholder of any Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

(5) It is not a controlled foreign corporation that is related to any Borrower within the meaning of section 881(c)(3)(C) of the Code.

(6) Amounts received by it pursuant to the Credit Agreement, under the Note and under any Loan Document are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF NON-EXEMPT LENDER]

By:
Name: Title:

Date:                                  , 20__

Exhibit E

to Credit Agreement

FORM OF SECRETARY’S CERTIFICATE

The undersigned, the Secretary of [INSERT LOAN PARTY] (the “Company”), does hereby certify in such capacity, and not individually, as follows pursuant to the Term Loan Credit Agreement , dated as of November 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SemGroup Corporation, SemCrude, L.P., SemStream, L.P., SemCAMS ULC, SemCanada Crude Company and SemGas, L.P., as the Borrowers, the Lenders from time to time parties thereto and Bank of America, N.A., as Administrative Agent and as Collateral Agent, that as of the date hereof:

(1) Certificate of Incorporation/Formation. Attached hereto as “Exhibit A” is a true, correct and complete copy of the [Certificate of Incorporation] of the Company, together with any and all amendments thereto, as on file with the [Secretary of State of the State of [insert jurisdiction]][Registrar of Joint Stock Companies Nova Scotia], and no action has been taken to amend, modify or repeal such [Certificate of Incorporation], the same being in full force and effect in the attached form as of the date hereof.

(2) Bylaws/Governing Agreements. Attached hereto as “Exhibit B” is a true, correct and complete copy of the [By-laws] of the Company, together with any and all amendments thereto, and no action has been taken to amend, modify or repeal such [By-laws], the same being in full force and effect in the attached form as of the date hereof.

(3) Resolutions/Authority. Attached hereto as “Exhibit C” is a true and correct copy of the resolutions that have been duly adopted by the unanimous written consent of the [Board of Directors] of the Company dated [                            ], and such resolutions have not been amended, modified, revoked or rescinded in any respect since their adoption and remain in full force and effect on the date hereof.

(4) Incumbency. “Exhibit D” attached hereto sets forth the names, titles, and specimen signatures of individuals who are duly elected, qualified and acting officers of the Company as of the date hereof, each of whom is authorized to execute and deliver on behalf of the Company the Credit Agreement and the other Credit Documents as more particularly described and defined in the resolutions attached hereto as “Exhibit C”, and any other agreements, documents, certificates or writings in connection therewith which are required of the Company to effect or evidence the Credit Agreement.

(5) Good Standing/Existence. Attached hereto as “Exhibit E” are copies of recently dated certificates issued by the [Secretary of State][Registrar of Joint Stock Companies] or other appropriate authority of each jurisdiction in which the Company was formed or is qualified to do business, such certificates evidencing the good standing and existence of the Company in such jurisdictions.

IN WITNESS WHEREOF, the undersigned has hereunto executed this Secretary’s Certificate as of this              day of             , 20__.

Name: Title: Secretary

The undersigned,                                                          , does hereby certify that [he][she] is the duly elected and presently incumbent                                          of the Company referred to above, and in such capacity does hereby certify to the Administrative Agent that                                               is the duly elected and presently incumbent Secretary of the Company.

Name: Title:

Exhibit A

[Certificate of Incorporation]

and all amendments thereto

Exhibit B

[By-laws]

Exhibit C

[Resolutions]

Exhibit D

Incumbency

Name	Office	Date	Signature

Exhibit E

Good Standing Certificates

Exhibit F

to Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor: __________________________________

2.	Assignee: __________________________________ [indicate [Affiliate] [Approved Fund] of [identify Lender]][1]

3.	Borrower(s): SemGroup Corporation, SemCrude, L.P., SemStream, L.P., SemCAMS ULC, SemCanada Crude Company and SemGas, L.P.

4.	Administrative Agent: Bank of America, N.A., as administrative agent under the Credit Agreement.

5.	Credit Agreement: The Term Loan Credit Agreement, dated as of November 30, 2009, among SemGroup Corporation, SemCrude, L.P., SemStream, L.P., SemCAMS ULC, SemCanada Crude Company and SemGas, L.P., as the Borrowers, the Lenders from time to time parties thereto and Bank of America, N.A., as Administrative Agent and as Collateral Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Term Loans for all Lenders		Amount of Term Loans Assigned		Percentage Assigned of Term Loans[2]		CUSIP Number
Term Loan	$	_____________	$	_____________	__________	%

Effective Date:                      , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Select as applicable.
[2]	Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name: Title:

Consented to and Accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name: Title:

[Consented to: SEMGROUP CORPORATION [IF APPLICABLE], as Borrowers’ Agent

By:
Name: Title:]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

1. Representations and Warranties.

(a) Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto (herein collectively, the “Loan Documents”), other than this Assignment or any collateral thereunder, (iii) the financial condition of any of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

(b) Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements to be an assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, independently and without reliance upon the Administrative Agent or any other Lender and (v) if it is a not a United States person, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or electronic transmission (in pdf. format) shall be effective as delivery of a manually executed counterpart of this Assignment. THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Exhibit G

to Credit Agreement

[RESERVED]

Exhibit H

to Credit Agreement

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

INTERCOMPANY SUBORDINATION AGREEMENT, dated as of                      (as amended, supplemented or otherwise modified from time to time, this “Subordination Agreement”), by and among SEMGROUP CORPORATION, a Delaware corporation (the “Company” and, together with each other Loan Party (as defined in the Credit Agreement referred to below) listed on the signature pages hereof or which becomes a party hereto, each an “Obligor” and, collectively, the “Obligors”) and BANK OF AMERICA, N.A., as administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) under the Credit Agreement (as hereinafter defined).

RECITALS

WHEREAS, in connection with the Plan of Reorganization (as defined in the Credit Agreement referred to below) and pursuant to the Term Loan Credit Agreement, dated as of November 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SemGroup Corporation, SemCrude, L.P., SemStream, L.P., SemCAMS ULC, SemCanada Crude Company and SemGas, L.P., as borrowers (the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”) and Bank of America, N.A., as the Administrative Agent and as the Collateral Agent, each Lender shall receive a share of secured term loans deemed to have been made to the Borrowers on the Closing Date in the original aggregate principal amount of $300,000,000 having the terms set forth in the Credit Agreement;

WHEREAS, each Obligor has made or may make from time to time certain loans, advances or other extensions of credit to one or more of the other Obligors; and

WHEREAS, it is a covenant under Section 8.2(b)(i) of the Credit Agreement that each Obligor enters into this Subordination Agreement with the Administrative Agent in respect of all amounts from time to time owing to such Obligor (including any interest thereon) from any other Obligor.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein which are defined in, or by reference in, the Credit Agreement shall have the meanings specified therein. In addition, as used in this Subordination Agreement, the following terms have the following meanings:

“Payment in Full of the Senior Obligations”: the indefeasible payment in full in cash of all amounts due or to become due (whether or not all or any of the Senior Obligations have been declared due and payable prior to the date on which such Senior Obligations would otherwise have become due and payable) on or in respect of all Senior Obligations.

“Senior Obligations”: the collective reference to the unpaid principal of and interest on the Loans and interest thereon and all other Obligations (for the avoidance of doubt, including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Borrowers, whether or not a claim for post filing or post petition interest is allowed in such proceeding) of the Obligors to the Lenders, the Cash Management Banks and the Agents (collectively, the “Lender Parties”).

“Subordinated Obligations”: with respect to any Obligor, any and all amounts from time to time owing to such Obligor (including any interest thereon) from any other Obligor other than any and all amounts owing from SemCAMS ULC pursuant to each of the promissory notes evidencing obligations constituting Excluded Canadian Plan Assets (as defined in the Canadian Security Agreement) attached hereto as Exhibit A as in effect on the date hereof (as amended through the date hereof, and as may be further amended in accordance with Section 5(f) hereof, the “SemCAMS Notes”).

“Subordination Event”: the Senior Obligations becoming due and payable in full, whether upon maturity, acceleration or otherwise.

2. Subordination. (a) Each Obligor agrees that the Subordinated Obligations shall be Subordinate and Junior in Right of Payment to all Senior Obligations.

(b) As used in this Subordination Agreement the term “Subordinate and Junior in Right of Payment” shall mean that:

(i) no part of the Subordinated Obligations shall have any claim to the assets of any Obligor on a parity with or prior to the claim of the Senior Obligations, and payment of all of the Subordinated Obligations is and shall be subject, subordinate and deemed junior in right of payment to the prior Payment in Full of the Senior Obligations;

(ii) upon the occurrence and during the continuance of an Event of Default, and following receipt by the Borrowers’ Agent of a written notice from the Administrative Agent prohibiting the following,

(A) no Obligor will take, demand or receive from any other Obligor and no Obligor will make, give or permit, directly or indirectly, by set off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Subordinated Obligations unless otherwise permitted by the Credit Agreement or consented to in writing by the Administrative Agent, and

(B) no Obligor will accelerate for any reason the scheduled maturities of any Subordinated Obligations unless permitted in writing by the Administrative Agent;

provided, however, that, upon the occurrence and during the continuance of an Event of Default, no payments permitted pursuant to clause (A) above shall be made into any Deposit Account, Securities Account or Commodity Account of any Loan Party that is not a Controlled Account (in each case as defined in the New York Security Agreement); provided further that, so long as no Event of Default has occurred and is continuing, each Obligor may make any payments of interest on and principal of the Subordinated Obligations, including, without limitation, any payments on Subordinated Obligations consisting of customary revolving intercompany payables consistent with past practice; and

(iii) in the event of any Subordination Event, any payment or distribution of any kind or character, whether in cash, property or securities which, but for the subordination provisions of this Subordination Agreement, and subject to the proviso in the preceding subsection (ii) would otherwise be payable or deliverable upon or in respect of the Subordinated Obligations, shall instead be paid over or delivered to the Administrative Agent for application on account of the Senior Obligations, and no Obligor shall receive any such payment or distribution or any benefit therefrom.

(c) Upon the occurrence of a Subordination Event arising pursuant to Section 9.1(g) of the Credit Agreement, (i) if any Obligor shall have failed to file claims or proofs of claim with respect to the Subordinated Obligations earlier than thirty (30) days prior to the deadline for any such filing, such Obligor shall execute and deliver to the Administrative Agent such powers of attorney, assignments or other instruments as the Administrative Agent may reasonably request to file such claims or proofs of claim and (ii) unless each Lender shall otherwise agree in writing, until the Payment in Full of the Senior Obligations, no Obligor shall be entitled to receive any payment on account of principal of (or premium, if any) or interest on or other amounts payable in respect of the Subordinated Obligations, and to that end, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of Subordinated Obligations in any such case, proceeding, receivership, dissolution, liquidation or other winding up proceeding (such proceedings, collectively, “Insolvency Proceedings”) shall instead be paid or delivered to the Administrative Agent for application to the Senior Obligations that are due and payable until the Payment in Full of the Senior Obligations shall have first occurred.

(d) If any Insolvency Proceeding is commenced by or against any Obligor:

(i) the Administrative Agent and each other Lender Party is hereby irrevocably authorized and empowered (in its own name or in the name of the applicable Obligor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Obligations above and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Obligations or enforcing any security interest or other lien securing payment of the Subordinated Obligations) as such Lender Party may deem necessary or advisable for the exercise or enforcement of any of the such Lender Party’s rights or interests hereunder; and

(ii) each Obligor shall duly and promptly take such action as the Administrative Agent or any other Lender Party may request in its good faith business judgment (A) to collect the Subordinated Obligations for the account of the Lender Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Obligations, (B) to execute and deliver to the Lender Parties such powers of attorney, assignments, or other instruments as such Lender Parties may request in order to enable them to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Obligations and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Obligations.

(e) Should any payment or distribution or security, or the proceeds of any thereof, be collected or received by any Obligor in respect of Subordinated Obligations, and such collection or receipt is not expressly permitted hereunder prior to the payment in full of the Senior Obligations, such Obligor will, forthwith deliver the same to the Administrative Agent, to the extent practicable in precisely the form received (except for the endorsement or the assignment of the holder thereof where necessary) and, until so delivered, the same shall be held in trust by such Obligor as the property of the Lender Parties.

(f) Each Obligor waives any right that it may have to be subrogated to the rights of the Lender Parties to receive payments or distributions of assets of any other Obligor made on the Senior Obligations or to otherwise seek reimbursement, indemnity or contribution or payment of any kind from any other Obligor in respect of amounts paid to the Lender Parties in lieu of such Obligor by operation of this Subordination Agreement, until such time as the Senior Obligations have been indefeasibly paid in full in cash.

(g) Each Obligor hereby waives any and all notices of renewal, extension or accrual or increase of any of the Senior Obligations, present or future, and agrees and consents that without notice to or assent by such Obligor:

(i) the obligations and liabilities of any other Obligor or any other party or parties for or upon the Senior Obligations (and/or any promissory note(s), security document or guaranty evidencing or securing any of the same) may, from time to time, in whole or in part, be renewed, extended, modified, amended, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released or increased;

(ii) the Administrative Agent and each other Lender Party may exercise or refrain from exercising any right, remedy or power granted by the Credit Agreement, any other Loan Document or any other document creating, evidencing or otherwise related to any of the Senior Obligations or at law, in equity, or otherwise, with respect to any of the Senior Obligations or any collateral security or lien (legal or equitable) held, given or intended to be given therefor (including, without limitation, the right to perfect any lien or security interest created in connection therewith); and

(iii) any and all Collateral or other collateral security and/or Liens (legal or equitable) at any time, present or future, held, given or intended to be given for any of the Senior Obligations, and any rights or remedies of any Lender Party in respect thereof may, from time to time, in whole or in part, be exchanged, sold, surrendered, released, modified, waived or extended by such Lender Party;

in each case, as the Administrative Agent or any other Lender Party may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination to the Senior Obligations provided for herein.

(h) Each Obligor acknowledges and agrees that the Administrative Agent and each other Lender Party has relied upon and will continue to rely upon the subordination provided for herein in entering into the Credit Agreement.

3. Representations and Warranties. Each Obligor hereby represents and warrants that, as of the date hereof, such Obligor has no material claims against any other Obligor arising out of breach of contract or tort or otherwise.

4. Transfers of Subordinated Obligations. Each Obligor agrees that it will not assign, transfer, sell or otherwise dispose of its right, title and interest in any Subordinated Obligation to any other Person, other than an Affiliate or a Subsidiary, which transferee shall agree to the terms of this Subordination Agreement.

5. Miscellaneous. (a) No failure to exercise, and no delay in exercising, on the part of the holders, assignees and beneficiaries from time to time of the Senior Obligations, any right, power or privilege under this Subordination Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Subordination Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Administrative Agent shall not be prejudiced in its right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of any Obligor. The rights and remedies provided in this Subordination Agreement and in the other Loan Documents and in all other agreements, instruments and documents referred to in any of the foregoing are cumulative and shall not be exclusive of any rights or remedies provided by law.

(b) Each Obligor agrees to execute and deliver such further documents and to do such other acts and things as the Administrative Agent may reasonably request in order to fully effect the purposes of this Subordination Agreement.

(c) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) in the case of delivery by hand, when received, (ii) in the case of delivery by mail, when received, or (iii) in the case of delivery by facsimile transmission, when sent, and receipt has been electronically confirmed, (1) to any Obligor, as set forth below its name on the signature pages hereof, and (2) to the Administrative Agent, at its address specified in Section 11.3 of the Credit Agreement.

(d) Each Obligor agrees to give the Administrative Agent prompt notice of any default by any other Obligor in respect of the Subordinated Obligations.

(e) Each Obligor will cause each note and instrument (if any) evidencing the Subordinated Obligations to be endorsed with the following legend:

“The indebtedness evidenced by this instrument is subordinated to the prior indefeasible payment in full in cash of the Senior Obligations (as defined in the Intercompany Subordination Agreement dated as of              by and among the [Payor][Borrower], the [Payee][Lender], certain of their affiliates and Bank of America, N.A., as Administrative Agent, regarding subordination) pursuant to, and to the extent provided in, such Intercompany Subordination Agreement.”

(f) Each Obligor agrees that neither the SemCAMS Notes nor any of the obligations under the SemCAMS Notes shall be amended or otherwise modified (other than any amendments or other modifications expressly permitted by the terms of the SemCAMS Notes or the applicable Canadian Plan of Reorganization (in each case, other than the amendment provisions thereof)) without the prior written consent of the Required Lenders, and any such amendment or modification thereof shall not be effective without the prior written consent of the Required Lenders.

(g) Each Obligor hereby agrees to mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Subordination Agreement and will, in the case of any Subordinated Obligations not evidenced by any note or instrument, following the occurrence and continuation of an Event of Default, upon the Administrative Agent’s request, cause such Subordinated Obligations to be evidenced by an appropriate note or instrument or instruments endorsed with the above legend. Each Obligor will at its expense and at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Administrative Agent may request in its good faith business judgment to protect any right or interest granted or purported to be granted hereunder or to enable the Lender to exercise and enforce their rights and remedies hereunder.

(h) THIS SUBORDINATION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE LENDER PARTIES AND EACH OBLIGOR UNDER THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. This

Subordination Agreement shall be binding upon the Administrative Agent, each Obligor and their respective successors, transferees and assigns and shall inure to the benefit of the Administrative Agent, the other Lender Parties, each Obligor and their respective successors, transferees and assigns; provided, that no Obligor may assign its rights or obligations hereunder without the prior written consent of the Administrative Agent.

(i) The subordination provisions contained herein are for the benefit of the Administrative Agent, the other Lender Parties and their respective successors and assigns as holders from time to time of Senior Obligations and may not be rescinded or canceled or modified in any way, nor, unless otherwise expressly provided for herein, may any provision of this Subordination Agreement be waived or changed without the express prior written consent thereto of the Required Lenders. Subject to the preceding sentence, this Subordination Agreement may be amended or modified only by an instrument in writing signed by the parties hereto.

(j) This Subordination Agreement may be executed by one or more of the parties to this Subordination Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Subordination Agreement to be duly executed and delivered as of the day and year first above written.

[INSERT NAME OF OBLIGOR]

By:
Name: Title:

[INSERT NAME OF OBLIGOR]

By:
Name: Title:

Address for Notices: c/o SemGroup Corporation 6120 South Yale, Suite 700 Tulsa, OK 74146 Telephone: Fax:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name: Title:

Exhibit A

to Exhibit H to Credit Agreement

SEMCAMS NOTES

Exhibit I

to Credit Agreement

[RESERVED]

Exhibit J-1

to Credit Agreement

FORM OF OPINION OF NEW YORK COUNSEL

[Distributed Separately]

Exhibit J-2

to Credit Agreement

FORM OF OPINION OF OKLAHOMA COUNSEL

[Distributed Separately]

Exhibit J-3

to Credit Agreement

FORM OF OPINION OF NOVA SCOTIA COUNSEL

[Distributed Separately]

Exhibit J-4

to Credit Agreement

FORM OF OPINION OF BRITISH COLUMBIA COUNSEL

[Distributed Separately]

Exhibit J-5

to Credit Agreement

FORM OF OPINION OF ALBERTA COUNSEL

[Distributed Separately]

Exhibit J-6

to Credit Agreement

FORM OF OPINION OF SASKATCHEWAN COUNSEL

[Distributed Separately]

Exhibit J-7

to Credit Agreement

FORM OF OPINION OF ONTARIO COUNSEL

[Distributed Separately]

Exhibit J-8

to Credit Agreement

FORM OF OPINION OF MANITOBA COUNSEL

[Distributed Separately]

Exhibit K

to Credit Agreement

FORM OF CASH COLLATERAL

DOCUMENTATION FOR REINVESTMENT PROCEEDS

FOR VALUE RECEIVED, the undersigned, [SEMGROUP CORPORATION][SEMCRUDE, L.P.][SEMSTREAM, L.P.][SEMCANADA CRUDE COMPANY][SEMGAS, L.P.][SEMCAMS ULC] (the “Company”) hereby assigns, transfers and pledges to BANK OF AMERICA, N.A., as collateral agent for the benefit of the Secured Parties (the “Collateral Agent”) under the Term Loan Credit Agreement dated as of November 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement), among SemGroup Corporation, SemCrude, L.P., SemStream, L.P., SemCAMS ULC, SemCanada Crude Company and SemGas, L.P., as borrowers (the “Borrowers”), the Lenders from time to time parties thereto and Bank of America, N.A., as Administrative Agent and as Collateral Agent, and grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in, all of the Company’s right, title and interest in and to the following accounts maintained by the Collateral Agent (the “Accounts”):

[____________________]	[____________________]	[____________________]
[____________________]	[____________________]	[____________________]

or such other number as may be subsequently assigned or maintained by the undersigned with the Collateral Agent, together with any subaccounts relating thereto and together with all monies or proceeds due or to become due thereunder or deposited therein, any and all additional or renewed deposit of said monies or proceeds, any and all property of whatever kind and nature in the account or in which such monies or proceeds may be invested, and all sums due or to become due on, or with respect to, such account by way of interest, dividend, bonus, redemption or otherwise and the proceeds of all of the foregoing (all hereinafter collectively known as the “Collateral”).

This assignment, pledge, transfer and security interest is given and made to the Collateral Agent by the Company as collateral security for the Obligations.

The Company represents, warrants and covenants that: (i) the Collateral is not subject to any other security interest, except in favor of the Collateral Agent and as permitted under the Credit Agreement; and (ii) the Company shall not, at any time during which any Obligations are outstanding, assign, pledge or grant a security interest in any of the Collateral, except as permitted under the Credit Agreement.

The Company further represents and warrants that (a) it is the legal owner of the Collateral, subject to this agreement and Liens permitted under the Credit Agreement; (b) it has full power, authority and legal right to pledge and grant the security interests in and liens upon the Collateral; (c) this agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (d) no consent of any other person (including, without limitation, its stockholders or creditors) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, domestic or foreign, is required to be obtained by it in connection with the execution, delivery and performance of this agreement, other than as set forth in Section 5.4 of the Credit

Agreement; and (e) the execution, delivery or performance of this agreement (i) will not violate any Requirement of Law, including any rules or regulations promulgated by the FERC, in each case to the extent applicable to or binding upon the Company, except where such violation could not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 5.4 of the Credit Agreement and (ii) will not result in, or require, the creation or imposition of any Lien on any of its respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than as created hereunder and Liens permitted by the Credit Agreement).

The Company hereby irrevocably authorizes and empowers the Collateral Agent at any time, and from time to time, after the occurrence and during the continuance of any Event of Default and subject to the Intercreditor Agreement, either in its own name or in the name of the undersigned: (i) to apply, demand, set-off, collect and receive payment of any and all monies, property or proceeds due or to become due in respect of the Collateral; (ii) to execute any and all instruments required for the application, withdrawal or repayment of the same, or any part thereof; (iii) to insert in any instrument for the application or withdrawal of funds signed by the undersigned, the date and amount due under the Collateral or any part thereof and to complete such instrument in any respect; and (iv) to have dominion and control over the Collateral in all respects and to deal with the Collateral as the sole holder thereof, and the undersigned hereby irrevocably constitutes and appoints the Collateral Agent as its attorney-in-fact to do any and all of the aforesaid. The rights of the Collateral Agent hereunder are in addition to the rights of the Collateral Agent under any other security or similar agreement.

The Company will, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, including, without limitation, the execution and filing of financing statements and amendments to financing statements under the Uniform Commercial Code that the Collateral Agent may from time to time reasonably deem necessary or desirable in order to create, perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to enforce its rights and remedies hereunder with respect to any Collateral. The Collateral Agent may, at its discretion and without the undersigned’s signature where permitted by applicable law, file one or more financing statements and amendments to financing statements under the Uniform Commercial Code naming the undersigned as debtor and the Collateral Agent as secured party and indicating therein the types or describing the items of Collateral herein specified; provided, however that, the Collateral Agent shall, if practical under the circumstances, provide to the Company three (3) Business Days prior written notice of the right to review any such filings and the Collateral Agent shall provide the Company with copies of such filings.

So long as no Default or Event of Default shall have occurred and be continuing, and upon its receipt of an Officer’s Certificate in the form of Exhibit A hereto, the Collateral Agent shall release to the Company any cash from time to time held in the Accounts as requested by the Borrowers’ Agent pursuant to a Reinvestment Notice, and upon the indefeasible payment in full in cash of all Obligations, the Collateral Agent shall release all cash held in the Accounts and delivery of such cash shall discharge in full the Collateral Agent’s obligations to the Company with respect to release and return of such Collateral.

The Company agrees to indemnify the Collateral Agent for any costs and expenses, including, without limitation, reasonable counsel’s fees and disbursements, which the Collateral Agent may incur in connection with any enforcement of its security interest, liens and other rights hereunder.

No delay on the Collateral Agent’s part in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. The rights, remedies and benefits herein expressly specified are cumulative and not exclusive of any rights, remedies or benefits that the Collateral Agent may otherwise have. This agreement shall be binding upon the assigns and successors of the Company (except that the Company may not assign this agreement without the Collateral Agent’s prior written consent) and shall constitute a continuing agreement, applying to all future as well as existing transactions in connection with the Credit Agreement or any Obligations, whether or not of the character contemplated as of the date of this agreement.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. BY ITS EXECUTION HEREOF, THE COMPANY HEREBY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, NEW YORK AND CONSENTS TO THE SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY THE COLLATERAL AGENT BY MEANS OF REGISTERED MAIL TO THE ADDRESS OF THE UNDERSIGNED SET FORTH IN SECTION 11.3 OF THE CREDIT AGREEMENT. NOTHING HEREIN, HOWEVER, SHALL PREVENT SERVICE OF PROCESS BY ANY OTHER MEANS RECOGNIZED AS VALID BY LAW. NONE OF THE TERMS HEREOF MAY BE WAIVED, ALTERED OR AMENDED EXCEPT BY A WRITING DULY SIGNED BY THE COMPANY. IF ANY TERMS HEREOF SHALL BE HELD TO BE INVALID, ILLEGAL OR UNENFORCEABLE, THE VALIDITY OF ALL OTHER TERMS SHALL IN NO WAY BE AFFECTED THEREBY.

THE COMPANY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT.

Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to this Agreement securing the Obligations, and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of the Intercreditor and Subordination Agreement, dated as of November 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor and Subordination Agreement”), among BNP Paribas, as Senior Agent, Bank of America, N.A., as Junior Agent, and the Grantors (as defined therein) from time to time party thereto and other persons party or that may become party thereto from time to time. If there is a conflict between the terms of the Intercreditor and Subordination Agreement and this Agreement, the terms of the Intercreditor and Subordination Agreement will control.

IN WITNESS WHEREOF, the Company has caused this agreement to be executed this              day of                     ,             .

[ ]

By:
Name: Title:

ACKNOWLEDGED AND AGREED:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name: Title:

Exhibit A

to Exhibit K to Credit Agreement

FORM OF OFFICER’S CERTIFICATE

The undersigned, solely in his/her capacity as a Responsible Person of the Borrowers’ Agent and not in his/her individual capacity, hereby certifies that he is a Responsible Person of [SEMGROUP CORPORATION][SEMCRUDE, L.P.][SEMSTREAM, L.P.][SEMCANADA CRUDE COMPANY][SEMGAS, L.P.][SEMCAMS ULC] (the “Company”), and this Officer’s Certificate is being delivered on behalf of the Company pursuant to that certain Cash Collateral Documentation for Reinvestment Proceeds, dated as of                      , 20     (the “Cash Collateral Documentation”), delivered by the Company to BANK OF AMERICA, N.A., as collateral agent (the “Collateral Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Cash Collateral Documentation. The undersigned further certifies as follows:

(i)	the representations and warranties contained in Section 5 of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of such date;

(ii)	no Default or Event of Default exists as of the date hereof; and

(iii)	the Collateral will be applied by the Company (A) as described on Schedule I hereto and (B) to replace, repair or upgrade the assets giving rise to the Asset Sale or Recovery Event pursuant to which the Company received the Collateral.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Officer’s Certificate as of the date and year first above written.

[ ]

By:
Name: Title:

Schedule I

APPLICATION OF COLLATERAL

Exhibit L-1

to Credit Agreement

FORM OF U.S. MORTGAGE AND SECURITY AGREEMENT

[Distributed Separately]

Exhibit L-2

to Credit Agreement

FORM OF CANADIAN DEBENTURE

[Distributed Separately]

Exhibit M

to Credit Agreement

TERMS OF SUBORDINATED INDEBTEDNESS

Unless otherwise agreed by the Administrative Agent, any agreement governing Subordinated Indebtedness issued to any Person other than a Loan Party shall comply with the following terms:

•

All Subordinated Indebtedness to be issued from and after the Closing Date shall be subordinate to the Obligations, and to any extension, modification, renewal, refinancing, substitution, or increase of the Obligations (“Refinancing Obligations”; collectively, the Obligations and Refinancing Obligations, the “Senior Obligations”), and shall have a stated maturity date not earlier than one year following the Termination Date.

•

Upon and during the continuance of any Event of Default under Section 9.1(a) of the Credit Agreement, or in any similar provision of any documents for any Refinancing Obligations (a “Payment Default”):

(a)	no Loan Party or Restricted Subsidiary (a “Payor”) shall make any payments in respect of the Subordinated Indebtedness, and

(b)	holders of such Subordinated Indebtedness may not receive or demand any such payments or any distributions of assets of the Payor.

•

From the date the holders of the Subordinated Indebtedness receive a Stop Payment Notice regarding an Event of Default under Section 9 of the Credit Agreement (other than Section 9.1(a)) (or similar provision of any documents for any Refinancing Obligations) (a “Non-Payment Default” and, together with any Payment Default, an “Event of Default”):

(a)	no Payor will make payments on any Subordinated Indebtedness, and

(b)	the holders of such Subordinated Indebtedness may not receive payments on such Subordinated Indebtedness or any distributions of assets of the Payor;

unless the Non-Payment Default is remedied.

•	“Stop Payment Notice” is a notice to suspend Subordinated Indebtedness payments because of an Event of Default.

•

In any bankruptcy or similar proceeding (“Insolvency Proceeding”), the Senior Obligations must be paid in full before the holders of the Subordinated Indebtedness may receive any payment or any distributions of assets.

•	The holders of the Subordinated Indebtedness must send to the Administrative Agent, within one Business Day of sending to the Payor, any notice of default under the Subordinated Indebtedness.

•	During the continuance of a Payment Default, the holders of the Subordinated Indebtedness:

(a)	may not exercise any rights in connection with a default or toward collection of the Subordinated Indebtedness under the Subordinated Indebtedness documents or applicable law, and

(b)	are prohibited from participating in any Insolvency Proceeding with respect to the Payor (other than an Insolvency Proceeding commenced by the Administrative Agent); provided, that the holders of the Subordinated Indebtedness may accelerate the Subordinated Indebtedness upon the acceleration of the Senior Obligations.

•	The holders of the Subordinated Indebtedness must give the Administrative Agent ten Business Days notice before exercising any rights.

•	Until the Senior Obligations are paid in full, if any Insolvency Proceeding is commenced by or against the Payor:

(a)	the Administrative Agent will be authorized to collect payments owed and take any enforcement action under the documents governing the Subordinated Indebtedness or applicable law; and

(b)	the holders of the Subordinated Indebtedness will take reasonable action requested by the Administrative Agent in connection with actions set forth in paragraph (a) above.

•

The holders of the Subordinated Indebtedness must agree to hold in trust and turn over to the Administrative Agent any payment or distribution received by them contrary to the subordination terms of the Subordinated Indebtedness.

•

Payments to the holders of the Senior Obligations which are subsequently invalidated shall be deemed reinstated for purposes of the subordination terms of the Subordinated Indebtedness as if such payments had not been made.

•	The Administrative Agent may seek specific performance of the subordination provisions of the Subordinated Indebtedness.

•	The holders of the Subordinated Indebtedness must waive any defense to a demand for specific performance based on the adequacy of a remedy at law.

•

The holders of the Subordinated Indebtedness will not modify the terms of the Subordinated Indebtedness in a manner that could adversely affect the rights of the Administrative Agent, any Lender or any other Secured Party under the Loan Documents or any other documents evidencing any Senior Obligations. The terms of the Senior Obligations may be amended and modified without the consent of the holders of the Subordinated Indebtedness.

•	The holders of the Subordinated Indebtedness must be prohibited from exercising any right of subrogation with respect to any payment or distribution made to any of the Secured Parties.

•

Until the Senior Obligations are paid in full, the holders of such Subordinated Indebtedness shall not accelerate the Subordinated Indebtedness, make any set-off in respect of the Subordinated Indebtedness, sue or participate in any suit, action or proceeding to enforce payment or collection of the Subordinated Indebtedness or to enforce any redemption or mandatory prepayment obligation, or to commence any judicial enforcement of rights and remedies under any credit agreement, promissory note, security document, guaranty or any other similar document related to the Subordinated

Indebtedness, or to take any action under the UCC or other law to enforce, foreclose upon or take possession of any property or assets of any of the Grantors (as defined in the Security Agreement); except that the Subordinated Indebtedness may be accelerated upon:

(a)	the acceleration of the Senior Obligations;

(b)	upon the occurrence of an Insolvency Proceeding; and

(c)	the passage of 180 days after the date of a notice by the holders of such Subordinated Indebtedness to the Administrative Agent that an event of default under any credit agreement, promissory note, security document, guaranty or any other similar document related to the Subordinated Indebtedness has occurred and has not been cured or waived, and that the holders of such Subordinated Indebtedness intend to accelerate.

Exhibit N

to Credit Agreement

[RESERVED]

Exhibit O

to Credit Agreement

FORM OF GUARANTEE

[Distributed Separately]

Exhibit P

to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

                     , 20

This Compliance Certificate is delivered pursuant to Section 7.2(b) of the Term Loan Credit Agreement, dated as of November 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SEMGROUP CORPORATION (the “Borrowers’ Agent”), a corporation organized under the Laws of Delaware, SEMCRUDE, L.P. (“SemCrude”), a limited partnership organized under the Laws of Delaware, SEMSTREAM, L.P. (“SemStream”), a limited partnership organized under the Laws of Delaware, SEMCAMS ULC (“SemCAMS”), an unlimited company organized under the Laws of Nova Scotia, SEMCANADA CRUDE COMPANY (“SemCanada Company”), an unlimited company organized under the laws of Nova Scotia, SEMGAS, L.P. (“SemGas” and, together with SemCrude, SemStream, SemCAMS, SemCanada Company and the Borrowers’ Agent, each a “Borrower” and, collectively, the “Borrowers”), a limited partnership organized under the laws of Oklahoma, the Lenders from time to time parties thereto and BANK OF AMERICA, N.A., as the Administrative Agent and as the Collateral Agent. Terms defined in the Credit Agreement are used herein as therein defined.

The undersigned, solely in his/her capacity as a Responsible Person of the Borrowers’ Agent and not in his/her individual capacity, hereby certifies to the Administrative Agent and the Lenders as follows:

1. I am the Chief Financial Officer of the Borrowers’ Agent.

2. To the best of my knowledge during the accounting period covered by the financial statements attached hereto as Attachment 1, each Loan Party has observed or performed all of its covenants and other agreements and satisfied every condition contained in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by it, and I have obtained no knowledge of any Default or Event of Default, in each case except as disclosed on Schedule 1 hereto.

3. Attached hereto as Attachment 2 are the computations showing compliance with the financial covenants set forth in Section 8.1 of the Credit Agreement.

4. The representations and warranties contained in Section 5 of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date hereof, as though made on and as of such date.

5. No Default or Event of Default exists as of the date hereof.

6. The following information is true and correct in all material respects as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth above.

By:
Name: Title:

Attachment 1

Financial Statements

Exhibit Q

to Credit Agreement

[RESERVED]

Exhibit R

to Credit Agreement

FORM OF PERFECTION CERTIFICATE

[Distributed Separately]

Exhibit S

to Credit Agreement

[RESERVED]

Exhibit T

to Credit Agreement

FORM OF BORROWER’S CERTIFICATE

                     , 20

Each of the undersigned hereby, solely in his/her capacity as a Responsible Person and not in his/her individual capacity, certifies that he/she is a Responsible Person of the Borrower indicated under his signature, and this Borrower’s Certificate is being delivered on behalf of each Borrower pursuant to Section 6.1(m) of that certain Term Loan Credit Agreement, dated as of November 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders from time to time parties thereto and Bank of America, N.A., as the Administrative Agent and as the Collateral Agent. Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement. Each of the undersigned further certifies as follows:

(i)	The representations and warranties contained in Section 5 of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of such date;

(ii)	No Default or Event of Default exists as of the date hereof; and

(iii)	Attached as Exhibit A hereto is a list of all consents, authorizations and filings required under Section 5.4 of the Credit Agreement, all of which are in full force and effect as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Borrower’s Certificate as of the date and year first above written.

By:
Name: Title: Borrower: SemCrude, L.P.

By:
Name: Title: Borrower: SemStream, L.P.

By:
Name: Title: Borrower: SemCAMS ULC

By:
Name: Title: Borrower: SemCanada Crude Company

By:
Name: Title: Borrower: SemGas, L.P

By:
Name: Title: Borrower: SemGroup Corporation

Exhibit A

to Exhibit T

CONSENTS, AUTHORIZATIONS AND FILINGS

Exhibit U

to Credit Agreement

FORM OF INTERCREDITOR AGREEMENT

[Distributed Separately]

Annex I

to Credit Agreement

[RESERVED]

Annex II

to Credit Agreement

[RESERVED]

Annex III to

Credit Agreement

FORM OF NOTICE OF PREPAYMENT

[Date]

Bank of America, N.A., as Administrative Agent

901 Main Street

Dallas, Texas 75202-3714

Attention: Jack Woodiel

Re:	Prepayment of Loans

Ladies and Gentlemen:

This Notice of Prepayment is delivered to you pursuant to Section 4.6 of the Term Loan Credit Agreement, dated as of November 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SemGroup Corporation (“Parent”), SemCrude, L.P. (“SemCrude”), SemStream, L.P. (“SemStream”), SemCAMS ULC (“SemCAMS”), SemCanada Crude Company (“SemCanada Company”), SemGas, L.P. (“SemGas” and, together with SemCrude, SemStream, SemCAMS, SemCanada Company and Parent, the “Borrowers”, and each a “Borrower”), the lenders from time to time parties thereto and Bank of America, N.A., as the Administrative Agent and as the Collateral Agent. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrowers’ Agent on behalf of the Borrowers hereby notifies the Administrative Agent that the Borrowers shall prepay the Loans, on                     , 20    , in the aggregate principal amount of $[                    ].

[Signature page follows]

The Borrowers’ Agent has caused this Notice of Prepayment to be executed and delivered by its duly authorized officer this      day of                     , 20    .

SEMGROUP CORPORATION, As Borrowers’ Agent

By:
Name: Title: